Filed Pursuant to Rule 424(b)(3)
Registration No. 333-182211
PROSPECTUS
157,847,060 Shares of Common Stock

This prospectus relates to the sale of up to 157,847,060 shares of our common stock, comprised of (i) 156,847,060 shares of common stock and (ii) 1,000,000 shares of common stock issuable upon the exercise of outstanding five-year common stock purchase warrants exercisable at $0.30 per share (the “Warrants”).   The market for the common stock is limited, sporadic and volatile.  Our common stock is listed for quotation on the OTCQB published by OTC Markets Group, Inc. under the symbol “GLFE.”  The closing bid price of our common stock June 26, 2012 was $0.08 per share.

The selling stockholders will offer their shares at a price of $0.08 per share until such time as the Company's common stock is listed on a national securities exchange after which time such selling stockholders may sell their shares at prevailing market or privately negotiated prices, in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale. The selling stockholders will receive all proceeds from the sale of the common stock. We will, however, receive the sale price of any common stock we sell to the selling stockholder upon exercise of the Warrants. We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. You should read this prospectus in its entirety and carefully consider the risk factors beginning on page 6 of this prospectus and the financial data and related notes incorporated by reference before deciding to invest in the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus July 12, 2012

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	6
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	17
USE OF PROCEEDS	18
SELLING SECURITY HOLDERS	19
PLAN OF DISTRIBUTION	23
DESCRIPTION OF SECURITIES TO BE REGISTERED AND OUR CAPITAL STOCK	25
BUSINESS	27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	34
DETERMINATION OF OFFERING PRICE	39
MARKET PRICE INFORMATION AND DIVIDEND POLICY	40
MANAGEMENT	41
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	48
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	50
EXPERTS	50
LEGAL MATTERS	50
WHERE YOU CAN FIND MORE INFORMATION	50
INDEX TO FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.  This prospectus will be updated as required by law.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.  In this prospectus, unless the context requires otherwise, references to the “Company,” “we,” “our” or “us” refer to Gulf United Energy, Inc.

GULF UNITED ENERGY, INC.

We are an international, development-stage oil and gas exploration company.  We have initially concentrated our efforts in Colombia and Peru, where we believe we have acquired attractive oil and gas interests.  Our strategy is to develop a portfolio of non-operated oil and gas assets, primarily focused in South America, by balancing an inventory of near-term drilling projects with oil and gas development activities requiring extended lead times.

Our asset portfolio includes participation in two hydrocarbon exploration blocks operated by SK Innovation Co, Ltd. (formerly SK Energy Co, Ltd., referred to herein as “SK Innovation”).  SK Innovation is a subsidiary of SK Group, one of South Korea’s larger industrial conglomerates.  SK Innovation is Korea’s largest petroleum refiner and is currently active in 29 blocks in 16 countries.

In Colombia, we have acquired, subject to regulatory approval, a 12.5% working interest in the 345,592 gross acre (43,200 net) CPO-4 block in the Llanos Basin.  Block CPO-4 is near existing production and immediately adjacent to and on trend with the Apiay Complex operated by Ecopetrol S.A. (NYSE:EC) and the Guatiquia block operated by Petrominerales Ltd. (TSX:PMG). Block CPO-4 is the near-term focus of the Company.

In Peru, we have acquired, subject to regulatory approval, a 40% working interest in the 2,803,411 gross acre (1,211,411 net) Z-46 offshore block in the Trujillo Basin. Recent re-processed 2-D seismic data suggests a submarine fan deposition on the block and multiple leads have been identified.  Based on the results of the new 2-D seismic data, we plan to acquire 3-D seismic data in 2012 to be used in the selection of drilling locations.  Two wells previously drilled on the block by Repsol reported oil, indicating an active hydrocarbon system.

Also in Peru we have acquired, subject to regulatory approval, a 5% participating interest in Block XXIV, an approximately 276,137 gross acre (13,807 net) concession, and a 2% participating interest in the Peru Technical Evaluation Area (the “Peru TEA”).  The Peru TEA consists of four contiguous blocks totaling approximately 40 million gross acres onshore (approximately 800,000 net acres) on the western flank of the Andes Mountains.  Block XXIV and Peru TEA are both operated by Upland Oil & Gas, LLC (“Upland”).  Two exploratory wells have been drilled on Block XXIV and both wells are considered dry holes.  On Block XXIV, Upland has indicated that they have completed the field work and a 200 kilometer seismic shoot and that the data is currently being processed and reviewed.  The current plan calls for further geological and seismic studies with plans to drill two wells onshore on Block XXIV during fiscal 2012.  With respect to the Peru TEA, during 2012, Upland plans to conduct additional geological and seismic studies on selected areas to be determined based on the previous aeromagnetic and satellite imaging.

We expect to engage in additional investment opportunities in oil and gas exploration and development as our resources permit. The scope of our activities in this regard may include, but may not be limited to, the acquisition or assignment of rights to develop exploratory acreage under concessions with government authorities and other private or public exploration and production companies, the purchase of oil and gas producing properties, farm-in and farmout opportunities (i.e., the assumption or assignment of obligations to fund the cost of drilling and development).

We may turn to opportunities in other countries if we deem the relevant considerations merit our investment. We plan to focus on early-stage exploration of hydrocarbons through a variety of transactions aimed at building a resource base.  An integral part of our strategy is to build a competent and professional management and operations team to enable us to successfully carry out our business plan.

Our Properties

The following is a brief summary of our properties:

Property	Gross Acres	Net Acres	Working Interest (1)	Operator
Colombia Property
Block CPO-4	345,592	43,200	12.5%	SK Innovation

Peru Properties
Block Z-46	2,803,411	1,121,411	40.0%	SK Innovation
Block XXIV	276,137	13,807	5.0%	Upland
TEA Area I, II, III, IV	40,321,163	806,423	2.0%	Upland

(1)   The assignment to the Company of the working interests in Block Z-46, Block XXIV, and the Peru TEA are subject to the approval of Perupetro, and the assignment to the Company of the interests in Block CPO-4 is subject to the approval of the National Hydrocarbon Agency of Colombia and the Republic of Korea.  See “The Company – Colombia: Block CPO-4,” “The Company – Peru: Block Z-46,” and “The Company – Other Assets and Activities” for a discussion of our farmout agreements.

Block CPO-4.    Block CPO-4 is located in the Llanos Basin of Colombia. Block CPO-4 consists of 345,592 gross acres (43,200 net) and is located approximately 70 miles southeast of Bogotá.  This block is operated by SK Innovation.  Gulf United and our Block CPO-4 partners have reprocessed 1,350 kilometers of 2-D seismic data and 530 square kilometers of 3-D seismic data shot on the northern portion of acreage.  Interpretation and study of this seismic data is ongoing.  Tamandua-1 was the first well drilled on CPO-4.  Due to conditions in the wellbore, the working interest partners’ elected to abandon the bottom section of the well and discontinue testing of the well after inconclusive results in the C-7 and C-9 sands.  In April 2012, Tamandua-1 was temporarily abandoned to allow re-entry for future testing and evaluation.  The Cachirre #1, the second well on CPO-4, was drilled to a measured depth of 9,486 feet in the southeast corner of Block CPO-4.  An evaluation of the initial test results collected from the wellbore indicated that the primary targeted zones below a measured depth of 8,750 feet were water-wet.  In June 2012, SK Innovation and the Company elected to abandon the Cachirre #1 well.

Block Z-46.  Block Z-46 is located in the Trujillo Basin offshore Peru.  Block Z-46 consists of 2,803,411 gross acres (1,121,411 net) and is located in northern Peru.  Water depths on the block range from 50 meters to 1000 meters.  This block is operated by SK Innovation.  Gulf United and our Block Z-46 partner have reprocessed 5,600 kilometers of 2-D seismic data.  On December 31, 2010, we began acquiring an additional 2,904 kilometers of infill 2-D seismic data focused in the southern portion of the block where several 2-D defined Tertiary prospects are stacked with 2-D defined Paleozoic prospects.  Based on the results of the new 2-D seismic data, we plan to acquire 3-D seismic data in calendar year 2012 to be used in the selection of drilling locations.  No independent engineering estimates have been prepared at this time.  In December 2011, the joint venture partners approved the work plan and budget for Z-46.  Pursuant to existing agreements, under the work plan and budget, our current obligation on Z-46 during fiscal year 2012 is approximately $4.1 million, and during fiscal year 2013 will be approximately $13.1 million.

Block XXIV.  Block XXIV is located in the Sechura/Talara Basin in Peru.  Block XXIV consists of 276,137 gross acres (13,807 net) of which approximately 80,000 are offshore and 196,000 are onshore.  The offshore portion of the block is highly prospective.  During 2011, Upland acquired 200 km of 2D seismic data on Block XXIV which is currently in processing.  Going forward, we understand that Upland will conduct further geologic studies to prepare to drill two onshore wells during fiscal 2012 in seismically defined locations.

TEA I, II, III, IV.  Technical Evaluation Areas I, II, III, and IV of the Peru TEA are contiguous blocks that together comprise 40,321,163 gross acres (806,423 net).  The Peru TEA runs south on the western flank of the Andes Mountains from the border with Ecuador to near Lima.  This greenfield opportunity will require geological evaluation, including the acquisition of aeromagnetic survey and 2-D seismic data, before we evaluate drilling opportunities.  During 2011, Upland completed a gravity aeromagnetic and satellite imaging study on the TEA which will be used to narrow the areas of interest for further geologic study.

For a full discussion of our exploration projects, including maps setting forth the locations of each project, please see the section of this prospects entitled “Business – Our Exploration Projects” beginning on page 28.

Recent Events

Equity Financings

On April 19 and April 20, 2012, we sold to accredited investors an aggregate of 88,250,000 shares our common stock in a private placement at a purchase price of $0.08 per share for gross proceeds of $7,060,000 (the “2012 Private Placement”).  At the closing of the offering, the Company paid to Wunderlich Securities, Inc. (“Wunderlich”), the exclusive placement agent in the offering, a cash commission of $211,800, and also paid $86,952 towards the reimbursement of out-of-pocket expenses and legal fees, resulting in net proceeds of $6,761,248.

In February 2011, we sold to accredited investors 83,388,726 shares of our common stock in a private placement at a purchase price of $0.30 per share for gross proceeds of $25,016,618 (the “2011 Private Placement”).  At the closing of the February 2011 financing, we issued the Warrants to Pritchard Capital Partners, LLC, as placement agent (“Pritchard”), which allows Pritchard to purchase up to 1 million shares of Company common stock at an exercise price of $0.30 per share.  The Warrants may be exercised on a cashless or “net exercise” basis.  We used the proceeds from this financing as follows: (i) $1.9 million was paid towards commissions, legal fees, and other offering expenses, (ii) $9.4 million was used towards the repayment of outstanding debt, (iii) $9.7 million was paid pursuant to existing contractual arrangements under farmout agreements, and (iv) $4.2 million has been used for general working capital purposes.

We are registering the resale of 75,125,000 shares issued in the 2012 Private Placement pursuant to this Registration Statement.  We registered the resale of the shares of common stock and the shares of common stock underlying the Warrants issued in the 2011 Private Placement pursuant to a registration statement on Form S-1 (File No. 333-172918), which was initially filed with the Securities and Exchange Commission (“SEC”) on March 18, 2011 and became effective on April 8, 2011 (the “Prior Registration Statement”). This Registration Statement constitutes Post-Effective Amendment No. 1 to the Prior Registration Statement, and also updates certain information relating to the selling stockholders described in the Prior Registration Statement.

Employment Agreements and Incentive Plan Awards

In June 2012, the Board of Directors authorized the Company to amend the employment agreements for each of the Company’s executive officers.  In connection therewith, the employment agreement by and between the Company and John Connally III, our president, chief executive officer, and chairman, was amended and restated to extend the term of his agreement for an additional three years.  Additionally, the employment agreements by and between the Company, Jim Ford, Ernest B. Miller, James C. Fluker III, and David Pomerantz, each of whom are named executive officers of the Company, were each extended for an additional one year.

Also in June 2012, the Compensation Committee of the Board of Directors awarded Mr. Connally a cash bonus of $450,000 and a ten-year option to purchase up to 3 million shares of common stock at an exercise price of $0.08 per share pursuant to Mr. Connally’s employment agreement.  The Compensation Committee also awarded each of Messrs. Ford, Miller, and Fluker cash bonuses of $100,000 and ten-year options to purchase up to 1 million shares of common stock at an exercise price of $0.08 per share pursuant to their respective employment agreements.  Mr. Pomerantz was awarded a cash bonus of $84,000 and a ten-year option to purchase up to 1 million shares of common stock at an exercise price of $0.08 per share pursuant to his employment agreement.  Each of the Company’s independent directors, John N. Seitz and Thomas G. Loeffler, were also each awarded ten-year options to purchase up to 1 million shares of common stock at an exercise price of $0.08 per share. All of the options awarded described above were made under the Company’s 2011 Stock Incentive Plan, and vest equally over a period of three years beginning on June 4, 2013.

Effective June 4, 2012, the Company entered into a one-year consulting agreement with a third party consultant, pursuant to which the consultant will provide advice to the Board, at a high level, relating to certain of the Company’s strategic and business development activities.  In consideration for entering into the consulting agreement, the Company issued the consultant 500,000 shares of the Company’s restricted common stock.

About This Offering

Common stock offered by selling stockholders	157,847,060 shares, consisting of (i) 156,847,060 shares of common stock and (ii) 1,000,000 shares of common stock underlying the Warrants (1) .
Shares outstanding prior to the offering	551,517,726 shares(2) as of June 26, 2012
Shares to be outstanding after the offering	552,517,726 shares(3)
Use of proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to a selling stockholder upon exercise of the Warrants (assuming the Warrants are not exercised on a cashless basis). We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors.”
Stock symbol	GLFE; OTCQB
_____________

(1)
In connection with the both the 2011 Private Placement and 2012 Private Placement, we agreed to file a registration statement with the SEC no later than 60 days after closing of such private placements and use our best efforts to cause them to become effective on or before 120 days and 180 days, respectively, after the filing and to maintain the effectiveness of such registration statement until (i) all securities covered by the registration statement either have been sold, under the registration statement or pursuant to Rule 144 under the Securities Act of 1933, as amended, or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144, and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and (ii) one year following the expiration of the Warrants.

(2)
Does not include (i) 1 million shares of common stock issuable upon exercise of the Warrants, (ii) 1,950,000 shares of restricted common stock that have not vested, and (iii) 12,500,000 shares of common stock underlying unvested options. Please see our “Description of Securities to Be Registered and Our Capital Stock” section on page 25 for a complete description of these securities.

(3)
Includes 1 million shares of common stock issuable upon exercise of the Warrants, but excludes (i) 1,950,000 shares of restricted common stock that have not vested and (ii) 12,500,000 shares of common stock underlying unvested options.

Summary Financial Data

The following summary of our financial information has been derived from our audited financial statements for the fiscal years ended August 31, 2011 and 2010 and from our unaudited financial statements for the six month periods ended February 29, 2012 and February 28, 2011.

	As of and for the Year Ended August 31,
	2011	2010
Statement of Operations Data:
Revenue	$--	$--
Net Loss	(14,573,721)	(2,315,199)
Net Loss per Share	(0.04)	(0.02)
Balance Sheet Data:
Total Assets	$27,455,803	$7,705,549
Total Current Liabilities	2,673,263	4,787,782
Total Long Term Obligations	--	--
Total Stockholders’ Equity	24,782,540	2,917,767

	As of and for the Six Months Ended February,
	2012	2011
Statement of Operations Data:
Revenue	$--	$--
Net Loss	(1,827,290)	(10,700,580)
Net Loss per Share	(0.00)	(0.03)
Balance Sheet Data:
Total Assets	$25,927,363	$29,038,199
Total Current Liabilities	2,734,395	1,796,361
Total Long Term Obligations	--	--
Total Stockholders’ Equity	23,192,968	27,241,838

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Business and Financial Condition

We are an international, development-stage oil and gas exploration company with no operating history with which to evaluate our business.  We may never attain profitability.

We are an international, development stage oil and gas exploration company. As a development stage company with limited operating history, it is difficult for potential investors to evaluate our business. Our proposed operations are therefore subject to all of the risks inherent in the expense, difficulty, complications and delays frequently encountered in connection with the development of any new business, as well as those risks that are specific to the oil and gas industry and to that industry in South America, in particular. Investors should evaluate us in light of the delays, expenses, problems and uncertainties frequently encountered by companies developing markets for new products, services and technologies. We may never overcome these obstacles.

We have a limited operating history with significant losses and expect losses to continue for the foreseeable future.

We have incurred annual operating losses since our inception. As a result, at February 29, 2012, we had an accumulated deficit of $20,769,854.  We have no revenues and do not anticipate earning revenues unless we are successful in discovering economically recoverable oil or gas reserves.  We expect that our operating expenses will increase as we develop our projects.  We expect continued losses in fiscal 2012, and thereafter, until our projects generate profits and positive cash flow, if any.

We have a limited cash and liquidity position and may need to raise capital to fund existing contractual obligations in fiscal year 2012.

At February 29, 2012, the Company had current assets of $642,402, current liabilities of $2,734,395, and a resulting working capital deficit of $2,091,993.  At February 29, 2012, without giving effect to cash proceeds from financings and payments made on outstanding obligations subsequent to February 29, 2012, we estimated that we would need approximately $12.2 million (excluding funds required for general working capital purposes) to fund our contractual commitments for the remaining portion of 2012; however, up to $6.8 million of these obligations may be deferred to fiscal year 2013.  Moreover, we will require approximately $13.5 million (excluding funds that may be required for general working capital purposes) to fund our contractual commitments during fiscal 2013.  Based on the assumptions herein, this will require that we raise at least $25.7 million during 2012 and 2013 to fund these expenditures (which does not include an additional estimated $6.1 million that we may be required to fund if two additional wells on CPO-4 are drilled).

Additionally, a component of our business strategy is to acquire additional oil and gas interests in Colombia and Peru should attractive opportunities be identified, although none have been identified to date.  If we do identify a potential acquisition and/or if the initial drilling program on CPO-4 is successful and additional wells are drilled, we will need to raise significantly more than $25.7 million to fund the acquisition and/or the accelerated drilling program on CPO-4.

Future equity financings may be dilutive to our stockholders, and the terms of future equity financings may include preferences or rights superior to our common stock.  Debt financings may involve a pledge of assets and will rank senior to our common stock.  We have historically financed our operations through best efforts private debt and equity financing.  We do not have any credit or equity facilities available with financial institutions, stockholders or third party investors, and will continue to rely on best efforts financings.  There is no assurance that we can raise additional capital from external sources subsequent to this offering.  Failure to raise additional capital, on favorable terms or at all, will have a material adverse effect on our operations, could result in the loss of our interests in our exploration projects, and will likely cause us to curtail or cease operations.

The Company has no other sources of financing and will continue to rely on best efforts for equity, equity equivalent, or debt financings and borrowings from stockholders. There are no additional commitments from or assurances that we will be able to obtain additional capital on terms favorable to the Company or at all.  Failure to raise additional capital, on favorable terms or at all, will have a material adverse effect on our operations, could result in the loss of our interests in our exploration projects, and will likely cause us to curtail or cease operations.

 We may not receive approval of the assignments of rights to us in our oil and gas properties in which we have invested and are continuing to invest, and, as a result, we may not be able to legally protect our rights under our agreements with the operators of the applicable properties.

The assignment to the Company of the interest in CPO-4 is conditioned upon the approval by the National Hydrocarbon Agency of Colombia (“ANH”) and the Republic of Korea. To date, we have not obtained the written approvals from the Republic of Korea or the ANH. The approval from the Republic of Korea will be requested after the Company has received the approval from the ANH. The farmout agreement with SK Innovation, as amended, requires these approvals by October 31, 2012. Pursuant to the existing farmout with SK Innovation, if the Company does not receive the approvals by October 31, 2012, the agreement calls for a thirty day grace period during which the Company and SK Innovation have agreed to meet to discuss possible amendments to the farmout agreement which would facilitate, or avoid the need for, the approvals.   As SK Innovation has already extended the arbitrary cut-off date set forth in the farmout agreement three times, including the most recent extension to October 31, 2012, we believe that the Company and SK Innovation have a good working relationship.  If the Company and SK Innovation are unable to agree upon any additional amendments during such thirty day grace period, SK Innovation has the right to terminate the farmout agreement. If SK Innovation elects to exercise its termination right as the result of the failure to obtain the written approvals from the ANH or the Republic of Korea, the Company’s interest in Block CPO-4 will be deemed re-assigned back to SK Innovation, and the Company will have the right to have returned any amounts paid under the farmout agreement, without interest ($9,309,003 has been paid through February 29, 2012).  In such event, our business would be materially adversely affected.

The assignment to the Company of the participation interest in Block Z-46 is conditioned upon the approval of the assignment by Perupetro S.A. (“Perupetro”).  On March 13, 2012, the Company received a certificate of qualification from Perupetro, which sets forth Perupetro’s determination that the Company has the legal, technical, economic, and financial capacity to assume the assignment from SK Innovation of the 40% working interest in Block Z-46.  The letter of qualification is an important milestone in the approval of the assignment, which is subject to official ratification and issuance of a Supreme Decree by the government of the Republic of Peru.  The farmout agreement with SK Innovation required approval from Perupetro by May 30, 2012. The Company and SK Innovation are working to further extend the deadline for approval based on Perupetro’s qualification described above.  As SK Innovation has already extended the arbitrary cut-off date set forth in the farmout agreement, including the most recent extension to May 30, 2012, we believe that the Company and SK Innovation have a good working relationship.   If the Company and SK Innovation are unable to agree upon any additional amendments during such thirty day grace period, SK Innovation has the right to terminate the agreement. If SK Innovation elects to exercise its termination right, the Company’s interest in Block Z-46 will be deemed re-assigned back to SK Innovation, and the Company will have the right to have returned any amounts paid under the farmout agreement, without interest ($5,586,941  has been paid through February 29, 2012). In such event, our business would be materially adversely affected.

The assignment to the Company of the interests in Block XXIV and the Peru TEA are also subject to the approval of Perupetro and certain governmental agencies of the Republic of Peru.  Until such time as the approvals are received, Upland is holding the Block XXIV and Peru TEA interests in escrow.

If we do not receive such approvals or are not able to work out favorable alternative arrangements with Upland, then we may not be able to legally protect or enforce our rights to the affected oil and gas interests.  As we do not currently have recordable title to any of our oil and gas interests relating to Block XXIV or the Peru TEA, our business would be materially adversely affected if we are unable to protect or enforce our rights to maintain our rights to our oil and gas interests.  Moreover, while we believe that we would have rights to receive or be refunded all amounts paid under the Block XXIV and Peru TEA agreements, there is no assurance that our operating partner would have readily available funds from which to reimburse our advances.

We may be unable to access the capital markets to obtain additional capital that we will require to implement our business plan in 2012, which would restrict our ability to grow.

Our current capital is insufficient to enable us to execute of our business plan or to acquire additional properties and mineral interests.   Because we are a development stage company with limited resources, we may not be able to compete in the capital markets with much larger, established companies that have ready access to capital.  Our ability to obtain needed financing may be impaired by conditions in the capital markets (both generally and in the oil and gas industry in particular), our status as a new enterprise without a demonstrated operating history, the location of our prospective oil and natural gas properties in developing countries and prices of oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available to us) and/or the loss of key management. Further, if oil and/or natural gas prices on the commodities markets decrease, then our potential revenues, if any, will decrease, and such decreased future revenues may increase our requirements for capital. Some of the future contractual arrangements governing our operations may require us to maintain minimum capital, and we may lose our contract rights if we do not have the required minimum capital. If the amount of capital we can raise is not sufficient, we may be required to curtail or cease our operations.

The ongoing worldwide financial and credit crisis may continue indefinitely.  Because of severely reduced market liquidity, we may not be able to raise additional capital when we need it.  Because the future of our business depends on the completion of one or more investment transactions for additional capital, we may not be able to complete such transactions.  As a result, we may be forced to curtail our current business activities or cease operations entirely.

Our senior management team and non-executive directors are relatively new to our Company and may not be able to develop and execute a successful new business strategy.

Although our senior management team and non-executive directors are highly experienced in the oil and gas industry, they are each relatively new to the Company which itself is new to this business.  Our management is in the process of developing and executing a business strategy for the Company.  If our management is not able to develop a business strategy which we can execute in a successful manner, our business could fail and/or we could lose all of our current and future capital.  Our business is speculative and dependent upon the implementation of our business plan and our ability to enter into agreements with third parties for the rights to exploit potential oil and gas reserves on terms that will be commercially viable for us.

We may be forced to cease business operations unless we can raise sufficient funds to satisfy our working capital needs.

We have incurred losses since our inception resulting in an accumulated deficit of $20,769,854 at February 29, 2012.  Further losses are anticipated in developing our business.   As of February 29, 2012, we had $486,742 of cash on hand. We will need to raise a minimum of $25.7 million to fund our obligations during fiscal years 2012, 2013, and 2014.  If we cannot raise funds to meet our obligations, we will become further insolvent and may be required to cease business operations.

Our lack of diversification increases the risk of an investment in our common stock.

Our business will focus on the oil and gas industry in a limited number of properties, initially in Peru and Colombia.  Larger companies have the ability to manage their risk by diversification. However, we lack diversification, in terms of both the nature and geographic scope of our business. As a result, factors affecting our industry, or the regions in which we operate, will likely impact us more acutely than if our business was diversified.

Strategic relationships upon which we rely are subject to change, which may diminish our ability to conduct our operations.

Our ability to successfully bid on and acquire properties, to discover resources, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers, depends on developing and maintaining close working relationships with industry participants and on our ability to select and evaluate suitable properties. Further, we must consummate transactions in a highly competitive environment. These realities are subject to change and may impair our ability to grow.

To develop our business, we will endeavor to use the business relationships of our management and to enter into strategic relationships, which may take the form of joint ventures with other private parties or with local government bodies or contractual arrangements with other oil and gas companies, including those that supply equipment and other resources that we use in our business. We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them. In addition, the dynamics of our relationships with strategic partners may require that we incur expenses or undertake activities we would not otherwise incur or undertake in order to fulfill our obligations to these partners or maintain our relationships. If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

Our strategic partners may change ownership or senior management, and this may negatively affect our business relationships with these partners and our results of operations.

Our strategic partners may change ownership or senior management and this may negatively affect our business relationships with these partners and our results of operations.  It is possible that the change of ownership of any of our current or future strategic partners could have a negative impact on our relationship with them and we could lose our investment and suffer considerable losses if any of them choose to discontinue the relationship or their involvement in a particular project or their operations in Peru or Colombia.

Our strategic partners may not be able to timely deploy capital or may not be able to raise the capital necessary to conduct exploratory and production activities.

Our strategic partners will require significant capital resources to pursue the current exploration and production plan.  While SK Innovation appears to be well-capitalized, it may not be able to timely deploy the capital necessary to conduct exploratory and production activities for a variety of reasons, all of which are outside of our control.

Moreover, while we believe Upland, the operator on Block XXIV, has the financial strength to raise sufficient capital, we have no assurance that this is the case.  Failure by either party to deploy capital for the projects in which we participate will have a material adverse effect on our business.

Competition in obtaining rights to explore and develop oil and gas reserves and to market our production may impair our business.

The oil and gas industry is extremely competitive. Present levels of competition for oil and gas resources in South America, and particularly in Colombia, are high.  Significant amounts of capital are being raised worldwide and directed towards the South American markets, and more and more companies are pursuing the same opportunities.  Other oil and gas companies with greater resources will compete with us by bidding for exploration and production licenses and other properties and services we will need to operate our business.  Additionally, other companies may compete with us in obtaining capital from investors. Competitors include larger, foreign-owned companies, which may have access to greater financial and other resources than we, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, giving them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests.  Because of some or all of these factors, we may not be able to compete.

We may not be able to effectively manage our growth, which may harm our profitability.

Our strategy envisions building and expanding our business. If we fail to effectively manage our growth, our financial results will be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees.  We cannot assure you that we will be able to:

•	expand our systems effectively or efficiently or in a timely manner;

•	optimally allocate our human resources; or

•	identify and hire qualified employees or retain valued employees.

If we are unable to manage our growth and our operations, our financial results could be adversely affected, which will diminish our profitability.

Our business may suffer if we do not attract and retain talented personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity and good faith of our management and other personnel in conducting our business. We are in the process of building our management team.  The loss of any of our executive officers or our inability to attract qualified board members could adversely impact our business. We may also experience difficulties in certain jurisdictions in our efforts to obtain suitably qualified staff and to retain staff willing to work in that jurisdiction. While we do not currently carry “key man” life insurance on our key employees, we have entered into employment agreements with each of our management team.

Our success depends on the ability of our management and employees to interpret market and geological data correctly and to interpret and respond to economic market and other conditions in order to locate and adopt appropriate investment opportunities, monitor such investments and ultimately, if required, successfully divest such investments. Further, our future personnel may not continue their association or employment with us, and we may not be able to find replacement personnel with comparable skills.  If we are unable to attract and retain key personnel, our business may be adversely affected.

The Company’s operating results may fluctuate significantly from quarter to quarter, and fluctuations in operating results could cause the stock price to decline.

The Company's operating results may vary significantly from quarter to quarter due to a number of factors. In future quarters, operating and drilling results (including any dry holes drilled) may be below the expectations of public market analysts or investors, and the price of our common stock may decline.  Currently, the Company does not have a source of revenue, and it is doubtful that the Company will generate any revenues in the foreseeable future.  In addition, drilling results may fluctuate based on conditions outside of our control, and there is no guarantee that our drilling programs will meet projections, forecasts or the expectations of market analysts or our investors.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in Peru or Colombia or any other jurisdiction where we might conduct our business activities, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of the Company to carry on our business.  The actions, policies or regulations, or changes thereto, of any government body or regulatory agency or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate profitably.

Risks Related to Our Industry and Regional Focus

Current volatile market conditions and significant fluctuations in energy prices may continue indefinitely, negatively affecting our business prospects and viability.

Commodities and capital markets have been under great stress and volatility during the past few years in part due to the credit crisis affecting lenders and borrowers on a worldwide basis. As a result of this crisis, crude oil prices tumbled from over one hundred forty dollars ($140) per barrel in mid-2008 to less than forty dollars ($40) per barrel in early 2009.  More recently, civil unrest and armed conflict in North Africa and the Middle East have driven oil prices sharply higher than the $75 to $90 that prevailed through most of 2010, to as high as $114 per barrel in 2011.  On the other hand, per-barrel prices dropped as low as $76 during 2011, and $83 during 2012. Our ability to enter into or profit from our existing projects may be compromised, and in a continuing environment of lower crude oil and natural gas prices, our future results of operations and market value will be negatively affected.

Our exploration for oil and natural gas is risky and may not be commercially successful, impairing our ability to generate revenues.

Oil and natural gas exploration involves a high degree of risk. These risks are more acute in the early stages of exploration. Our expenditures on exploration may not result in discoveries of oil or natural gas in commercially- viable quantities. It is difficult to project the costs of implementing an exploratory drilling program due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over pressured zones and tools lost in the hole, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof.  If exploration costs exceed our estimates, or if our exploration efforts do not produce viable reserves, our exploration efforts will not be commercially successful, which will adversely impact our ability to generate any revenues and our business strategy.

Exploratory oil and gas prospects involve a substantial amount of risk.

Developing exploratory oil and gas properties requires significant capital expenditures and involves a high degree of financial risk. The budgeted costs of drilling, completing, and operating exploratory wells are often exceeded and can increase significantly when drilling costs rise. Drilling may be unsuccessful for many reasons, including title problems, weather, cost overruns, equipment shortages, and mechanical difficulties. We experienced difficulties in drilling the Tamandua-1 well, and due to conditions in the wellbore, in April 2012 Tamandua-1 was temporarily abandoned in to allow re-entry for future testing and evaluation.  In June 2012, the Cachirre #1, the second well on CPO-4, was abandoned.  Moreover, the successful drilling or completion of any oil or gas well does not ensure a profit on investment. Exploratory wells bear a much greater risk of loss than development wells. We cannot assure you that our exploration, exploitation and development activities will result in profitable operations, the result of which will materially adversely affect our business.

The potential profitability of oil and gas ventures in South America depends upon factors beyond our control.

The potential profitability of oil and gas properties in South America is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls or any combination of these and other factors which respond to changes in domestic, international, political, social, and economic environments. In addition, due to worldwide economic uncertainty and greater competition among market participants, the difficulty of obtaining and the cost of funds for production and other expenses have increased. These and future changes are impossible to predict and may materially affect our financial performance.

Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated, causing an adverse effect on the Company.

Oil and gas operations are subject to national and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to national and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Environmental standards imposed by national or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may elect not to insure against due to prohibitive premium costs and other reasons. To date, we have not been required to spend any significant amounts on compliance with environmental regulations. However, we may be required to expend substantial sums in the future and this may affect our ability to develop, expand or maintain our operations.

We are dependent upon third party operators of our oil and gas properties.

Under the terms of the operating agreements related to our oil and gas properties, third parties act as the operator of our oil and gas wells and control the drilling and operating activities to be conducted on our properties. Therefore, we have limited control over certain decisions related to activities on our properties, which could affect our results of operations. Decisions over which we have limited control include:

•	the timing and amount of capital expenditures;

•	the timing of initiating the drilling and re-completing of wells;

•	the extent of operating costs; and

•	the level of ongoing production.

The nature of oil and gas exploration makes the estimates of costs uncertain, and our operations may be adversely affected if we underestimate or have underestimated such costs.

It is difficult to project the costs of implementing an exploratory drilling program. Complicating factors include the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over-pressured zones and tools lost in the hole, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof. If we underestimate the costs of such programs, we may be required to seek additional funding, shift resources from other operations or abandon such programs.

We may not be able to develop oil and gas reserves on an economically-viable basis.

To the extent that we succeed in discovering oil and/or natural gas reserves, we cannot assure that these reserves will be capable of production levels we project or in sufficient quantities to be commercially viable. On a long-term basis, our viability depends on our ability to find, develop and commercially produce oil and gas reserves. Our future reserves, if any, will depend not only on our ability to develop then-existing properties, but also on our ability to identify and acquire additional suitable producing properties or prospects, to find markets for the oil and natural gas we develop and to effectively distribute our production into our markets.

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-downs of wells resulting from extreme weather conditions, problems in storage and distribution and adverse geological and mechanical conditions. While we will endeavor to effectively manage these conditions, we cannot be assured of doing so optimally, and we will not be able to eliminate them completely in any case.  Therefore, these conditions could diminish our future revenue and result in the impairment of our oil and natural gas interests.

A shortage of drilling rigs and other equipment and geophysical service crews could hamper our ability to exploit any oil and gas resources we may acquire.

Because of the increased oil and gas exploration activities in South America and other areas, competition for available drilling rigs and related services and equipment has increased significantly, and these rigs and related items have become substantially more expensive and harder to obtain.  We may not be able to procure the necessary drilling rigs and related services and equipment or the cost of such items may be prohibitive.  Our ability to comply with future license obligations or otherwise generate revenues from the production of operating oil and gas wells could be hampered as a result of this, and our business could suffer.  Additionally, a shortage of crews available to shoot and process seismic activity could cause us to breach our obligations.

Decommissioning costs are unknown and may be substantial; unplanned costs could divert resources from other projects.

We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which we may use for production of oil and gas reserves.  Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.” We have not yet established a cash reserve account for use in the future. If decommissioning is required before economic depletion of our future properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

Our inability to obtain necessary facilities could hamper our operations.

Oil and natural gas exploration and development activities are dependent on the availability of drilling and related equipment, transportation, power and technical support in the particular areas where these activities will be conducted, and our access to these facilities may be limited. To the extent that we conduct our activities in remote areas, needed facilities may not be proximate to our operations, which will increase our expenses. Demand for such limited equipment and other facilities or access restrictions may affect the availability of such equipment to us and may delay exploration and development activities. The quality and reliability of necessary facilities may also be unpredictable, and we may be required to make efforts to standardize our facilities, which may entail unanticipated costs and delays. Shortages and/or the unavailability of necessary equipment, qualified personnel or other facilities will impair our activities, either by delaying our activities, increasing our costs or otherwise.

Environmental risks may adversely affect our business.

All phases of the oil and natural gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of international conventions and federal, provincial and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures, and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to foreign governments and third parties and may require us to incur costs to remedy such discharge. The application of environmental laws to our business may cause us to curtail our production or increase the costs of our production, development or exploration activities.

Managing local community relations where we and our partners operate could be problematic.

We or our operating partners may be required to present our operational plans to local communities or indigenous populations living in the area of a proposed project before project activities can be initiated. Additionally, working with local communities will be an essential part of our work program for the development of any of our projects in the region.  If we or our partners fail to manage any of these community relationships appropriately, our operations could be delayed or interrupted and we or our partners could lose rights to operate in these areas, resulting in a negative impact on our business, our reputation and our share price.

Our insurance may be inadequate to cover liabilities we may incur.

Our involvement in the exploration for, and development of, oil and natural gas properties may result in our becoming subject to liability for pollution, blow-outs, property damage, personal injury or other hazards. Although we intend to obtain insurance in accordance with industry standards to address such risks, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. In addition, such risks may not, in all circumstances be insurable or, in certain circumstances, we may choose not to obtain insurance to protect against specific risks due to the high premiums associated with such insurance or for other reasons. The payment of such uninsured liabilities would reduce the funds available to us.  While the Company does not currently maintain insurance to cover the risks noted above, we understand that the operators on our properties do maintain insurance in accordance with industry standards.  Notwithstanding, if we suffer a significant event that is not fully insured or if the insurer of such event is not solvent or denies coverage, we could be required to divert funds from capital investment or other uses towards covering our liability for such events.

Our business is subject to local legal, political and economic factors which are beyond our control, which could impair our ability to build and expand our operations or operate profitably.

We expect to operate our business in Peru, Colombia and possibly other countries.  There are risks that economic and political conditions will change in a manner adverse to our interests. These risks include, but are not limited to, terrorism, military repression, nationalization, interference with private contract rights (such as privatization), extreme fluctuations in currency exchange rates, high rates of inflation, exchange controls and other laws or policies affecting environmental issues (including land use and water use), workplace safety, foreign investment, foreign trade, investment or taxation, as well as restrictions imposed on the oil and natural gas industry, such as restrictions on production, price controls and export controls. Any changes in oil and gas or investment and tax regulations and policies or a shift in political attitudes in countries in which we intend to operate are beyond our control and may significantly hamper our ability to build and expand our operations or operate our business at a profit. For example, changes in laws in the jurisdiction in which we operate or expand into with the effect of favoring local enterprises, changes in political views regarding the exploitation of natural resources and economic pressures may make it more difficult for us to negotiate agreements on favorable terms, obtain required licenses, comply with regulations or effectively adapt to adverse economic changes, such as increased taxes, higher costs, inflationary pressure and currency fluctuations.

Insurgent, criminal activities, and political instability in the territories in which we operate, or the perception that such activities are likely, may disrupt our operations, hamper our ability to hire and keep qualified personnel and impair our access to sources of capital.

Colombia has been the site of South America’s largest and longest political and military insurgency and has experienced uncontrolled criminal activity relating to drug trafficking. While the situation has improved in recent years, there can be no guarantee that the situation will improve further or that it will not deteriorate in Colombia or any other territories in which we may operate.  Insurgent or criminal activities (including kidnapping and terrorism) in any of the territories in which we operate, or the perception that such activities are likely, may disrupt our operations in that country, hamper our ability to hire and keep qualified personnel and hinder or shut off our access to sources of capital.

Additionally, Colombia is among several nations whose eligibility to receive foreign aid from the United States is dependent on its progress in stemming the production and transit of illegal drugs, which is subject to an annual review by the President of the United States. Although Colombia is currently eligible for such aid, Colombia may not remain eligible in the future. A finding by the President that Colombia has failed demonstrably to meet its obligations under international counter-narcotics agreements may result in a number of consequences, including without limitation the cessation of bilateral aid, a restriction on future loans to Colombia, and trade sanctions.  Each of these consequences could result in adverse economic consequences in Colombia and could further heighten the political and economic risks associated with our operations there.

During the past several decades, Peru has had a history of political instability that has included military coups and a succession of regimes with differing policies and programs. Past governments have frequently intervened in the nation’s economy and social structure. Among other actions, past governments have imposed controls on prices, exchange rates and local and foreign investment as well as limitations on imports, have restricted the ability of companies to dismiss employees, have expropriated private sector assets (including mining companies) and have prohibited the remittance of profits to foreign investors. There is also risk of terrorism in Peru.  Any insurgent or criminal activities or political instability in the territories in which we operate will adversely affect our business.

We are subject to the Foreign Corrupt Practices Act (the “FCPA”), and our failure to comply with the laws and regulations thereunder could result in penalties which could harm our reputation and have a material adverse effect on our business, results of operations and financial condition.

We are subject to the FCPA, which generally prohibits companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business and/or other benefits.  Since all of our oil and gas properties are in  Peru and Colombia, there is a  risk of potential FCPA violations.  We have a FCPA policy and a compliance program designed to ensure that the Company, its employees and agents comply with the FCPA.  There is no assurance that such policy or program will work effectively all of the time or protect us against liability under the FCPA for actions taken by our agents, employees and intermediaries with respect to our business or any businesses that we acquire.  Any violation of these laws could result in monetary penalties against us or our subsidiaries and could damage our reputation and, therefore, our ability to do business.

Local legal and regulatory systems in which we operate may create uncertainty regarding our rights and operating activities, which may harm our ability to do business.

We are a company organized under the laws of the State of Nevada and are subject to United States laws and regulations. The jurisdictions in which we intend to operate our exploration, development and production activities may have different or less developed legal systems than the United States, which may result in risks such as:

•	effective legal redress in the courts of such jurisdictions, whether in respect of a breach of law or regulation, or, in an ownership dispute, being more difficult to obtain;

•	a higher degree of discretion on the part of governmental authorities;

•	a lack of judicial or administrative guidance on interpreting applicable rules and regulations;

•	inconsistencies or conflicts between and within various laws, regulations, decrees, orders and resolutions; and

•	relative inexperience of the judiciary and courts in such matters.

In certain jurisdictions the commitment of local business people, government officials and agencies and the judicial system to abide by legal requirements and negotiated agreements may be more uncertain, creating particular concerns with respect to licenses and agreements for business. These licenses and agreements may be susceptible to revision or cancellation and legal redress may be uncertain or delayed. Property right transfers, joint ventures, licenses, license applications or other legal arrangements pursuant to which we operate may be adversely affected by the actions of government authorities and the effectiveness of and enforcement of our rights under such arrangements in these jurisdictions may be impaired.

Our business will suffer if our strategic partners cannot obtain or maintain necessary licenses.

Our operations will require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities. Our ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to changes in regulations and policies and to the discretion of the applicable governments, among other factors. Our inability to obtain, or our loss of or denial of extension to any of these licenses or permits could hamper our ability to produce revenues from our operations.

Foreign currency exchange rate fluctuations may affect our financial results.

We expect to sell any future oil and natural gas production, if any, under agreements that will be denominated in U.S. dollars and foreign currencies. Many of the operational and other expenses we incur will be paid in the local currency of the country where we perform our operations. As a result, fluctuations in the U.S. dollar against the local currencies in jurisdictions where we operate could result in unanticipated and material fluctuations in our financial results. Local operations may require funding that exceeds operating cash flows and there may be restrictions on expatriating proceeds and/or adverse tax consequences associated with such funding.

We may not be able to repatriate our earnings.

We will be conducting all of our operations in South America through subsidiaries of one or more wholly-owned, offshore subsidiaries established for this purpose.  Therefore, we may be dependent on the cash flows of our offshore subsidiaries to meet our obligations.  Our ability to receive such cash flows may be constrained by taxation levels in the jurisdictions where our subsidiaries operate and by the introduction of exchange controls or repatriation restrictions in the jurisdictions where we operate.  There is no assurance that any exchange or repatriation restrictions will not be imposed in the future.

Risks Related to our Common Stock

The market price of our common stock is very volatile and the value of your investment is subject to sudden decreases.

The trading price for our common stock has been, and we expect it to continue to be, volatile. More specifically, the closing bid price of our stock has fluctuated between $0.04 per share and $0.55 per share since September 1, 2009. The price at which our common stock trades depends upon a number of factors that are beyond our control. The stock market has, from time to time, experienced extreme price and volume fluctuations. These broad market fluctuations may lower the market price of our common stock. Further, during periods of stock market price volatility, share prices of many companies have fluctuated in a manner not necessarily related to their operating performance; accordingly, our common stock may be subject to greater price volatility than the stock market as a whole.

There is not now, and there may never be, an active market for our common stock.

There currently is an extremely limited market for our common stock.  Further, although our common stock is currently quoted on the OTCQB, trading of our common stock is extremely sporadic.  For example, several days may pass before any shares are traded.  As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, our common stock.  Accordingly, investors must assume they may have to bear the economic risk of an investment in our common stock for an indefinite period of time, and may lose their entire investment.  There can be no assurance that a more active market for our common stock will develop, or if one should develop, there is no assurance that it will be sustained.  This severely limits the liquidity of our common stock and would likely have a material adverse effect on the market price of our common stock and on our ability to raise additional capital.

We cannot assure that our common stock will become liquid or that it will be listed on a national securities exchange.

Until our common stock is listed on a national securities exchange such as the NASDAQ National Market or the NYSE Amex, we expect our common stock to remain eligible for quotation on the OTCQB.  If we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors.  Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock.  This would also make it more difficult for us to raise capital.

 Future sales of our common stock could lower our stock price.

This prospectus relates to the resale of 157,847,060 shares of common stock, which includes 1 million shares of common stock issuable upon the exercise of the Warrants that will be eligible to be sold to the public. We will sell additional shares of common stock to fund working capital obligations, and we may issue additional shares of common stock or securities convertible into shares of common stock to finance future acquisitions.   We have issued to certain of our executive officers five-year and ten-year options to purchase up to 12,500,000 shares of common stock, exercisable at prices ranging from $0.08 to $0.32 per share, of which 1,165,500 shares vest in calendar year 2012, 4,165,498 shares vest in calendar year 2013, 4,167,498 shares vest in calendar year 2014, and 3,000,004 shares vest in 2015.   We have also granted to certain of our executive officers and non-executive directors 1,950,000 shares of restricted stock, of which 649,996 shares vest in calendar year 2012, 650,002 shares vest in calendar year 2013, and 650,002 shares vest in calendar year 2014.   We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock.  Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.  Moreover, sales of our common stock by existing shareholders could also depress the price of our common stock.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our common stock is limited, which makes transactions in our common stock cumbersome and may reduce the value of an investment in the stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver to the potential investor, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth:

•	the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of common stock and cause a decline in the market value of stock.

Disclosure also has to be made to the potential investor about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The price of our common stock will remain volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:

•	actual or anticipated variations in our operating results;

•	announcements of drilling developments by us, our strategic partners or our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	adoption of new accounting standards affecting our Company’s industry;

•	additions or departures of key personnel;

•	sales of our common stock or other securities in the open market;

•	catastrophic equipment failures, such as blow-outs;

•	litigation; and

•	other events or factors, including the price of oil and gas, many of which are beyond our control.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against the company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could harm our business and financial condition.

We do not anticipate dividends to be paid on our common stock.

Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment in the Company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information.  All statements other than statements of historical fact are forward-looking statements for purposes of these sections, including, without limitation, statements as to the anticipated effects of this offering; any predictions of earnings, revenues, expenses or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions; any statements concerning future operations, financial condition and prospects; and any statements of assumptions underlying the foregoing.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “would,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “potential,” “likely,” ”typically” “continue,” or similar words, or expressions of the negative of these terms.  These forward-looking statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.

Some of the factors that might cause actual results to differ materially from the forward-looking statements the Company makes in this prospectus or the documents incorporated by reference, might cause the Company to modify its plans or objectives, or might affect the value of the shares of our common stock include, but are not limited to, those described under “Risk Factors” set forth herein and those set forth below:

•	Changes in the political and regulatory environment and in business and fiscal conditions in South America, and in Colombia and Peru in particular;

•	Our ability to attract and retain management and personnel with experience in oil and gas exploration;

•	Our ability to identify viable farm-in, participation and/or joint venture opportunities in the energy sector in Colombia and Peru;

•	Our ability to successfully operate, or influence the operator of, exploration and production blocks where we have participation interests, in a cost effective manner;

•	Our ability to obtain the necessary regulatory and other government approvals to the assignment of our oil and gas interests;

•	Our ability to raise capital when needed and on acceptable terms and conditions;

•	The intensity of competition;

•	Changes and volatility in oil and gas pricing; and

•	General economic conditions

You are cautioned that any forward-looking statements reflect only the Company’s belief at the time the statements are made.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements.  The Company undertakes no obligation to update any of the forward-looking statements to reflect events or developments after the date of this prospectus or as of the Company’s filings with the SEC.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or any of the Company’s filings with the SEC might not occur.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account.  We will not receive any of the proceeds from the resale of these shares.  However, we will generate proceeds from the cash exercise of the Warrants by the selling stockholders, if any.  We intend to use those proceeds for general corporate purposes.

SELLING SECURITY HOLDERS

The following table details the name of each selling stockholder, the number of shares owned by that selling stockholder, and the number of shares that may be offered by each selling stockholder for resale under this prospectus.  The selling stockholders may sell up to 157,847,060 shares of our common stock from time to time in one or more offerings under this prospectus, which includes (i) 156,847,060 shares of our common stock and (ii) 1,000,000 shares of common stock which are issuable upon the exercise of the Warrants held by certain selling stockholders. Because each selling stockholder may offer all, some or none of the shares it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to the Offering(1)	Shares of Common Stock Included in Prospectus	Number of Shares of Common Stock Owned After the Offering	Percentage of Ownership After Completion of Offering (2)(3)
Variable Portfolio-Columbia Wanger International Equities (4)	1,694,000	1,694,000	-	*
Columbia Acorn International(5)	22,525,000	22,525,000	-	*
Wanger International(6)	3,074,000	3,074,000	-	*
Quantum Partners LP(7)	45,060,727	45,060,727	-	*
Passport Energy Master Fund SPC Ltd. (8)	3,333,333	3,333,333	-	*
Pemigewasset Offshore Ltd. (9)	35,000	35,000	-	*
Pemigewasset Partners LP(9)	1,000,000	1,000,000	-	*
Hopewell Capital LLC(10)	1,000,000	1,000,000	-	*
AQR Opportunistic Premium Offshore Fund, L.P. (11)	321,420	321,420	-	*
AQR Funds – Diversified Arbitrage Fund(12)	3,170,730	3,170,730	-	*
Advanced Series Trust – AST Academic Strategies Asset Allocation Portfolio(13)	317,370	317,370	-	*
CNH Diversified Opportunities Master Account, L.P. (14)	190,480	190,480	-	*
David A. Hanse(15)	737,500(16)	737,500(16)	-	*
R. Kevin Andrews(17)	75,000(18)	75,000(18)	-	*
Pritchard Capital Partners, LLC(19)	500,000(20)	500,000(20)	-	*
Reese Minerals, Ltd.(21)	21,175,000	4,175,000	17,000,000	3.1%
Bob Herell Operating LP(22)	1,125,000	625,000	500,000	*
I.R. Nolen, Jr. IRA	1,125,000	625,000	500,000	*
Thomas B. Speck	1,750,000	1,250,000	500,000	*
Thomas Nelson Oliver	625,000	625,000	-	*
Murray B. Roark IRA	2,125,000(23)	625,000	1,500,000	*
Billy I. Dippel	1,750,000	1,250,000	500,000	*
Rino-K&K Compression, LTD(24)	625,000	625,000	-	*
James S. Madison IRA	437,500	437,500	-	*
Ernest D. Dickey IRA	1,125,000	625,000	500,000	*
Gary K. Wunderlich Jr.(25)	312,500	312,500	-	*
Columbia Acorn Fund(26)	50,000,000	50,000,000	-	*
Sydson Energy, Inc. (27)	4,162,500	4,162,500	-	*
James A. Parrish, Jr. and Mary Jane Parris JTWROS(28)	625,000	625,000	-	*
Desertaire Enterprises, LP(29)	3,125,000	625,000	2,500,000	*
J. Howard Sparkman IRA	625,000	625,000	-	*
Michael P. McConaughey	1,750,000	625,000	1,125,000	*
Tim G. Culp	2,250,000	1,250,000	1,000,000	*
Dennis Kruse	812,500	312,500	500,000	*
John Eddie Williams, Jr.	33,177,600	4,162,500	29,015,100	5.3%
Charles R. Tierce	2,250,000	1,250,000	1,000,000	*

* Less than 1%.

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(2)	This percentage is based upon 551,517,726 shares issued and outstanding as of June 26, 2012, plus the additional shares that the selling stockholder is deemed to beneficially own.

(3)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligations known to us to sell any shares of common stock at this time.

(4)
Variable Portfolio - Columbia Wanger International Equities Fund (“Wanger International VP”) is a series of Riversource Variable Series Trust, a Massachusetts business trust registered as an investment company with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940. CMIA acts as investment manager, and CWAM acts as subadviser, to Wanger International VP. As a result, CMIA and CWAM may be deemed to be beneficial owners of the shares of the Company held by Wanger International VP due to the investment discretion that may be attributable to each of CMIA and CWAM; however, neither CMIA nor CWAM has the power to vote such shares held by Wanger International VP.  The proxies for securities held by Wanger International VP are voted by the Chairman of the Board of Directors of Wanger International VP in accordance with Wanger International VP’s proxy voting policies and procedures.

(5)
Columbia Acorn International (“Acorn International”) is a series of Columbia Acorn Trust, a Massachusetts business trust registered as an investment company with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940.  CWAM acts as investment manager to Acorn International and has the voting and investment discretion with respect to the shares of the Company held by Acorn International.  Accordingly, CWAM may be deemed to be a beneficial owner of the shares of the Company held by Acorn International.  Proxies for which CWAM has authority to vote are voted in accordance with CWAM’s proxy voting policies and procedures.

(6)
Wanger International (“Wanger International”) is a series of Wanger Advisors Trust, a Massachusetts business trust registered as an investment company with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940.  CWAM acts as investment manager to Wanger International and has the voting and investment discretion with respect to the shares of the Company held by Wanger International.  Accordingly, CWAM may be deemed to be a beneficial owner of the shares of the Company held by Wanger International.  Proxies for which CWAM has authority to vote are voted in accordance with CWAM’s proxy voting policies and procedures.

(7)
Soros Fund Management LLC (“SFM LLC”) serves as principal investment manager to Quantum Partners LP, a Cayman Islands exempted limited partnership (“Quantum Partners”).  As such, SFM LLC has been granted investment discretion over portfolio investments, including the shares reported in the table above, held for the account of Quantum Partners.  George Soros serves as Chairman of SFM LLC, Robert Soros serves as Deputy Chairman of SFM LLC, and Jonathan Soros serves as President and Deputy Chairman of SFM LLC.

(8)
Passport Energy Master Fund SPC Ltd. for and on behalf of Portfolio A – Energy Strategy (“Passport Energy”) is the beneficial owner of the shares reported in the table above.  Passport Capital, LLC serves as the investment manager to Passport Energy.  John H. Burbank III serves as the sole managing member to Passport Capital, LLC.  John H. Burbank III may be considered to share the power to vote or direct the vote of, and the power to dispose or direct the disposition of all shares beneficially owned by Passport Energy.

(9)	We have been advised that James B. Vose exercises voting and investment power over these shares.

(10)	We have been advised that Richard Adelaar exercises voting and investment power over these shares.

(11)
CNH Partners, LLC (“CNH Partners”), as sub-advisor of AQR Opportunistic Premium Offshore Fund, L.P. (“AQR Opportunistic”), has discretionary voting and investment authority over the shares owned by AQR Opportunistic.  CNH Partners is controlled indirectly by Todd Pulvino and Mark Mitchell.  Accordingly, Todd Pulvino and Mark Mitchell may be deemed to share voting and investment authority over the shares owned by AQR Opportunistic.

(12)
CNH Partners, as sub-advisor of AQR Funds – AQR Diversified Arbitrage Funds (“AQR Funds”), has discretionary voting and investment authority over the shares owned by AQR Funds.  CNH Partners is controlled indirectly by Todd Pulvino and Mark Mitchell.  Accordingly, Todd Pulvino and Mark Mitchell may be deemed to share voting and investment authority over the shares owned by AQR Funds.

(13)
CNH Partners, as sub-advisor of AST Academic Strategies Asset Allocation Portfolio (“AST”), has discretionary voting and investment authority over the shares owned by AST.  CNH Partners is controlled indirectly by Todd Pulvino and Mark Mitchell.  Accordingly, Todd Pulvino and Mark Mitchell may be deemed to share voting and investment authority over the shares owned by AST.

(14)
CNH Partners, as the advisor of CNH Diversified Opportunities Master Account, L.P. (“CNH Diversified”), has discretionary voting and investment authority over the shares owned by CNH Diversified.  CNH Partners is controlled indirectly by Todd Pulvino and Mark Mitchell.  Accordingly, Todd Pulvino and Mark Mitchell may be deemed to share voting and investment authority over the shares owned by CNH Diversified.

(15)
Mr. Hanse has informed us that he is an employee of Wunderlich Securities, Inc., a registered broker-dealer, and has represented that he acquired the securities described above in the ordinary course of business and, at the time of acquisition, did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities.  Mr. Hanse was assigned the Warrant pursuant to which the shares being registered hereunder are issuable on February 15, 2011 from Pritchard Capital Partners, LLC.  In April 2012, Mr. Hanse and his wife acquired 312,500 shares of common stock in connection with the 2012 Private Placement.

(16)
Represents (i) 425,000 shares of common stock underlying a five year warrant exercisable at $0.30 per share and (ii) 312,500 shares of common stock.  The 312,500 shares of common stock are held by the selling stockholder in a joint tenancy with his wife.  As a result thereof, the selling stockholders wife may be deemed to be the beneficial owner of the securities held by Mr. Hanse.

(17)
Mr. Andrews has informed us that he is an affiliate of Pritchard Capital Partners, LLC, a registered broker-dealer, and has represented that he acquired the securities described above in the ordinary course of business and, at the time of acquisition, did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities.  Mr. Andrews was assigned the Warrant pursuant to which the shares being registered hereunder are issuable on February 15, 2011 from Pritchard Capital Partners, LLC.

(18)	Represents 75,000 shares of common stock underlying a five year warrant exercisable at $0.30 per share.

(19)
Pritchard Capital Partners, LLC is a registered broker-dealer and has represented that it acquired the securities described above in the ordinary course of business and, at the time of acquisition, did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities.  Pritchard Capital Partners, LLC acquired the Warrant pursuant to which the shares being registered hereunder are issuable on February 15, 2011 as part of the consideration paid to Pritchard Capital Partners, LLC in connection with the closing of the 2011 Private Placement.

(20)	Represents 500,000 shares of common stock underlying a five year warrant exercisable at $0.30 per share.

(21)
 Jordan W. Reese, III is the managing member of the general partner of Reese Minerals, Ltd. (“Reese Minerals”), and has voting and investment authority over the shares owned by Reese Minerals.  As a result thereof, Mr. Reese may be deemed to have beneficial ownership of such shares held by Reese Minerals.

(22)
 J.B. Herell is the managing member of Bob Herell Operating, L.P. (“Herell Operating”), and has voting and investment authority over the shares owned by Herell Operating.  As a result thereof, Mr. Herell may be deemed to have beneficial ownership of such shares held by Herell Operating.

(23)	Includes an aggregate of 300,000 shares of common stock held by the selling stockholders wife and minor children.

(24)
 Robert Fair is the president of the general partner of Rino K&K Compression Ltd (“Rino”), and has voting and investment authority over the shares owned by Rino.  As a result thereof, Mr. Fair may be deemed to have beneficial ownership of such shares held by Rino.

(25)
Mr. Wunderlich has informed us that he is an affiliate of Wunderlich Securities, Inc., a registered broker-dealer, and has represented that he acquired the securities described above in the ordinary course of business and, at the time of acquisition, did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities.

(26)
Columbia Acorn Fund (“Acorn Fund”) is a series of Columbia Acorn Trust, a Massachusetts business trust registered as an investment company with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940.  CWAM acts as investment manager to Acorn Fund and has the voting and investment discretion with respect to the shares of the Company held by Acorn Fund.  Accordingly, CWAM may be deemed to be a beneficial owner of the shares of the Company held by Acorn International.  Proxies for which CWAM has authority to vote are voted in accordance with CWAM’s proxy voting policies and procedures.

(27)
Michael Mayell is the president and sole owner of Sydson Energy, Inc. (“Sydson”).  Karen B. Mayell is the vice president and a director of Sydson.  Brenda Mabry is the corporate secretary of Sydson.  Michael Mayell, Karen B. Mayell, and Brenda Mabry each have voting and investment authority over the shares owned by Sydson, and as a result thereof, may be deemed to have beneficial ownership of such shares held by Sydson.

(28)
Mr. Parrish has informed us that he is an affiliate of Wunderlich Securities, Inc., a registered broker-dealer, and has represented that he acquired the securities described above in the ordinary course of business and, at the time of acquisition, did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities

(29)
Ronald Taylor is the president of Desertaire Enterprises, LP (“Desertaire”), and has voting and investment authority over the shares owned by Desertaire.  As a result thereof, Mr. Taylor may be deemed to have beneficial ownership of such shares held by Desertaire.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of his/hers/its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus, provided they meet certain requirements under Rule 144.  Broker-dealers engaged by a selling stockholder may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from a selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Transactions under this prospectus may or may not involve brokers or dealers.  The selling stockholders may sell securities directly to purchasers or to or through broker-dealers, who may act as agents or principals.  Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in selling securities.  Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder in amounts to be negotiated in connection with the sale.  Broker-dealers or agents may also receive compensation in the form of discounts, concessions or commissions from the purchasers of securities for whom the broker-dealers may act as agents or to whom they sell as principal, or both.  This compensation as to a particular broker-dealer might exceed customary commissions.

Each selling stockholder that is a broker-deal or an affiliate of a registered broker-dealer has represented to us that it purchased the securities in the ordinary course of business.  The selling stockholders have informed us that they do not have any agreements or understandings, directly or indirectly, with any person to distribute such securities.

The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act.

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.  We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Prior to a selling stockholder entering into an agreement with a broker-dealer, such broker-dealer will need to seek and obtain clearance of the underwriting compensation and arrangements from FINRA.  Upon being notified by a selling stockholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the initial price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

•	that such selling stockholder and broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transactions.

We have informed the selling stockholders that Regulation M promulgated under the Exchange Act may be applicable to them with respect to any purchase or sale of our common stock.  In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits a selling stockholder and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock.  None of these persons may effect any stabilizing transaction to facilitate any offering at the market.  As the selling stockholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the selling stockholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares.  Under Regulation M, the selling stockholder or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while the selling stockholder is distributing shares covered by this prospectus.  Regulation M may prohibit the selling stockholder from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement.  We have advised the selling stockholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

We are required to pay the fees and expenses incident to the registration of the shares.  In connection with the 2012 Private Placement, we agreed to issue certain shares of our common stock in the event that this resale registration statement is not effective by October 16, 2012, see “Description of Securities to be Registered and Our Capital Stock.”  We have agreed to indemnify certain of the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED
AND OUR CAPITAL STOCK

This prospectus relates to the resale of up to 157,847,060 shares of our common stock, which includes an aggregate of 1,000,000 shares of common stock underlying the Warrants. The following description of our capital stock is only a summary. You should also refer to our articles of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

General

We are authorized to issue 700,000,000 shares of common stock, par value $0.001, of which 551,517,726 shares were issued and outstanding as of June 26, 2012.  We are also authorized to issue 50 million shares of preferred stock, par value $0.001, none of which have been issued as of June 26, 2012.

Common Stock

The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders.  The holders of common stock have the sole right to vote, except as otherwise provided by law or by our certificate of incorporation, including provisions governing any preferred stock.  The common stock does not have any cumulative voting, preemptive, subscription or conversion rights.  Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented.  The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if declared by our board of directors, out of funds legally available.  In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

 The authorized but unissued shares of our common stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our board to issue shares of stock to persons friendly to existing management, which may deter or frustrate a takeover of the Company.

Registration Rights

The Company has granted registration rights to the holders of the shares of common stock sold in connection with our 2012 Private Placement.  Pursuant to the terms of a registration rights agreement entered into by and between the Company and the investors, the Company will use its best efforts to file a registration statement on Form S-1 with the SEC to register the resale of the shares purchased within 60 days from the closing of the 2012 Private Placement.  The Company will use its best efforts to have the registration statement declared effective on or before October 16, 2012.  If the registration statement registering the resale of the shares issued in the 2012 Private Placement has not been declared effective by October 16, 2012, then the Company will be required to pay the investors, pro rata, an amount equal to 0.5% of the purchase price of the shares for each 30-day period of delay (pro-rata for a lesser period of delay), subject to maximum fee of 1.5% of the purchase price of the shares.  The Company has the option to pay such liquidated damages through the issuance of shares of its common stock.

In connection with the 2011 Private Placement, the Company agreed to file a registration statement with the SEC  to register the resale of the shares purchased in the 2011 Private Placement, and to maintain the effectiveness of such registration statement until (i) all securities covered by the registration statement either have been sold, under the registration statement or pursuant to Rule 144 under the Securities Act or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144, and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and (ii) one year following the expiration of the Warrants.

We will pay all costs and expenses incurred by us in complying with our obligations to file the registration statements pursuant to the applicable registration rights agreements, except that the selling holders will be responsible for any underwriters discounts or commissions.

Preferred Stock

We are authorized to issue 50 million shares blank check preferred stock, none of which are issued and outstanding.  We have no present plans for the issuance thereof. Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting ownership and the voting power of the common stock holders;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control without further action by the stockholders

Options and Warrants

In connection with the closing of our 2011 Private Placement, we issued the Warrants to purchase up to 1 million shares of our common stock exercisable at $0.30 per share, which are exercisable at any time for a period of five-years from the issuance date.

We have issued to certain of our executive officers options to purchase up to 12,500,000 shares of common stock, exercisable at prices ranging from $0.08 to $0.32 per share, of which 1,165,500 shares vest in calendar year 2012, 4,165,498 shares vest in calendar year 2013, 4,167,498 shares vest in calendar year 2014, and 3,000,004 shares vest in calendar year 2015.   We have also granted to certain of our executive officers and non-executive directors 1,950,000 shares of restricted stock, of which 649,996 shares vest in calendar year 2012, 650,002 shares vest in calendar year 2013, and 650,002 shares vest in calendar year 2014.

Indemnification

As permitted by Nevada law, our Articles of Incorporation, as amended, provide that we will indemnify its directors and officers against expenses and liabilities as they are incurred to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent

The transfer agent and registrar for our common stock is Island Stock Transfer whose address is 100 Second Avenue South, Suite 705S, St. Petersburg, Florida 33701.

BUSINESS

The Company

We are an international, development stage oil and gas exploration company.  We have initially concentrated our efforts in Colombia and Peru, where we believe we have attractive oil and gas interests.  Our strategy is to develop a portfolio of non-operated oil and gas assets, primarily focused in South America, by balancing an inventory of near-term drilling projects with oil and gas development activities requiring extended lead times.  Gulf United’s asset portfolio includes participation in two hydrocarbon exploration blocks operated by SK Innovation.

Oil and Gas Industry

The oil and gas industry is a complex, multi-disciplinary sector that varies greatly across geographies. As a heavily regulated industry, operating conditions are subject to political regimes and changing legislation. Governments can either induce or deter investment in exploration and production, depending on legal requirements, fiscal and royalty structures and regulation. Beyond political considerations, exploration and production for hydrocarbons is an extremely risky business with multiple failure modes. Exploration and production wells require substantial investment and are long-term projects, sometimes exceeding twenty to thirty years. Regardless of the effort spent on an exploration or production prospect, success is difficult to attain. Even though modern equipment, including seismic equipment and advanced software, has helped geologists find producing structures and map reservoirs, they do not guarantee any outcome. Drilling is the only method to determine whether a prospect will be productive, and even then, many complications can arise during drilling (e.g., those relating to drilling depths, pressure, porosity, weather conditions, permeability of the formation and rock hardness) among others.

Typically, there is a significant chance that exploratory wells will result in non-producing holes, leaving investors with the cost of seismic data and a dry well which can total millions of dollars. Even if oil or gas is produced from a particular well, there is always the possibility that treatment, at additional cost, may be required to make production commercially viable.   Further, production profiles decline over time. In summary, oil and gas exploration and production is an industry with high risks and high entry barriers, but it is also potentially lucrative.

Oil and gas prices determine the commercial feasibility of a project.  Certain projects may become feasible with higher prices or, conversely, may falter with lower prices. Volatility in the price of oil, gas and other commodities has increased during the last few years, complicating the assessment of revenue projections.  Most governments have enforced strict regulations to uphold high standards of environmental awareness; thus, holding companies to a high degree of responsibility vis-à-vis protecting the environment. Aside from such environmental factors, oil and gas drilling is often conducted near populated areas.  For a company to be successful in its drilling endeavors, working relationships with local communities are crucial to promote business strategies and to avoid the repercussions of disputes that might arise over local business operations.  At this time, the Company does not have any producing or proved oil or gas reserves.

Corporate History

The Company was incorporated in the State of Nevada in September 2003. The Company is a development stage company as defined by generally accepted accounting principles. In 2006, we became an investor in pipeline and LNG regasification projects (which have been sold), and since February 2010, we have pursued investments in oil and gas properties. We own 100% of the outstanding interests of Gulf United Energy del Peru, Gulf United Energy Cuenca Trujillo Ltd., and Gulf United Energy del Colombia, entities in which we conduct our activities in South America.

Business Plan and Strategic Outlook

We plan to build a successful oil and gas exploration company focused on acquiring working interests, royalty interests, partnership or limited liability company interests, lease options, leasehold positions, or other mineral rights in select countries in South America. We have initially concentrated our efforts in Colombia and Peru, where we have found what we believe to be good exploration opportunities. We may turn to opportunities in other countries if we deem the relevant considerations merit our investment. We plan to focus on early-stage exploration of hydrocarbons through a variety of transactions aimed at building a resources base. An integral part of our strategy is to continue to build a competent and professional management and operations team to enable us to successfully carry out our business plan. We have engaged experienced personnel including technical specialists (e.g., geologists/geophysicists and others) as required by the scope of our operations.

Our Exploration Projects

Colombia: Block CPO-4

In July 2010, the Company acquired from SK Innovation, subject to regulatory approval, an undivided twelve and one-half percent (12.5%) participating interest in the CPO-4 block located in the Llanos Basin of Colombia.  Block CPO-4 consists of 345,592 gross acres (43,200 net) and is located approximately 70 miles southeast of Bogotá.  This block is operated by SK Innovation.  Approximately 530 square kilometers of 3-D seismic data has been acquired and interpreted in the northern portion of the acreage Interpretation and study of this seismic data is ongoing.  Tamandua-1 was the first well drilled on CPO-4.  Due to conditions in the wellbore, the working interest partners’ elected to abandon the bottom section of the well and discontinue testing of the well after inconclusive results in the C-7 and C-9 sands.  In April 2012, Tamandua-1 was temporarily abandoned to allow re-entry for future testing and evaluation. The Cachirre #1 well, the second well on Block CPO-4, was drilled to a measured depth of 9,486 feet in the southeast corner of Block CPO-4.  An evaluation of the initial test results collected from the wellbore indicated that the primary targeted zones below a measured depth of 8,750 feet were water-wet.  In June 2012, SK Innovation has elected to abandon the well.

On June 26, 2012, the Company notified SK that it has elected to abandon the well consistent with SK’s decision.   As the Cachirre #1 well was drilled using limited 2-D seismic data and positioned updip to an older well (having historical evidence of hydrocarbon shows), the Company believes the Cachirre #1 may have been drilled off structure.  Moreover, the Company believes that, based on available data regarding the shallower C-9 section at the Cachirre #1 site, the economic risk of conducting additional tests of the C-9 is not justified.  If further testing of the C-9 section is conducted by a working interest partner on a sole-risk basis, the Company would have the right to buy back into the well by paying its proportionate share of incurred costs plus a penalty (based on the Company’s proportionate share of testing and completion costs of the C-9).  Moreover, the Company’s decision to not participate in the testing of the C-9 section, and the payment of any penalties to buy back into the well, is limited to the Cachirre #1 well, and does not affect the Company’s current plans to participate in any future development or exploration activity in the area or elsewhere on Block CPO-4.

The assignment to the Company of the interest in CPO-4 is conditioned upon the approval by ANH and the Republic of Korea. To date, we have not obtained the written approvals from the Republic of Korea or the ANH. The approval from the Republic of Korea will be requested after the Company has received the approval from the ANH. The farmout agreement with SK Innovation, as amended, requires these approvals by October 31, 2012. Pursuant to the existing farmout with SK Innovation, if the Company does not receive the approvals by October 31, 2012, the agreement calls for a thirty day grace period during which the Company and SK Innovation have agreed to meet to discuss possible amendments to the farmout agreement which would facilitate, or avoid the need for, the approvals.   As SK Innovation has already extended the arbitrary cut-off date set forth in the farmout agreement three times, including the most recent extension to October 31, 2012, we believe that the Company and SK Innovation have a good working relationship.  If the Company and SK Innovation are unable to agree upon any additional amendments during such thirty day grace period, SK Innovation has the right to terminate the farmout agreement. If SK Innovation elects to exercise its termination right as the result of the failure to obtain the written approvals from the ANH or the Republic of Korea, the Company’s interest in Block CPO-4 will be deemed re-assigned back to SK Innovation, and the Company will have the right to have returned any amounts paid under the farmout agreement, without interest ($9,309,003 has been paid through February 29, 2012).  In such event our business would be materially adversely affected.

Block CPO-4.  Source: Gulf United Energy, Inc

Peru: Block Z-46

In July 2010, the Company acquired from SK Innovation, subject to regulatory approval, an undivided forty percent (40%) participating interest in Block Z-46, an approximately 2.8 million acre offshore block in Peru.  Block Z-46 has over 5,600 km of reprocessed 2-D seismic data and two wells drilled by Repsol in the 1990’s that established the presence of hydrocarbons.  On December 30, 2010, we began acquiring approximately 2,900 kilometers of 2-D seismic data to further delineate prospects in anticipation of a focused 3-D seismic data acquisition in the future. During 2011, we acquired an additional 3,134 km of 2D seismic data to further delineate prospects in anticipation of a focused 3D acquisition in the future.  Based on this data, prospective drilling sites would be determined and site prep would begin as the proper environment and other approvals have been obtained.

The assignment to the Company of the participation interest in Block Z-46 is conditioned upon the approval of the assignment by Perupetro.  On March 13, 2012, the Company received a certificate of qualification from Perupetro, which sets forth Perupetro’s determination that the Company has the legal, technical, economic, and financial capacity to assume the assignment from SK Innovation of the 40% working interest in Block Z-46.  The letter of qualification is an important milestone in the approval of the assignment, which is subject to official ratification and issuance of a Supreme Decree by the government of the Republic of Peru.  The farmout agreement with SK Innovation required approval from Perupetro by May 30, 2012. The Company and SK Innovation are working to further extend the deadline for approval based on Perupetro’s qualification described above.  As SK Innovation has already extended the arbitrary cut-off date set forth in the farmout agreement, including the most recent extension to May 30, 2012, we believe that the Company and SK Innovation have a good working relationship.    If the Company and SK Innovation are unable to agree upon any additional amendments during such thirty day grace period, SK Innovation has the right to terminate the agreement. If SK Innovation elects to exercise its termination right, the Company’s interest in Block Z-46 will be deemed re-assigned back to SK Innovation, and the Company will have the right to have returned any amounts paid under the farmout agreement, without interest ($5,586,941 has been paid through February 29, 2012).  In such event, our business would be materially adversely affected.

Peru Block Z-46.  Source: Gulf United Energy, Inc.

Other Assets and Activities

Also in Peru, the Company has acquired, subject to regulatory approval, a 5% participating interest in Block XXIV, an approximately 276,137 gross acre concession, and a 2% participating interest in the Peru TEA.  The Peru TEA consists of four contiguous blocks totaling approximately 40 million gross acres onshore on the western flank of the Andes Mountains.  Block XXIV and Peru TEA are both operated by Upland.  Two exploratory wells have been drilled on Block XXIV and both wells are considered dry holes.  During 2011, Upland acquired 200 km of 2D seismic data on Block XXIV which is currently in processing.  Going forward, we understand that Upland will conduct further geologic studies with the goal to determine two onshore seismically defined drilling locations during fiscal year 2012. On the TEA areas during 2011, Upland completed a gravity aeromagnetic and satellite imaging study on the TEA which will be used to narrow the areas of interest for further geologic study.

Block XXIV.  Source: Gulf United Energy, Inc.

Peru TEA Areas I, II, III, and IV.  Source: PeruPetro S.A.

The assignment to the Company of the interests in Block XXIV and the Peru TEA are also subject to the approval of Perupetro, along with certain governmental agencies of the Republic of Peru.  Until such time as the approvals are received, Upland is holding the Block XXIV and Peru TEA interests in escrow.  Upland has begun the process of obtaining the necessary approvals on behalf of the Company.

While seismic evaluation has been ongoing on certain of our properties, it is unknown whether recoverable oil or gas reserves will be discovered on any of our properties.  We expect to engage in additional investment opportunities in oil and gas exploration and development as our resources permit. The scope of our activities in this regard may include, but may not be limited to, the acquisition or assignment of rights to develop exploratory acreage under concessions with government authorities and other private or public exploration and production companies, the purchase of oil and gas producing properties, farm-in and farmout opportunities.

We may turn to opportunities in other countries if we deem the relevant considerations merit our investment. We plan to focus on early-stage exploration of hydrocarbons through a variety of transactions aimed at building a resource base.

The Company has granted to certain affiliates of the Company, including members of our senior management team, a 2% overriding royalty interest, proportionately reduced, on its interests in Block CPO-4, Block Z-46, Block XXIV, and the Peru TEA.  See “Management – Certain Relationships and Related Party Transactions.”

Acreage

The following table sets forth information relating to our interests in prospects in Peru and Columbia:

Property	Operator	Ownership Interest	Total Gross Acres (1)	Total Gross Developed Acres	Total Gross Undeveloped Acres	Gross Productive Wells
Block XXIV	Upland Oil & Gas, LLC	5.0%	276,137	0	276,137	0
Peru TEA	Upland Oil & Gas, LLC	2.0%	40,321,163	0	40,321,163	0
Z-46	SK Innovation	40.0%	2,803,411	0	2,803,411	0
CPO-4	SK Innovation	12.5%	345,592	0	345,592	0
(1) The gross acreage cited includes acreage to be earned under existing farm-out and participation agreements.

A developed acre is an acre spaced or assignable to productive wells, a gross acre is an acre in which a working interest is owned, and a net acre is the result that is obtained when the sum of fractional ownership working interests in gross acres equals one.  The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.  We currently do not have any proved reserves.

Undeveloped acreage is considered to be those lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or natural gas, regardless of whether or not such acreage contains proved reserves, but does not include undrilled acreage held by production under the terms of a lease.

Title to Properties

We do not hold record title to any of our prospects.  We instead hold working interests (subject to regulatory approval) in our projects by virtue of the various agreements described herein.  Generally, title to oil and gas properties is subject to royalty, overriding royalty, carried working, net profits, working and other similar interests and contractual arrangements customary in the gas and oil industry, liens for current taxes not yet due and other encumbrances.

Governmental Regulation

The oil and gas industries in Peru and Colombia are highly regulated. Rights and obligations with regard to exploration, development and production activities are explicit for each project, and economics are governed by a royalty/tax regime. Various government approvals are required for acquisitions and transfers of exploration and exploitation rights, including meeting financial, operational, legal and technical qualification criteria.  Oil and gas concessions are typically granted for fixed terms with opportunity for extension.

Environmental Regulation – Community Relations

Our activities will be subject to existing laws and regulations governing environmental quality and pollution control in the countries where we expect to maintain operations. Our activities with respect to exploration, drilling and production from wells will be subject to stringent environmental regulation by regional, provincial and federal authorities in Peru and Colombia. Such regulations relate to, for example, environmental impact studies, permissible levels of air and water emissions, control of hazardous wastes, construction of facilities, recycling requirements and reclamation standards. Risks are inherent in oil and gas exploration, development and production operations, and we can give no assurance that significant costs and liabilities will not be incurred in connection with environmental compliance issues. There can be no assurance that all licenses and permits which may be required to carry out exploration and production activities will be obtainable on reasonable terms or on a timely basis, or that such laws and regulations would not have an adverse effect on any project that we may wish to undertake.

Employees

We currently have six full-time employees.  We utilize consultants, as needed, to perform strategic, technical, operational and administrative functions, and as advisors.

Insurance

We currently do not maintain any insurance coverage to cover losses or risks incurred in the ordinary course of business.

Research and Development

We have not incurred any research or development expenditures since inception.

Legal Proceedings

From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of business. No legal proceedings, government actions, administrative actions, investigations or claims are currently pending against us or involve the Company which, in the opinion of the management of the Company, could reasonably be expected to have a material adverse effect on its business or financial condition.  There are no proceedings in which any of the directors, officers or affiliates of the Company, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to that of the Company

General

Our address is P.O. Box 22165, Houston, Texas 77227-2165 and our telephone number is 713-942-6575. Our web site, www.gulfunitedenergy.com, is currently under construction. You may access and read our SEC filings through the SEC's web site (http:www.sec.gov). This site contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See “Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors discussed in “Risk Factors” and elsewhere in this prospectus.

Overview

We are an international, development stage oil and gas exploration company.  We have initially concentrated our efforts in Colombia and Peru, where we believe we have acquired attractive oil and gas interests.  Our strategy is to develop a portfolio of non-operated oil and gas assets, primarily focused in South America, by balancing an inventory of near-term drilling projects with oil and gas development activities requiring extended lead times.

Results of Operations

We have not earned any revenues during the period from inception through February 29, 2012. We have not attained profitable operations and are, therefore, dependent upon obtaining additional debt or equity financing. If we are unable to obtain additional financing, we may not be able to continue as a going concern.

Results of Operations – Fiscal Years Ended August 31, 2011 and 2010

Year Ended August 31, 2011, Compared to Year Ended August 31, 2010:

($ in thousands)
	2011 .	2010 .
Revenue	$-	$-
Expenses:
Office and other	35	5
Depreciation expense	22	12
Officers’ salary and related expenses	2,008	167
Professional fees	1,354	551
Consulting	758	-
Consulting – related parties	8,982	-
Referral fees	-	45
Rent and lease expense	2	-
Travel	143	15
Interest expense	942	147
Interest expense – related parties	693	423
Subsidiary formation cost	-	10
Interest income	(15)	-
(Gain) loss from discontinued operations	(350)	940
Total Expenses	14,574	2,315
Net loss for the year	$(14,574)	$(2,315)

The Company incurred a net loss of $14,574,000 for the year ended August 31, 2011 which is $12,259,000 higher than the net loss of $2,315,000 in 2010.  The higher loss is due primarily to the increased officers’ salary, consulting expenses, a significant increase in professional fees as well as increased interest expense associated with greater borrowings and loan discount amortization in fiscal 2011.

Operating Expenses

The following table sets forth summarized operating expense information for the years ended August 31, 2011 and 2010:

($ in thousands)
	2011.		2010.	$ Change
Office and other	$35		$5	$	$ 30
Depreciation expense	22		12		10
Officers’ salary and related expenses	2,008		167		1,841
Professional fees	1,354		551		803
Referral fees	-		45		(45)
Consulting	758		-		758
Consulting – related parties	8,982		-		8,982
Rent and lease expense	2		-		2
Travel	143		15		128
Interest expense	942		147		795
Interest expense – related parties	693		423		270
Subsidiary formation cost	-		10		(10)
Interest income	(15)		-		(15)
(Gain) loss from discontinued operations	(350	)).	940		(1,290)
	$14,574.		$2,315.		$$12,259

For the year ended August 31, 2011, expenses increased $12,259,000 as compared to the year ended August 31, 2010. The increase occurred primarily due to: (i) the increase in officers’ salary and related expenses, (ii) consulting expenses; (iii) the increase in professional fees which includes accounting, legal fees, geotechnical services and other, and; (iv) the increase in interest expense including loan amortization.

Net Loss

For the twelve months ended August 31, 2011, our net loss was $14,574,000 compared to a loss of $2,315,000 for the twelve months ended August 31, 2010. The increase in the loss for the twelve months ended August 31, 2011 as compared to the twelve months ended August 31, 2010 was attributable to the significant operating expense increases and increased interest expense as noted above.

Net Loss Applicable to Common Stockholders

For the twelve months ended August 31, 2011, our net loss per share was $0.04 compared to a loss of $0.02 for the twelve months ended August 31, 2010.

Cash flows

Cash flows from the Company's operating activities used cash of $3,495,501 for the year ended August 31, 2011, compared to net cash used of $387,693 in the year ended August 31, 2010.  During the year ended August 31, 2011, investing activities used cash of $8,955 for capital expenditures and $12,496,000 for investments in oil and gas properties.  The Company's financing activities provided net cash proceeds of $23,232,434 in the year ended August 31, 2011, compared to $3,338,000 cash provided in the year ended August 31, 2010. The cash provided in the twelve months ended August 31, 2011 was provided by sales of common stock totaling $25,822,119 and proceeds of stockholder loans of $1,400,000 and was reduced by note principal reductions totaling $3,989,685.  In 2010, the financing was provided by $587,500 proceeds from the sale of restricted, common shares and $2,900,500 proceeds from shareholder notes payable.

For the period from inception-to-date, the Company has used cash of $4,307,202 in operating activities, $15,689,399 in investing activities and $27,248,258 was provided from financing activities.

Going Concern

In the course of its development activities, the Company has sustained losses and expects such losses to continue through at least August 31, 2012 and thereafter.  The Company expects to finance its operations primarily through its existing cash and any future debt and equity financings. The Company’s ability to continue as a going concern requires it to obtain additional capital in the future to continue its operations and there is no assurance that it will be able to obtain such capital, through equity or debt financing, or any combination thereof, or on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet the Company’s ultimate capital needs and to support the Company’s growth. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, the Company’s operations would be materially negatively impacted.    The Company’s ability to complete additional offerings is dependent on the state of the debt and/or equity markets at the time of any proposed offering, and such market’s reception of the Company and the offering terms. In addition, the Company’s ability to complete an offering may be dependent on the status of its oil and gas exploration activities, which cannot be predicted. There is no assurance that capital in any form would be available to the Company, and if available, on terms and conditions that are acceptable.

Results of Operations - Quarters ended February 29, 2012 and February 28, 2011

Three and six months ended February 29, 2012, compared to the three and six months ended February 28, 2011

In the three months and six months ended February 28, 2011, certain amounts have been reclassified to be consistent with the three months and six months ended February 29, 2012.

($ in Thousands)	For the three months ended		For the six months ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
Revenue	$-	$-	$-	$-

Office and other	13	4	31	6
Depreciation expense	7	5	13	10
Salary and related expenses	489	369	980	627
Professional fees	259	462	547	766
Consulting	60	8,245	140	8,299
Travel	76	3	121	17
Stockholder loan and other interest	-	791	-	1,297
Total expense	904	9,879	1,832	11,022
Interest income	(1)	(1)	(5)	(1)
Gain on sale of joint venture investment	-	120	-	320
Net loss for the period	$(903)	$(9,758)	$(1,827)	$(10,701)

Operating Expenses

For the quarter ended February 29, 2012, operating expenses decreased $8,975,000 as compared to the same quarter in 2011. The decrease occurred primarily due to the $8,185,000 reduction in consulting expenses, $203,000 reduction in professional fees as well as the $791,000 decrease in interest expenses offset by a $120,000 increase in salary and related expenses and $73,000 in increased travel expense. Similarly, for the six months ended February 29, 2012, operating expenses decreased $9,190,000 as compared to the same six months in 2011. The decrease occurred primarily due to the $8,159,000 reduction in consulting expenses, $219,000 reduction in professional fees as well as the $1,297,000 decrease in interest expenses offset by a $353,000 increase in salary and related expenses and a $104,000 increase in travel expense.

Net Loss

The Company incurred a net loss of $903,000 for the quarter ended February 29, 2012 which is $8,855,000 less than the net loss of $9,758,000 incurred for the quarter ended February 28, 2011.  The reduced loss is due to the reduction in expenses noted above as well as the gain on sale of joint venture investment recognized in 2011.  For the six months ended February 29, 2012 versus February 28, 2011, there was a $8,874,000 reduction in net loss for the reasons noted above.

Net Loss Applicable to Common Stockholders

For the quarter and six months ended February 29, 2012 and February 28, 2011, our net loss per share was $0.00 and $0.03, respectively.

Cash flows

For the six months ended February 29, 2012, the Company's operating activities used cash of $1,661,874 compared to net cash used of $2,326,589 for the six months ended February 28, 2011.  During the current six months period, investing activities used cash of $3,703,041 primarily for investment in oil and gas properties versus $9,442,235 for the comparable period in 2011.  The Company's financing activities used net cash of $1,400,000 to pay short-term notes payable in the six months ended February 29, 2012, compared to $23,609,934 cash provided by sale of restricted common stock offset by payments on stockholder loans in the same period in 2011.

For the period from inception-to-date, the Company used cash of $5,969,076 in operating activities, used $19,392,440 in investing activities and $25,848,258 was provided from financing activities.

Liquidity and Capital Resources

At February 29, 2012, the Company had current assets of $642,402, current liabilities of $2,734,395, and a resulting working capital deficit of $2,091,993.  At February 29, 2012, without giving effect to cash proceeds from financings and payments made on outstanding obligations subsequent to February 29, 2012, we estimated that we would need approximately $12.2 million (excluding funds required for general working capital purposes) to fund our contractual commitments for the remaining portion of fiscal 2012; however, up to $6.8 million of these obligations may be deferred to fiscal year 2013.  Moreover, we will require approximately $13.5 million (excluding funds that may be required for general working capital purposes) to fund our contractual commitments during fiscal 2013.  Based on the assumptions herein, this will require that we raise at least $25.7 million during 2012 and 2013 to fund these expenditures (which does not include an additional estimated $6.1 million that we may be required to fund if two additional wells on CPO-4 are drilled).

Additionally, a component of our business strategy is to acquire additional oil and gas interests in Colombia and Peru should attractive opportunities be identified, although none have been identified to date.  If we do identify a potential acquisition and/or if the initial drilling program on CPO-4 is successful and additional wells are drilled, we will need to raise significantly more than $25.7 million to fund the acquisition and/or the accelerated drilling program on CPO-4.

Future equity financings may be dilutive to our stockholders, and the terms of future equity financings may include preferences or rights superior to our common stock.  Debt financings may involve a pledge of assets and will rank senior to our common stock.  We have historically financed our operations through best efforts private debt and equity financing.  We do not have any credit or equity facilities available with financial institutions, stockholders or third party investors, and will continue to rely on best efforts financings.  There is no assurance that we can raise additional capital from external sources subsequent to this offering.  Failure to raise additional capital, on favorable terms or at all, will have a material adverse effect on our operations, could result in the loss of our interests in our exploration projects, and will likely cause us to curtail or cease operations.

Contractual Commitments

Our commitments under existing agreements for the next three calendar years are estimated as follows as of February 29, 2012, without giving effect to cash proceeds from financings and payments made on outstanding obligations subsequent to February 29, 2012:

	Payments due by period (in thousands)
	Remainder of FYE 2012		FYE 2013		FYE 2014	Total
Commitments under employment agreements	$744		$342		$-	$1,086
Commitments under consulting contracts	90		72		72	234
Commitments under participation and farmout agreements:
Block CPO-4	6,920	(1)	-	(1)	-	6,920	(1)
Block Z-46	3,725	(2)	13,025	(3)	-	16,750
Block XXIV	500		-		-	500
Peru TEA	200		-		-	200
Total	$12,179	(4)	$13,439	(4)	$72	$25,690

(1)
The remaining current obligation on Block CPO-4 is $6.92 million which includes drilling the second phase 1 well at an estimated cost of $2.5 million, $2.24 million for 3-D seismic expense and $1.7 million for seismic acquisition costs incurred subsequent to July 31, 2010 owed to Houston American Energy 30 days after ANH approval, and estimated joint operating costs of approximately $480,000.  In the event an expanded drilling program is implemented in which an additional two wells will be drilled our additional estimated fiscal year 2012 obligation on CPO-4 will be approximately $1.1 million and the additional obligation for fiscal year 2013 would be approximately $5.0 million.  These additional amounts are not included in the above table.  Any drilling success should have associated revenues to offset additional costs.

(2)
The remaining fiscal year 2012 obligation on Block Z-46 is $3.725 million, which includes a payment of $2.9 million for past costs due to SK Innovation 30 days after final approval of interest transfer and estimated joint operating expenses of approximately $825,000.

(3)
As described above, the work program and budget for Z-46 was approved in December 2011.  Based on the work program, the estimated obligation on Z-46 for fiscal year 2013 is $13.0 million, which consists of an estimated $9.7 million for the 3-D seismic acquisition, approximately $1.4 million for joint operating expenses, and an estimated $1.9 million for VAT.

(4)	We believe that up to $6.8 million of fiscal year 2012 obligations may be deferred to fiscal year 2013.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements or guarantees of third party obligations.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer their shares at a price of $0.08 per share until such time as the Company's common stock is listed on a national securities exchange after which time such selling stockholders may sell their shares at prevailing market or privately negotiated prices, in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.  The selling stockholders will receive all proceeds from the sale of the common stock. We will, however, receive the sale price of any common stock we sell to the selling stockholder upon exercise of the Warrants. We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes.  Our common stock is currently listed for quotation on the OTCQB published by OTC Markets Group, Inc. under the symbol “GLFE.”

MARKET PRICE INFORMATION AND DIVIDEND POLICY

Our common stock is listed for quotation on the OTCQB published by OTC Markets Group, Inc. under the symbol “GLFE.”  The market for our common stock is extremely limited, sporadic, and highly volatile. The following table sets forth the approximate high and low closing sales prices for our common stock for the last two fiscal years and interim period ending May 31, 2012. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Our common stock is very thinly traded and, thus, pricing of our common stock on the OTCQB does not necessarily represent its fair market value.

		High	Low
YEAR 2012
	Quarter ending May 31, 2012	$0.22	$0.08
	Quarter ending February 29, 2012	$0.28	$0.20
	Quarter ended November 30, 2011	$0.36	$0.22
YEAR 2011

	Quarter ended August 31, 2011	$0.40	$0.25
	Quarter ended May 31, 2011	$0.55	$0.27
	Quarter ended February 28, 2011	$0.54	$0.25
	Quarter ended November 30, 2010	$0.34	$0.15
YEAR 2010
	Quarter ended August 31, 2010	$0.32	$0.15
	Quarter ended May 31, 2010	$0.40	$0.08
	Quarter ended February 28, 2010	$0.23	$0.04
	Quarter ended November 30, 2009	$0.24	$0.05

The closing sales price of our common stock on June 26, 2012 was $0.08 per share per share.

Holders

The approximate number of holders of record of our common stock as of June 26, 2012 was 282.

Dividends

We have not paid any cash dividends on our equity security and our board of directors has no present intention of declaring any cash dividends.  We are not prohibited from paying any dividends pursuant to any agreement or contract.

MANAGEMENT

The Company’s directors and executive officers are as follows:

Name	Age	Position
John B. Connally III	65	Director, Chief Executive Officer, President, and Chairman of the Board
David C. Pomerantz	52	Chief Financial Officer, Treasurer, and Secretary
Jim D. Ford	57	Executive Vice President, Business Development and Operations
Ernest B. Miller IV	43	Executive Vice President, Corporate Development and Administration
James C. Fluker III	63	Vice President, Exploration
John N. Seitz	60	Director
Thomas G. Loeffler	65	Director

Mr. John B. Connally, III was appointed President, Chief Executive Officer and director in September 2010.  Mr. Connally has engaged in oil and gas investments since the mid-1980’s.  Since May 2002, Mr. Connally has also served as a director of Endeavour International Corporation (“Endeavour”), a public company listed on the NYSE and on the London Stock Exchange, which is engaged in oil and gas exploration and production in the U.K. North Sea and in the domestic U.S. market. Mr. Connally was recently appointed as the lead director of Endeavour.  Mr. Connally also serves as the chairman of the compensation committee and member of the audit committee of Endeavour.  Until the mid-1980’s, Mr. Connally served as a partner in the law firm of Baker Botts LLP, specializing in corporate finance and mergers and acquisitions for energy and oil field service companies. Mr. Connally was a founding director of Nuevo Energy Company, a Houston-based oil and gas exploration and production company listed on the NYSE and a founder of Pure Energy Group, Inc. and Pure Gas Partners, Ltd., a private oil and gas exploration and production entity operating in the state of New Mexico, where he also served as a director and chief executive officer.  Mr. Connally provides the board with leadership and management knowledge.

Mr. David C. Pomerantz has served as the Company's Chief Financial Officer, Treasurer and Secretary since April 2007.  From March 2005 through November 2011, Mr. Pomerantz has served as a partner with Clear Financial Solutions, Inc., a company providing consulting and CFO services. From February 2003 to March 2005, Mr. Pomerantz served as chief financial officer and then chief operating officer for General Solutions, Ltd., an electronics manufacturing and software development company. From March 2000 to February 2003, Mr. Pomerantz held a senior manager role in the consulting group of UHY Advisors, Inc., a CPA and professional services firm. From 1999 to 2000, Mr. Pomerantz was the director of strategic planning and then president of PRS International, Inc. From 1988 to 1999, Mr. Pomerantz was controller and then operations manager for a division of Tyco International, Inc.  Mr. Pomerantz attended Emory University and received his Business Administration degree in accounting from The University of Texas at Austin. Mr. Pomerantz is a member of The Houston Technology Center and the MIT Enterprise Forum and is active on boards and executive boards of several non-profit organizations.

Mr. Jim D. Ford has served as our Executive Vice President, Business Development and Operations since December 2010, and   has over 30 years of experience in the energy sector.  From September 2005 to September 2010, Mr. Ford served as a director of Rodeo Development Ltd., a privately held company that developed the Logbaba Natural Gas & Condensate block in Douala, Cameroon, and which is now a wholly owned subsidiary of Victoria Oil & Gas (London AIM).  Mr. Ford served as the president of Rodeo Development Ltd. from September 2005 to March 2010.  Previously, Mr. Ford served as president of Riata Resources Corp. from May 2001 to November 2006. He has also served as a director of Riata Resources Corp. since May 2001.  Mr. Ford’s previous experience includes serving as President of Intercap Resource Management Corp., a publicly traded company active in Yemen and Colombia, as Santa Fe Energy’s senior international negotiator, and as president of a number of Santa Fe Energy's international subsidiaries, including Santa Fe Energy (Colombia) Ltd. and Petrolera Santa Fe (Ecuador).  At Santa Fe Energy, Mr. Ford was directly involved in South America, Africa, the Former Soviet Union, and Asia, including the People’s Republic of China where he was responsible for negotiating the first production sharing agreement in onshore China.

Mr. Ernest B. Miller IV has served as our Executive Vice President, Corporate Development and Administration since December 2010, and has 18 years of experience in energy development, operations, and finance with public and private companies based in the US, Canada, and United Kingdom.  Mr. Miller was a partner in Rodeo Development Ltd. from September 2005 to March 2010.  Prior to his work with Rodeo Development Ltd. in Cameroon, Mr. Miller was director of finance with Calpine Corporation (NYSE), responsible for project financing for the construction of new combined cycle power plants as well as the acquisition of natural gas reserves.  After leaving Calpine, Mr. Miller provided consulting services to BPZ Energy (NYSE) in arranging their IFC financing package, and was a principal in Tiger Midstream Development.

Mr. James C. Fluker III has served as our Vice President of Exploration since December 2010, is a professional geophysicist and geologist with over 30 years of experience in petroleum exploration.  Since December 2009, Mr. Fluker has served as a consultant of the Company, recently providing services relating to the Company’s oil and gas interests in Peru and Colombia.  Between April 2007 and November 2009, Mr. Fluker was a consultant for SK Innovation.  Between January 2006 and May 2007, Mr. Fluker served as a consultant of CCC.  Prior thereto, between January and December 2005, Mr. Fluker was a consultant for Teikoku Oil Co.  Prior to his consulting work, Mr. Fluker was with Exxon Mobil Corporation, specializing in the Gulf Coast region of Texas.  He later served as exploration manager for Tenneco Oil Co. in Ecuador.  Mr. Fluker also served 11 years with Nippon Oil Exploration working in South America.  Prime areas of interest in South America for Teikoku Oil were Colombia, Peru and Venezuela.  Mr. Fluker speaks, reads and writes Spanish fluently.

Mr. John N. Seitz was appointed as a director of the Company in January 2011.  Mr. Seitz is a founder and Vice Chairman of the board of Endeavour.  From 2003 until 2006, Mr. Seitz served as Co-Chief Executive Officer of Endeavour. From 1977 to 2003, Mr. Seitz held positions of increasing responsibility at Anadarko Petroleum Corporation, serving most recently as a director and as president and chief executive officer. Mr. Seitz is a trustee of the American Geological Institute Foundation and serves on the board of managers of Constellation Energy Partners LLC (NYSE: Arca), a company focused on the acquisition, development and exploitation of oil and natural gas properties and related midstream assets.  He also serves on the board of directors of ION Geophysical Corporation, a leading technology-focused seismic solutions company.  Mr. Seitz holds a Bachelor of Science degree in Geology from the University of Pittsburgh, a Master of Science degree in Geology from Rensselaer Institute and is a Certified Professional Geoscientist in Texas. Mr. Seitz has completed the Advanced Management Program at the Wharton School.

Mr. Seitz’ broad experience as a leader of global exploration and production companies such as Endeavour and Anadarko is expected to provide an important resource for our board when considering industry and customer issues.  In addition, Mr. Seitz’ geology background and expertise will assist the board in better understanding industry trends and issues.

Mr. Thomas G. Loeffler was appointed as a director of the Company in January 2011. He is currently a partner with Akin Gump Strauss Hauer & Feld LLP.  In 2009 he co-founded and was Co-Chairman of Gray Loeffler, LLC, a global business advisory firm providing industry focused strategic development and implementation services to clients across the country and around the world, through September 2011.  Mr. Loeffler has been engaged in the practice of law since 1971 and prior to the founding of Gray Loeffler was the chairman and senior partner of The Loeffler Group LLP and its predecessor firm, Loeffler Tuggey Pauerstein Rosenthal LLP.  Between 2000 and 2007, Mr. Loeffler served on the board of directors of Triad Hospitals, Inc., where he was Chairman of the Compensation Committee and Chairman of the Special Committee charged with overseeing the sale of the company in 2007.  Mr. Loeffler has represented clients and their interests in business strategy development and implementation, financial services, domestic and international taxation, health care, energy and utilities, national defense, advanced technology, telecommunications, construction, environment, transportation, recreation and entertainment, and trade and other international issues.

Mr. Loeffler has a distinguished record of public service, including four terms in the U.S. House of Representatives (1979-1987) representing the 21st   Congressional District of Texas.  Beginning with his second term, Mr. Loeffler served in the Republican leadership as deputy whip, and as chief deputy whip during his third and fourth term.  He was a member of the powerful Appropriations Committee, Energy and Commerce Committee, and Budget Committee.  Mr. Loeffler served as special assistant for legislative affairs to President Gerald R. Ford and as legislative counsel for the late Senator John Tower.  He served as a member of the University of Texas System’s Board of Regents (1989-2001) in various capacities, including vice chairman and chairman of the board.  He is also a trustee of The University of Texas Law School Foundation.

Mr. Loeffler is admitted to practice law in the State of Texas and the District of Columbia. He received a juris doctor from The University of Texas School of Law in 1971 and a Bachelor of Business Administration from The University of Texas at Austin in 1968.  He is a distinguished alumnus of both The University of Texas School of Law and The University of Texas at Austin.  Mr. Loeffler’s broad experience in international matters, including those in South Korea, will assist the board in managing its relationships with its working interest partners.

Compensation Committee Interlocks and Insider Participation

The compensation committee is comprised of Messrs. Seitz and Loeffler.  None of the Company’s executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on the Company’s board of directors.  No member of the Company’s board of directors is an executive officer of a company in which one of the Company’s executive officers serves as a member of the board of directors or compensation committee of that company.

Committees of the Board & Director Independence

Our board of directors is currently composed of three directors, with Messrs. Seitz and Loeffler qualifying as independent directors based on the definition of an independent director set forth in Section 240.10A-3 of the Securities Act. We are not subject to corporate governance rules that require that a board of directors be composed of a majority of independent directors. The Board formed an audit committee and compensation committee on which both Messrs. Seitz and Loeffler serve as members; however no written committee charters have been adopted.  We believe that Mr. Seitz qualifies as an “Audit Committee Financial Expert.”  We have not adopted any procedures regarding stockholders nominating directors.  There have been no changes to the procedures by which security holders may recommend nominees to the Board of Directors.

Executive Compensation

The following table contains compensation data for our named executive officers as of the fiscal years ended August 31, 2011 and August 31, 2010:

Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Stock Option Awards(1)	All Other Compensation		Total
John B. Connally III	2011	$350,750	$400,000	$183,433	$24,053	$-		$958,235
CEO	2010	-	-	-	-	-		-

David Pomerantz	2011	-	50,000	-	-	205,538	(2)	255,538
CFO	2010	-	-	-	-	61,510	(2)	61,510

Jim Ford	2011	172,500	100,000	4,444	8,018	48,043	(3)	333,004
Vice President – Development	2010	-	-	-	-	15,000	(3)	15,000

James C. Fluker III	2011	140,000	100,000	4,444	8,018	57,000	(4)	309,461
Vice President - Exploration	2010	-	-	-	-	-		-

Ernest B. Miller IV	2011	172,500	100,000	4,444	8,018	-		284,961
Vice President - Administration	2010	-	-	-	-	-		-

(1)
Amounts in this column represent the grant date fair value of restricted stock awards granted under the terms of the Company’s 2011 Stock Incentive Plan, assuming the completion of service-based vesting conditions.   The aggregate grant date fair value of stock awards were based on the fair market value of the stock on the date of the grant.  For Mr. Connally, the value of the 2,700,000 shares granted upon the date of commencement of employment was $170,100.  The value of the 600,000 shares of restricted stock granted on June 14, 2011 was $0.32 per share or $192,000, which is included in compensation over the three year vesting period. For Messrs. Ford, Fluker and Miller, the value of the 200,000 shares granted to each on June 14, 2011 was $0.32 per share or $64,000, which in included in compensation over the three year vesting period.  The aggregate values of the 1,500,000 shares of common stock underlying stock options issued to Mr. Connally and the 500,000 shares of common stock underlying options granted to Messrs. Ford, Fluker, and Miller were based on the fair market value of the stock on the June 14, 2011 grant date, the estimated outstanding period for the stock options of five years, no forfeitures, 100.36% volatility and 1.673% risk-free interest rate. There is no assurance that the amounts reflected in this table will ever be realized by the named executive officers.

(2)
Our chief financial officer was compensated through a contract with Clear Financial Solutions, Inc. (“CFS”).  In fiscal 2011 and 2010, CFS billed a total of $205,538 and $61,510, respectively, for contract CFO services. On November 11, 2011, the Company entered into an employment agreement with Mr. Pomerantz.  See “Employment Agreements” below.

(3)
The Company paid $48,043 to Rodeo Resources LP for administrative services during fiscal year 2011 and $15,000 in fiscal year 2010.  Mr. Ford is the managing member of the general partner of Rodeo Resources, LP, and for purposes of this table we have assumed that Mr. Ford received 100% of the fees paid to Rodeo Resources LP.

(4)	Reflects $57,000 in geotechnical consulting expense to Chilcas International, Inc., a company owned by Mr. Fluker

Employment Agreements

In June 2012, the Company and Mr. Connally entered into an amended and restated employment agreement, pursuant to which the term of Mr. Connally’s agreement was extended for an additional three (3) years.  Pursuant to the agreement, Mr. Connally will be paid a base salary of $450,000 per year, and will be eligible to receive bonuses at the discretion of the Company’s board of directors in an amount not to exceed 100% of Mr. Connally’s base salary.  The agreement also entitles Mr. Connally the right to participate in the Company’s benefit plans.   Should Mr. Connally be terminated without cause or should he resign for good reason, the agreement provides for a severance payment equal to (i) Mr. Connally’s base salary times (ii) three (3), provided that Mr. Connally will not receive a gross-up of severance payments to the extent any portion of such severance were deemed to be a “parachute payment” subject to excise taxes under Section 280G of the Internal Revenue Code.  The agreement contains confidentiality provisions consistent with his fiduciary duty obligations owed to the Company.

Also in June 2012, the Company and each of Messrs. Ford, Miller, Fluker and Pomerantz entered amended and restated employment agreements pursuant to which the term of the respective agreements were extended for an additional one (1) year period.  As amended, each of the employment agreements will expire in June 2013.  Each of these agreements may be terminated also at any time by the Company upon 30 days prior written notice.  Under these agreements, Messrs. Ford, Miller, and Fluker will be paid an annual salary of $240,000, and Mr. Pomerantz will be paid an annual salary of $200,000.  Each of Messrs. Ford, Miller, Fluker, and Pomerantz may earn bonuses at the sole discretion of the board of directors and will be eligible to participate in the Company’s benefit plans.

In June 2011, the Compensation Committee of the Board of Directors awarded Mr. Connally a cash bonus of $400,000, 600,000 shares of restricted stock, and a five-year option to purchase up to 1.5 million shares of common stock at an exercise price of $0.32 per share pursuant to Mr. Connally’s employment agreement.  The Compensation Committee also awarded Messrs. Ford, Miller, and Fluker cash bonuses of $100,000 each, 200,000 shares of restricted stock, and five-year options to purchase up to 500,000 shares of common stock at an exercise price of $0.32 per share pursuant to their respective employment agreements.  The restricted stock grants and options awarded to Messrs. Connally, Ford, Miller, and Fluker were made under the Company’s 2011 Stock Incentive Plan, and all vest equally over a period of three years beginning on the first anniversary of the grant date.

On December 11, 2011, Mr. Pomerantz was granted a five-year option to purchase up to 500,000 shares of common stock at $0.27 per share and 200,000 shares of restricted stock pursuant to the Company’s 2011 Stock Incentive Plan.  Both the options and the restricted stock vest equally over a period of three years, beginning on the first anniversary of the grant date.  Also in December 2011, the Compensation Committee of the Board of Directors awarded Mr. Connally a one-time $50,000 cash bonus pursuant to the terms of his  employment  agreement.

In June 2012, the Compensation Committee of the Board of Directors awarded Mr. Connally a cash bonus of $450,000 and a ten-year option to purchase up to 3 million shares of common stock at an exercise price of $0.08 per share pursuant to Mr. Connally’s employment agreement.  The Compensation Committee also awarded Messrs. Ford, Miller, and Fluker cash bonuses of $100,000 each and ten-year options to purchase up to 1 million shares of common stock at an exercise price of $0.08 per share pursuant to their respective employment agreements.  Mr. Pomerantz was awarded a cash bonus of $84,000 and a ten-year option to purchase up to 1 million shares of common stock at an exercise price of $0.08 per share pursuant to his employment agreement.  The options awarded to Messrs. Connally, Ford, Miller, Fluker, and Pomerantz were made under the Company’s 2011 Stock Incentive Plan, and all vest equally over a period of three years beginning on the first anniversary of the grant date.

Director Compensation

The following tables contain compensation data for our directors as of the fiscal years ended August 31, 2011 and August 31, 2010:

Summary Compensation Table
Name and Principal Position	Year	Salary And Consulting Payments	Bonus	Stock Awards(1)	Stock Option Awards	All Other Compensation	Total
John Seitz	2011	$-	$-	$517,000	$-	$-	$517,000
Director	2010	-	-	-	-	-	-

Thomas Loeffler	2011	-	-	-	-	-	-
Director	2010	-	-	20,000	-	-	20,000

(1)	Amounts in this column represent the grant date fair value of restricted stock awards.

Compensation for Independent Directors

On June 14, 2011, the Compensation Committee of the Board of Directors approved a new compensation structure for independent directors.  Under the approved structure, existing independent directors will receive a $40,000 annual cash retainer, and the Chairpersons of the Audit Committee and Compensation Committee will receive an additional $20,000 cash retainer.  Each independent director will also receive a $1,000 meeting fee and annual grant of equity from the 2011 Plan of 275,000 shares of restricted stock.  The shares subject to the restricted stock grant will vest over a period of three years.  New directors appointed to the board will receive an additional 275,000 shares of restricted stock.  Directors may elect to receive their cash compensation in shares of Company common stock.  If a director elects to receive common stock, a 25% premium is added to the dollar amount received.

In June 2012, this compensation structure was again approved by the Compensation Committee, except that in lieu of an award of restricted stock, each independent director was awarded ten-year options to purchase up to 1 million shares of common stock at an exercise price of $0.08 per share.  The options were granted pursuant to the Company’s 2011 Stock Incentive Plan, and vest equally over a period of three years beginning on the first anniversary of the grant date.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information concerning the outstanding equity-based awards as of August 31, 2011 for each of our named executive officers.

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)

John B.	-	-	1,500,000	(2)	0.32	07/2016	-	-	600,000	(3)	$ 180,000
Connally III

David	-	-	-		-	-	-	-	-		-
Pomerantz

Jim	-	-	500,000	(2)	0.32	11/2016	-	-	200,000	(3)	60,000
Ford

James C.	-	-	500,000	(2)	0.32	11/2016	-	-	200,000	(3)	60,000
Fluker III

Ernest B.	-	-	500,000	(2)	0.32	11/2016	-	-	200,000	(3)	60,000
Miller IV

(1)      Market value based upon the closing price of our common stock of $0.30 on August 31, 2011 multiplied by the number of restricted stock awards.

(2)      These options vest and become exercisable in three equal annual installments on July 11, 2012, 2013, and 2014.

(3)      Restricted stock awards vest and becomes exercisable in three equal annual installments on July 11, 2012, 2013, and 2014.

In November 2011, Mr. Pomerantz was awarded an option to purchase up to 200,000 shares of common stock and 500,000 shares of restricted stock under the Company’s 2011 Stock Incentive Plan.  The options vest and become exercisable in three equal annual installments on November 11, 2012, 2013, and 2014, and the restricted stock award vests and becomes exercisable in three equal annual installments on November 11, 2012, 2013, and 2014.  Additionally, in June 2012, the Company’s executive officers and independent directors were awarded ten-year options to purchase up to an aggregate of 9 million shares of common stock as described above in “Management – Employment Agreements” and “Management – Compensation for Independent Directors”.

Certain Relationships and Related Party Transactions

On April 11 and 17, 2012, Rode Resources, Ltd. loaned the Company a total of $200,000 which was paid to SK Innovation for accounts payable to the operator.  On April 19, 2012, the Company repaid the loan plus $20,000 in cash interest expense.  On June 4, 2012, the board of directors authorized the delivery of 2,500,000 shares of the Company’s restricted common stock valued at $200,000 to Rodeo Resources, Ltd. in consideration for making the loans.  The Company recorded this as additional interest expense.  The effective interest rate for this loan was 600% for the cash interest paid and 6,600% in total interest expense.

In connection with our 2012 Private Placement, we sold to Columbia Acorn Fund 50 million shares of our common stock for a purchase price of $4 million.  We have been advised that Columbia Wanger Asset Management, LLC (“CWAM”) acts as investment manager to each of Wanger International, Columbia Acorn International, and Columbia Acorn Fund (the “CWAM Funds”) and has the voting and investment discretion with respect to the shares of the Company held by the CWAM Funds (see below of a description of shares held by Wanger International and Columbia Acorn International).  Accordingly, CWAM may be deemed to be a beneficial owner of the shares of the Company held by the CWAM Funds, an amount in excess of 5% of our outstanding shares of common stock.  Also in connection with our 2012 Private Placement, we sold to Mr. John Eddie Williams 4,162,500 shares of our common stock for a purchase price of $333,000.  Mr. Williams is the holder of over 5% of our outstanding shares of common stock.

In connection with our 2011 Private Placement, we sold to Quantum Partners LP 45,060,727 shares of our common stock for gross proceeds of $13,518,218.  As a result of the transaction, Quantum Partners LP beneficially owns in excess of 5% of our outstanding shares of common stock.  Also in connection with the 2011 Private Placement, we sold 20,718,000 shares of common stock to Columbia Acorn International and 3,074,000 shares of common stock to Wanger International.  CWAM has voting and investment discretion with respect to the shares of the Company held by the CWAM Funds.  Accordingly, CWAM may be deemed to be a beneficial owner of the shares of the Company held by the CWAM Funds, an amount in excess of 5% of our outstanding shares of common stock.

The Company and James Askew, the holder of over 5% of our outstanding shares of common stock, entered into a consulting agreement, dated July 11, 2011, pursuant to which he was issued 3,000,000 shares valued at $465,000 for general business development services.  The agreement was amended, effective September 1, 2011, under which the Company further agreed to pay Mr. Askew a monthly cash fee of $10,000 per month, beginning September 1, 2011 until the expiration or termination of the agreement.

In February 2011, Mr. John Eddie Williams was repaid the principal of $1 million plus $64,438 in interest related to a short-term note issued in April 2010.  In December 2010, the Company issued to John Eddie Williams, Jr. a 14% debenture in the aggregate principal amount of $3.8 million.  These debentures were paid in full in February 2011.  In fiscal year 2011, Mr. Williams was paid an aggregate of $51,014 of interest related to debenture.  Also in December 2010, the Company sold to John Eddie Williams 1 million shares of common stock for an aggregate purchase price of $200,000.  Mr. Williams was also issued 20 million shares valued at $4,000,000 each pursuant to consulting agreements entered into in December 2010.

In January 2011, we issued John Seitz, who currently serves on the Board of Directors, 2 million shares of common stock in consideration for his agreement to serve on the Board of Directors.  Also in January 2011, Mr. Seitz acquired 500,000 shares of common stock for $100,000 cash in a private placement.

Prior to Mr. Fluker becoming an executive officer of the Company in December 2011, the Company paid $57,000 to Chilcas International, Inc. (“Chilcas”), an entity in which Mr. Fluker is the sole shareholder for consulting services rendered. In March 2010, Mr. Fluker was issued 3,000,000 restricted common shares valued at $30,000 as a partial payment for billings from Chilcas.  Also in March 2010, the Company entered into a debt conversion agreement with Mr. Askew, pursuant to which the Company agreed to (i) convert $400,000 of outstanding debt owed to Mr. Askew into 40 million shares of Company common stock, (ii) pay $150,000 in cash towards the repayment of debt that was not converted, and (iii) issue a new 10% unsecured promissory note, in the original principal amount of $1,089,685, representing the remaining portion of the outstanding debt owed to Mr. Askew. Prior to conversion of the debt, Mr. Askew agreed to forgive all $631,444 of interest accrued on the debt through March 11, 2010.  The 10% promissory note issued to Mr. Askew in March 2010 was paid in full in February 2011.  Mr. Askew was paid a total of $66,519 in interest under the note during fiscal year 2011.  Also in March 2010, Thomas G. Loeffler, who currently serves on the Board of Directors, was issued 2 million shares of common stock as inducement for his agreeing to serve on the Board, which such appointment was formally made in January 2011.

The Company acquired the rights relating to each of its oil and gas interests by virtue of several assignments from certain of our executive officers, consisting of Messrs. Connally, Ford (through Rodeo Resources LP), Miller, and Mr. Askew (collectively the “Assignors”) occurring between March and July 2010.  In connection with the assignment of the interests in Block XXIV and the Peru TEA to the Company, the Company paid the Assignors a $600,000 fee by issuing each Assignor 15 million shares of the Company’s common stock.  The Assignors were also granted an aggregate 2% overriding royalty interest, proportionately reduced, on the Company’s interest in Block XXIV and the Peru TEA.  In connection with the assignment of the interests in Block CPO-4 to the Company, the Assignors were granted an aggregate 2% overriding royalty interest, proportionately reduced, on the Company’s interest in Block CPO-4.  In connection with the assignment of the interests in Block Z-46, the Company paid the Assignors a fee by issuing to each of the Assignors 14 million shares of the Company’s common stock.  The shares were valued at approximately $2,912,000. The Assignors were also granted an aggregate 2% overriding royalty interest, proportionately reduced, on the Company’s interest in Block Z-46.

In March 2010, Mr. Ford, through Rodeo Resources LP, was issued 300,000 shares of common stock in connection with the sale of Gulf United Energy del Peru Ltd. to the Company.  Gulf United Energy del Peru Ltd. is a wholly-owned subsidiary of the Company and holds the Company’s assets relating to Block XXIV and Peru TEA. Jim Ford, an executive officer of the Company, serves as the managing member of the general partner of Rodeo Resources, LP.  In January 2010, Mr. Fluker acquired 1 million shares of common stock for $10,000 cash in connection with the Company’s private placement.  Additionally, in January 2010, Rodeo Resources, LP and Mr. Miller each acquired 2,500,000 shares of common stock for $25,000 cash in connection with the Company’s private placement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 26, 2012, the number and percentage of outstanding shares of common stock owned by: (a) each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; (b) each of our directors; (c) the named executive officers; and (d) all current directors and executive officers, as a group.  As of June 26, 2012, there were 551,517,726 shares of common stock issued and outstanding.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.  Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights.  As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.  To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.  Except as set forth below, the address for each of the beneficial owners is the Company’s address.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Beneficial Owners of more than 5%:
Columbia Wanger Asset Management, LLC	75,599,000(1)	13.7%
Quantum Partners LP(2)	45,060,727	8.2%
James M. Askew	44,580,387(3)	8.1%
John Eddie Williams, Jr.	33,177,600	6.0%
Named Executive Officers and Directors:
John B. Connally III	43,950,000(4)	8.0%
Jim Ford	34,300,000(5)	6.2%
Ernest B. Miller IV	31,500,000(6)	5.7%
James C. Fluker III	3,905,000 (7)	*
John N. Seitz	2,500,000(8)	*
Thomas G. Loeffler	2,000,000(9)	*
David Pomerantz	-(10)	-
All directors & executive officers as a group (7 persons)	118,155,000	21.4%
___________
*  Less than 1%

(1)
Represents (i) 22,525,000 shares held by Columbia Acorn International, (ii) 3,074,000 shares held directly by Wanger International, and (iii) 50,000,000 shares held directly by Columbia Acorn Fund.  Columbia Wanger Asset Management, LLC (“CWAM”) acts as investment manager to each of Wanger International, Acorn International, and Columbia Acorn Fund (the “CWAM Funds”) and has the voting and investment discretion with respect to the shares of the Issuer held by the CWAM Funds.  Accordingly, CWAM may be deemed to be a beneficial owner of the shares of the Company held by the CWAM Funds.  Proxies for which CWAM has authority to vote are voted in accordance with CWAM’s Proxy Voting Policies and Procedures.

(2)
Soros Fund Management LLC (“SFM LLC”) serves as principal investment manager to Quantum Partners LP, a Cayman Islands exempted limited partnership (“Quantum Partners”).  As such, SFM LLC has been granted investment discretion over portfolio investments, including the shares reported in the table above, held for the account of Quantum Partners.  George Soros serves as Chairman of SFM LLC, Robert Soros serves as Deputy Chairman of SFM LLC, and Jonathan Soros serves as President and Deputy Chairman of SFM LLC.

(3)	Includes 3,210,000 shares held by members of Mr. Askew’s immediate family sharing the same household.

(4)	Excludes (i) 600,000 unvested shares of restricted stock and (ii) 4,500,000 shares of common stock underlying unvested options.

(5)
Excludes (i) 200,000 unvested shares of restricted stock and (ii) 1,500,000 shares of common stock underlying unvested options.  The 34,300,000 shares of Company common stock set forth in this table are registered to Rodeo Resources LP.  Mr. Ford serves as the managing member of the general partner of Rodeo Resources LP and by virtue thereof may be deemed to be a beneficial owner over the shares held by Rodeo Resources LP.

(6)	Excludes (i) 200,000 unvested shares of restricted stock and (ii) 1,500,000 shares of common stock underlying unvested options.

(7)	Excludes (i) 200,000 unvested shares of restricted stock and (ii) 1,500,000 shares of common stock underlying unvested options.

(8)	Excludes (i) 275,000 unvested shares of restricted stock and (ii) 1,000,000 shares of common stock underlying unvested options.

(9)	Excludes (i) 275,000 unvested shares of restricted stock and (ii) 1,000,000 shares of common stock underlying unvested options.

(10)	Excludes (i) 200,000 unvested shares of restricted stock and (ii) 1,500,000 shares of common stock underlying an unvested option.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provides our directors with protection for breaches of their fiduciary duties to us or our stockholders.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

Our financial statements as of August 31, 2011 and 2010 have been audited by Harper Pearson Company, P.C. (an independent registered public accounting firm) to the extent and for the periods set forth in their report thereon, appearing elsewhere in this registration statement, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of common stock and the shares of common stock to be sold in this offering will be passed upon by Brewer & Pritchard, P.C., Houston, Texas.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we have filed registering the common stock to be sold in this offering.  We also file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may access and read our SEC filings, including this registration statement and all of the exhibits to the registration statement, through the SEC’s website (http://www.sec.gov).  This site contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.  This registration statement, including the exhibits and schedules filed as a part of the registration statement, may be inspected at the public reference facility maintained by the SEC at its public reference room at 450 Fifth Street, NW, Washington, DC 20549 and copies of all or any part thereof may be obtained from that office.  You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

GULF UNITED ENERGY, INC.
INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Financial Statements of Gulf United Energy, Inc. as of and for the years ended August 31, 2011 and 2010.	F-3
Unaudited Financial Statements of Gulf United Energy, Inc. as of and for the three month periods ended February 29, 2012 and February 28, 2011.	F-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Gulf United Energy, Inc.

We have audited the accompanying consolidated balance sheets of Gulf United Energy, Inc. and subsidiaries as of August 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended August 31, 2011, and for the period from inception (September 19, 2003) through August 31, 2011. We also have audited Gulf United Energy, Inc.’s internal control over financial reporting as of August 31, 2011, based on criteria established in  Internal Control—Integrated Framework  issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Gulf United Energy, Inc.’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting.  Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gulf United Energy, Inc. and subsidiaries as of August 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the two-year period ended August 31, 2011, and for the period from inception through August 31, 2011, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Gulf United Energy, Inc. maintained, in all material respects, effective internal control over financial reporting as of August 31, 2011, based on criteria established in  Internal Control—Integrated Framework  issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
//S// Harper & Pearson Company, P.C. Houston, Texas November 29, 2011

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Consolidated Balance Sheets

	August 31,	August 31,
	2011	2010
ASSETS
Current Assets
Cash	$7,251,657	$19,679
Payroll taxes receivable	-	39,153
Pre-paid expenses	4,443	20,000
Total Current Assets	7,256,100	78,832

Fixed Assets:
Computer Equipment	12,255	3,300
Software License	62,563	62,563
Less: Accumulated Depreciation	(35,696)	(13,727)
Net Fixed Assets	39,122	52,136

Other Assets
Investment in oil and gas properties (Note 9)	20,160,581	7,574,581
Total Other Assets	20,160,581	7,574,581

Total Assets	$27,455,803	$7,705,549

LIABILITIES
Current
Accounts payable and accrued liabilities	$282,286	$387,692
Accounts payable to operators of working interests	974,769	1,150,000
Loans payable related parties (Note 7)	26,574	26,574
Shareholder loans payable and accrued interest (Net of note discount of
$110,277 at August 31, 2011 and $856,433 at August 31, 2010 (Note 7)	1,389,634	3,223,516
Total Current Liabilities	2,673,263	4,787,782

Total Liabilities	2,673,263	4,787,782
STOCKHOLDERS' EQUITY
Preferred stock
Authorized: 50,000,000 shares, none issued or outstanding	-	-
Common Stock
Authorized:
700,000,000 shares with a par value of $0.001
Issued and Outstanding:
454,667,726 as of August 31, 2011 and	454,668	293,700
293,700,000 as of August 31, 2010
Common stock subscribed	824,600	-
Additional paid-in capital	42,445,865	6,992,910
Stock subscribed	824,600	-
Accumulated other comprehensive income	(29)	-
Deficit Accumulated During The Development Stage	(18,942,564)	(4,368,843)
Total Stockholders' Equity	24,782,540	2,917,767
Total Liabilities and Stockholders' Equity	$27,455,803	$7,705,549

The accompanying notes are an integral part of these consolidated financial statements.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

			Period From
			Inception
			(September 19, 2003)
	Year Ended August 31,		through
	2011	2010	August 31, 2011

Revenues	$-	$-	$-

Cost of Sales	-	-	-

Gross Profit	-	-	-

General and administrative expenses	4,216,766	805,249	5,536,322
General and administrative expenses - related parties	9,087,043	-	9,087,043

Operating Loss	(13,303,809)	(805,249)	(14,623,365)

Other (Income) and Expense
Gain on settlement of debt	-	-	(3,333)
Interest expense	942,003	146,676	1,089,358
Interest expense - related parties	692,826	423,034	1,631,374
Interest Income	(14,917)	-	(14,917)

Loss from continuing operations	(14,923,721)	(1,374,959)	(17,325,847)

Gain (Loss) from discontinued operations	350,000	(940,240)	(1,616,717)
Net Loss	$(14,573,721)	$(2,315,199)	$(18,942,564)

Basic And Diluted Loss per share
from continuing operations	$(0.04)	$(0.01)	$(0.21)

Basic And Diluted Loss per share
from discontinued operations	$0.00	$(0.01)	$(0.02)

Basic And Diluted Net Loss per share	$(0.04)	$(0.02)	$(0.23)

Weighted Average Shares Outstanding	394,388,436	115,018,082	83,557,935

 The accompanying notes are an integral part of these consolidated financial statements.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

			Period From
			Inception
			(September 19, 2003)
	Year Ended August 31,		Through
	2011	2010	August 31, 2011
Cash Flows From Operating Activities
Net loss for the period	$(14,573,721)	$(2,315,199)	$(18,942,564)
Adjustments to reconcile net loss to net cash used by
operating activities:
Depreciation expense	21,970	11,527	35,697
Expenses paid by issuance of common stock	9,848,400	192,600	10,041,000
Accrued interest added to (paid from) shareholder loans	9,647	206,193	731,355
Compensation expense paid by stock option issuance	74,772	-	74,772
Loan discount amortization	1,369,388	329,358	1,698,746
Non-cash portion of interest expense	-	-	3,333
Gain on settlement of debt	-	-	(3,333)
Foreign currency translation loss	(29)		(29)
Impairment of investment in joint venture projects	-	940,240	1,951,210
Change in operating assets and liabilities
Payroll tax receivable	39,153	(39,153)	-
Pre-paid expenses	-	-	-
Pre-paid expenses	(4,443)	-	(4,443)
Accounts payable and accrued liabilities	(280,638)	286,741	107,054
Net Cash Used By Operating Activities	(3,495,501)	(387,693)	(4,307,202)
Cash Flows From Investing Activities
Capital Expenditures	(8,955)	(62,563)	(74,818)
Investment in oil and gas projects	(12,496,000)	(2,868,581)	(15,364,581)
Advances to and investment in joint venture projects	-	-	(250,000)
Net cash used by investing activities	(12,504,955)	(2,931,144)	(15,689,399)

Cash Flows From Financing Activities
Proceeds from sale of common stock	25,822,119	587,500	26,435,669
Proceeds of bridge financing	3,800,000	-	3,800,000
Principal payment on bridge financing	(3,800,000)	-	(3,800,000)
Increase in loans payable to related parties	-	-	226,574
Principal payments on shareholder loans	(3,989,685)	(150,000)	(4,139,685)
Proceeds from shareholder loans payable	1,400,000	2,900,500	4,725,700
Net cash provided by financing activities	23,232,434	3,338,000	27,248,258
Increase In Cash During The Period	7,231,978	19,163	7,251,657
Cash, Beginning Of Period	19,679	516	-

Cash, End Of Period	$7,251,657	$19,679	$7,251,657

 The accompanying notes are an integral part of these consolidated financial statements.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY) AND COMPREHENSIVE INCOME

						DEFICIT
					ACCUMULATED	ACCUMULATED
	COMMON SHARES		ADDITIONAL	COMMON	OTHER	DURING THE
		PAR	PAID-IN	SHARES	COMPREHENSIVE	DEVELOPMENT
	NUMBER	VALUE	CAPITAL	SUBSCRIBED	INCOME	STAGE	TOTAL
Balance, September 19,
2003 (date of inception)	-	$-	$-	$-	$-	$-	$-
Capital stock issued for cash:
October 2003 at $0.001	2,500,000	2,500	-	-	-	-	2,500
November 2003 at $0.005	160,000	160	640	-	-	-	800
December 2003 at $0.005	1,400,000	1,400	5,600	-	-	-	7,000
June 2004 at $0.01	1,000,000	1,000	9,000	-	-	-	10,000
July 2004 at $0.25	23,000	23	5,727	-	-	-	5,750
Net loss for the period	-	-	-	-	-	(15,880)	(15,880)
Balance, August 31, 2004	5,083,000	5,083	20,967	-	-	(15,880)	10,170
Net loss for the year	-	-	-	-	-	(16,578)	(16,578)
Balance, August 31, 2005	5,083,000	5,083	20,967	-	-	(32,458)	(6,408)
November 10, 2005 Stock
Split Adjustment	20,332,000	20,332	(20,332)	-	-	-	-
Net loss for the year	-	-	-	-	-	(31,577)	(31,577)
Balance, August 31, 2006	25,415,000	25,415	635			(64,035)	(37,985)
Capital stock issued for investment:
January 2007 at $0.735 per share	185,000	185	135,790	-	-	-	135,975
July 2007 at $0.735 per share	750,000	750	550,500	-	-	-	551,250
Net loss for the year	-	-	-	-	-	(257,804)	(257,804)
Balance, August 31, 2007	26,350,000	26,350	686,925			(321,839)	391,436
Net loss for the year	-	-	-	-	-	(378,039)	(378,039)
Balance, August 31, 2008	26,350,000	26,350	686,925			(699,878)	13,397
Net loss for the year	-	-	-	-	-	(1,353,766)	(1,353,766)
Balance, August 31, 2009	26,350,000	26,350	686,925	-	-	(2,053,644)	(1,340,369)

Capital stock issued for settlement
of name issue:
January 2010 at $0.01 per share	50,000	50	450	-	-	-	500
Capital stock issued to buy
subsidiary:
March 2010 at $0.032 per share	300,000	300	9,300	-	-	-	9,600
Capital stock issued for cash:
March 2010 at $0.01 per share	59,750,000	59,750	527,750	-	-	-	587,500
Capital stock issued for services:
March 2010 at $0.01 per share	20,750,000	20,750	186,750	-	-	-	207,500
April 2010 at $0.01 per share	1,500,000	1,500	13,500	-	-	-	15,000
Capital stock issued for oil and
gas properties:
March 2010 at $0.01 per share	40,000,000	40,000	384,000	200,000	-	-	624,000
Capital stock issued for loan
conversion:
March 2010 at $0.01 per share	20,000,000	20,000	180,000	200,000	-	-	400,000
Shareholder loan interest forgiven	-	-	631,444	-	-	-	631,444
Capital stock issued with short-
term debt:
April 2010 at $0.065 per share	17,500,000	17,500	671,894	-	-	-	689,394
May 2010 at $0.065 per share	5,000,000	5,000	191,970	-	-	-	196,970
June 2010 at $0.087 per share	2,500,000	2,500	113,810	-	-	-	116,310
July 2010 at $0.075 per share	3,000,000	3,000	125,571	-	-	-	128,571
July 2010 at $0.120 per share	500,000	500	26,773	-	-	-	27,273
August 2010 at $0.120 per share	500,000	500	26,773	-	-	-	27,273

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY) AND COMPREHENSIVE INCOME

						DEFICIT
					ACCUMULATED	ACCUMULATED
	COMMON SHARES		ADDITIONAL	COMMON	OTHER	DURING THE
		PAR	PAID-IN	SHARES	COMPREHENSIVE	DEVELOPMENT
	NUMBER	VALUE	CAPITAL	SUBSCRIBED	INCOME	STAGE	TOTAL
Capital stock issued for oil and
gas properties:
June 2010 at $0.01 per share	20,000,000	$20,000	$180,000	$(200,000)	$-	$-	$-
July 2010 at $0.052 per share	56,000,000	56,000	2,856,000	-	-	-	2,912,000
Capital stock issued for loan
conversion:
June 2010 at $0.01 per share	20,000,000	20,000	180,000	(200,000)	-	-	-
Net loss for the period	-	-	-	-	-	(2,315,199)	(2,315,199)
Balance, August 31, 2010	293,700,000	293,700	6,992,910	-	-	(4,368,843)	2,917,767

Capital stock issued for services:
September 2010 at $0.06 per share	2,500,000	2,500	147,500	-	-	-	150,000
October 2010 at $0.057 per share	1,200,000	1,200	67,200	-	-	-	68,400
December 2010 at $0.081 per share	40,000,000	40,000	7,960,000	-	-	-	8,000,000
January 2011 at $0.063 per share	2,700,000	2,700	167,400	(170,100)	-	-	-
February 2011 at $0.15 per share	304,000	304	60,496	-	-	-	60,800
March 2011 at $0.30 per share	125,000	125	37,375	(37,500)	-	-	-
March 2011 at $0.26 per share	2,000,000	2,000	515,000			-	517,000
July 2011 at $0.155 per share				824,600			824,600
Capital stock issued for cash:
December 2010 at $0.20 per share	3,875,000	3,875	746,915	-	-	-	750,790

January 2011 at $0.20 per share	9,750,000	9,750	1,878,553	25,000	-	-	1,913,303
February 2011 at $0.30 per share	83,388,726	83,389	23,074,637	-	-	-	23,158,026
March 2011 at $0.020 per share	125,000	125	24,875	(25,000)	-		-
Capital stock subscribed for services:
September 2010 at $0.063 per share	-	-	-	170,100	-	-	170,100
February 2011 at $0.30 per share	-	-	-	37,500	-	-	37,500
Capital stock issued with short-
term debt:
September 2010 at $0.043 per share	6,500,000	6,500	272,073	-	-	-	278,573
October 2010 at $0.047 per share	1,000,000	1,000	45,524	-	-	-	46,524
October 2010 at $0.043 per share	1,500,000	1,500	62,787	-	-	-	64,287
November 2010 at $0.047 per share	1,500,000	1,500	68,286	-	-	-	69,786
Januuary 2011 at $0.047 per share	1,500,000	1,500	68,286	(69,786)	-	-	-
February 2011 at $0.047 per share	1,000,000	1,000	45,524	(46,524)	-	-	-
March 2011 at $0.047 per share	1,000,000	1,000	46,752	(47,752)	-
Capital stock subscribed with
short-term debt:
November 2010 at $0.047 per share	-	-	-	139,572	-	-	139,572
November 2010 at $0.049 per share	-	-	-	24,490	-	-	24,490
Capital stock issued for oil and
gas properties:
November 2010 at $0.09 per share	1,000,000	1,000	89,000	-	-	-	90,000
Compensation expense paid by
stock option issuance	-	-	74,772	-	-	-	74,772
Comprehensive loss:
Net loss	-	-	-	-	-	(14,573,721)	(14,573,721)
Other comprehensive income -
Cumulative currency translation adjustment					(29)		(29)
Total comprehensive loss							(14,573,750)
Balance, August 31, 2011	454,667,726	$454,668	$42,445,865	$824,600	$(29)	$(18,942,564)	$24,782,540

The accompanying notes are an integral part of these consolidated financial statements.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to Consolidated Financial Statements
August 31, 2011 and 2010

Note 1 — Description of Business

Gulf United Energy, Inc. (“Gulf United” or the “Company”) is a development stage oil and gas exploration and production company with operations in South America.  The Company currently has limited operations and is a development stage company as defined by the Financial Accounting Standards Board (FASB) Accounting Standards for Development Stage Entities.   Gulf United’s current asset portfolio includes participation in two hydrocarbon exploration blocks operated by SK Innovation Co. Ltd. (“SK Innovation” – Formerly SK Energy, Ltd.).   SK Innovation is a subsidiary of SK Innovation Group, one of South Korea’s top five industrial conglomerates.  SK Innovation is Korea’s largest petroleum refiner and is currently active in 29 blocks in 16 countries.

In Colombia, we acquired, subject to regulatory approval, a 12.5% working interest in the 345,592 acre CPO-4 block in the Llanos Basin. Block CPO-4 is near existing production and immediately adjacent to and on trend with the Guatiquia block operated by Petrominerales Ltd. (TSX:PMG). Block CPO-4 is the near-term focus of the Company and SK Innovation, with drilling commencing in July, 2011.  We spudded one well of two planned wells on Block CPO-4 on July 12, 2011 as described under oil and gas properties above.  As reported in the Form 8-K filed July 14, 2011, the well showed indications of oil and a significant amount of associated gas.  The Form 8-K also reported several technical factors causing the operator significant delays in completing the well to its final depth of 16,300 feet. While the well is taking longer to drill than anticipated, we believe that the presence of hydrocarbons at the 12,200 to 12,500 foot depth may increase the likelihood of hydrocarbons in the lower sands as production from fields in this area of the Llanos Basin have been historically associated with stacked pay sequences.  As a result, we believe that the geologic risk in the well may have been reduced.  However, despite the information derived from the initial wellbore, there is no assurance that we will locate hydrocarbons in sufficient quantities to be commercially viable, or that the drilling program will be successful.

In Peru, we acquired, subject to regulatory approval, a 40% working interest in the 2,803,411 acre Z-46 offshore block in the Trujillo Basin. Recently re-processed 2-D seismic data suggests a submarine fan deposition on the block and multiple leads have been identified. Two wells previously drilled on the block by Repsol reported oil, indicating an active hydrocarbon system. The Company and SK Innovation began the acquisition of additional infill 2-D seismic data in December 2010; additional acquisition and analysis of data is ongoing.

Also in Peru, we acquired, subject to regulatory approval, a 5% participating interest in Block XXIV, an approximately 276,137 gross acre concession, and a 2% participating interest in the Peru Technical Evaluation Area (the “Peru TEA”). The Peru TEA consists of four contiguous blocks totaling approximately 40 million gross acres onshore on the western flank of the Andes Mountains. Block XXIV and Peru TEA are both operated by Upland Oil & Gas, LLC (“Upland”). Two exploratory wells have been drilled on Block XXIV and both wells are considered dry holes. Upland has completed the field work on a 200 kilometer seismic shoot and the information is in for processing.  The plan for the coming year is further geological studies and the potential drilling of one or two wells.  On the Peru TEA, Upland has completed a gravity aeromagnetic program and satellite imaging study covering a large portion of the TEA’s.  The plan for the coming year is for additional geological studies on selected areas to be determined at a future date.

We have begun the process of obtaining the necessary approvals described above.  While we believe that we will be successful in obtaining the necessary approvals, if we do not receive such approvals or are not able to work out a favorable alternative arrangement with the parties to our agreements, then we may not be able to legally protect or enforce our rights to the affected oil and gas interests.  As we do not currently have recordable title to any of our oil and gas interests, our business would be materially adversely affected if we are unable to protect or enforce our rights to maintain our rights to our oil and gas interests. Moreover, while we believe that we would have rights to receive or be refunded all amounts paid under our agreements, there is no assurance that our operating partners would have readily available funds from which to reimburse our advances.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
August 31, 2011 and 2010

We expect to engage in additional investment opportunities in oil and gas exploration and development as our resources permit.  The scope of our activities in this regard may include, but may not be limited to, the acquisition or assignment of rights to develop exploratory acreage under concessions with government authorities and other private or public exploration and production companies, the purchase of oil and gas producing properties, farm-in and farmout opportunities (i.e., the assumption or assignment of obligations to fund the cost of drilling and development).  We plan to continue our focus on early-stage exploration of hydrocarbons through a variety of transactions aimed at building a resource base.

Note 2 — Summary of Significant Accounting Policies

Basis of Accounting

The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP). The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments necessary for a fair presentation of consolidated financial position and the results of operations have been reflected herein.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk at this time consist principally of cash.  The Company places its cash with high credit quality financial institutions.  At times, such amounts may exceed FDIC limits; however, these deposits typically may be redeemed upon demand and therefore bear minimal risk.  In monitoring this credit risk, the Company periodically evaluates the stability of the financial institutions.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Certain of our more critical accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, terms of existing contracts, and our observance of trends in the industry and information available from other outside sources, as appropriate. Different, reasonable estimates could have been used in the current period.  Additionally, changes in accounting estimates are reasonably likely to occur from period to period. These, and other, factors could have a material impact on the presentation of our financial condition, changes in financial condition or results of operations.

Cash

Cash includes cash in a demand deposit account and a money market account with a Houston bank.  In addition, the Company has established a cash account in Bogota, Colombia as required by local regulations.  This account is maintained in Colombian pesos.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
August 31, 2011 and 2010

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts payable, accrued liabilities and debt.  It is management’s opinion that the Company is not exposed to significant interest or credit risks arising from these instruments. The fair value of these financial instruments approximates their carrying values.

The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest and discount rates that approximate prevailing market rates.  In determining fair values, there are three levels of inputs used to determine value.  Level 1 inputs are quoted prices in active markets for identical assets and liabilities.  Level 2 inputs are inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.  Level 3 inputs are unobservable inputs which include risk inherent in the asset or liability.

Software License and Fixed Assets

The value of the software license and computer equipment is stated at cost. Depreciation is computed using the straight-line method over the thirty six-month estimated useful life of the software and equipment. Any costs associated with maintenance and upgrades will be charged to expense as incurred. When an asset is retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period; significant renewals and betterments are capitalized.  Depreciation expense for the years ended August 31, 2011 and 2010 was $21,970 and $11,527, respectively.

Impairment of Long-lived Assets

The Company evaluates impairment when events or circumstances indicate that a long-lived asset’s carrying value may not be recovered.  These events include market declines, decisions to sell an asset and adverse changes in the legal or business environment.  If events or circumstances indicate that a long-lived asset’s carrying value may not be recoverable, the Company estimates the future undiscounted cash flows from the asset for which the lowest level of separate cash flows may be determined, to determine if the asset is impaired.  If the total undiscounted future cash flows are less than the carrying amount for the asset, the Company estimates the fair value of the asset through reference to sales data for similar assets, or by using a discounted cash flow approach.  The asset’s carrying value is then adjusted downward to the estimated fair value.  At August 31, 2011, management did not believe that any impairment exists with respect to its long-lived assets.

Inflation

The Company's results of operations have not been significantly affected by inflation and management does not expect inflation to have a significant effect on its operations in the foreseeable future.

Oil and gas properties

The Company follows the full cost method of accounting for its oil and gas properties, whereby all costs incurred in connection with the acquisition, exploration for and development of petroleum and natural gas reserves are capitalized. Such costs include costs of acquisition, geological and geophysical activities, rentals on non-producing leases, drilling, completing and equipping of oil and gas wells and administrative costs directly attributable to those activities and asset retirement costs.  Sales or other dispositions of oil and gas properties will be accounted for as adjustments to capitalized costs, with no gain or loss recorded unless the ratio of capitalized costs to proven reserves would significantly change, or to the extent that the sales proceeds exceed our capitalized costs. As of August 31, 2011 and 2010, the Company had oil and gas property investments in the amount of $20,160,581 and $7,574,581 that are excluded from depletion because reserves have not been proven to be associated with those properties.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
August 31, 2011 and 2010

If proved reserves are found and when its quantity can be estimated, costs in excess of the present value of estimated future net revenues, if any, will be charged to impairment expense. The Company will apply the full cost ceiling test on a quarterly basis on the date of the latest consolidated balance sheet presented.  It is not known at this time if any recoverable reserves of oil and gas exist.  As of the date of this report and based upon all the known facts and circumstances, management does not believe that any impairment exists with respect to oil and gas properties.

Asset retirement costs will be recognized when an asset is placed in service and will be included in the amortization base and will be amortized over proved reserves, if any, using the units of production method.  Depletion of proved oil and gas properties will be calculated on the units-of-production method based upon estimates of proved reserves, if any. Such calculations include the estimated future costs to develop proved reserves, if any. Costs of unproved properties are not included in the costs subject to depletion. These costs will also be assessed quarterly for impairment.

Asset Retirement Obligation

GAAP requires that an asset retirement obligation (ARO) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which it is incurred and becomes determinable. Under this method, when liabilities for dismantlement and abandonment costs, excluding  salvage values, are initially recorded, the carrying amount of the related oil and natural gas properties is increased. The fair value of the ARO asset and liability is measured using expected future cash outflows discounted at the Company’s credit-adjusted risk-free interest rate. Accretion of the liability is recognized each period using the interest method of allocation, and the capitalized cost is depleted using the units of production method. Should either the estimated life or the estimated abandonment costs of a property change materially upon the Company’s quarterly review, a new calculation is performed using the same methodology of taking the abandonment cost and inflating it forward to its abandonment date and then discounting it back to the present using the Company’s credit-adjusted, risk-free rate.

The carrying value of the asset retirement obligation is adjusted to the newly calculated value, with a corresponding offsetting adjustment to the asset retirement cost related to oil and gas property accounts.  At August 31, 2011 and 2010, the Company has no material asset retirement obligations.

Basic Loss per Share

The Company is required to provide basic and diluted earnings (loss) per common share information.  The basic net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding.  Diluted net loss per common share is computed by dividing the net loss applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. During the period ended August 31, 2011, the Company issued five-year warrants to purchase up to 1 million shares of common stock at an exercise price of $0.30 per share as described in Note 4. In addition, on June 14, 2011 the Company adopted the 2011 Stock Incentive Plan under which the Company may issue incentive stock grants and incentive stock options to Company employees, directors and consultants up to 45,000,000 shares which may not exceed 10,000,000 shares in total and may not exceed 1,000,000 shares to any individual during any calendar year.  These incentive share grants and option grants generally vest over a three-year period from the date of each grant.  As of August 31, 2011, the Company has granted a total of 1,200,000 shares in incentive stock grants and incentive stock options to purchase 3,000,000 shares at an exercise price of $0.32 per share.

Potential dilutive securities as of August 31, 2011 have been considered, but the potential dilutive effect of these securities is not believed to be material and would be anti-dilutive.  The Company reported net losses in the twelve month periods ended August 31, 2011 and 2010 of $14,573,721 and $2,315,199, respectively; accordingly, the effects of any additional shares would be anti-dilutive.  The weighted average number of common and common equivalent shares outstanding was 394,388,436 and 115,018,082 for the years ended August 31, 2011 and 2010, respectively.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
August 31, 2011 and 2010

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Gulf United Energy, Inc. and its wholly-owned subsidiaries, Gulf United Energy del Peru, Ltd., Gulf United Energy Cuenca Trujillo, Ltd. and Gulf United Energy de Colombia, Ltd. as of August 31, 2011 and August 31, 2010.  All significant inter-company transactions and balances have been eliminated in the consolidation.

Accounting for Uncertain Tax Positions

GAAP provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an entity’s financial statements.  GAAP requires an entity to recognize the financial statement impact of a tax position when it is more likely that not that the position will be sustained upon examination. The Company believes that all significant tax positions utilized by the Company will more likely than not be sustained upon examination.  As of the Company’s fiscal year-end, August 31, 2011, the tax years that remain subject to examination by the major tax jurisdictions under the statute of limitations are from the fiscal year 2008 forward (with limited exceptions). Tax penalties and interest, if any, would be accrued as incurred and would be classified as tax expense in the consolidated statements of operations.

Stock-Based Compensation Arrangements

GAAP requires all share-based payments to employees, including grants of employee stock options, to be based on their fair values.  In accordance with the provisions of GAAP, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award.  The Company recognizes compensation cost net of a forfeiture rate and recognizes the compensation cost for only those awards expected to vest on a straight-line basis over the requisite service period of the award, which is generally the vesting term.  The Company estimated the forfeiture rate based on its historical experience and its expectations of future forfeitures.  We currently expect no forfeitures. This stock-based compensation is recognized as general and administrative expense over the employee’s requisite service period (generally the vesting period of the equity award). We apply the fair value method in accounting for stock option grants using the Black-Scholes Method.

We grant restricted stock and stock options to employees and directors as incentive compensation. The restricted stock and options generally vest over three years. The vesting of these shares and options is dependent upon the continued service of the grantees with Gulf United Energy, Inc. Upon the occurrence of a change in control, each outstanding share of restricted stock and stock option will immediately vest.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The following summarizes the assumptions used in the option-pricing model and the method for determining the assumptions:

	2011	Method of Determining Assumptions

Risk-free rate	1.67%	U.S. treasury yield for 5-year treasury notes in effect at the time of grant.
Expected years until exercise	5.00	Average option term
Expected stock volatility	100%	Historical Gulf United Energy, Inc. for the period since recent change in capitalization.
Dividend yield	_	Historical record and plan

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
August 31, 2011 and 2010

At August 31, 2011, total compensation cost related to non-vested options and awards not yet recognized was approximately $0.6 million and is expected to be recognized over a period of less than three years.

Stock Options

Information relating to stock options is summarized as follows:

		Weighted	Weighted
	Number of	Average	Average
	Shares	Exercise	Contractual	Aggregate
	Underlying	Price per	Life in	Intrinsic
	Options	Share	Years	Value

Balance outstanding September 1, 2010	-
Granted	3,000,000	0.32
Exercised	-
Forfeited	-
Expired	-

Balance outstanding — August 31, 2011	3,000,000	$0.32	5.0	$688,677

Currently exercisable — August 31, 2011	-	$0.00	5.0	$-

The weighted average grant-date fair value of options granted during 2011 was $0.32.

Restricted Stock Awards

At August 31, 2011, our employees and directors held 1.2 million restricted shares of our common stock that vest over the service period of up to three years. The restricted stock awards were valued based on the closing price of our common stock on the measurement date, typically the date of grant, and compensation expense is recorded on a straight-line basis over the restricted share vesting period.

The following table summarizes the restricted stock awards activity during the twelve months ended August 31, 2011:

		Weighted
		Average Grant
		Date Fair
	Number of	Value per
	Shares	Share

Balance outstanding — September 1, 2010	0	$-
Granted	1,200,000	0.32
Vested	0	-
Forfeited	0	-

Balance outstanding — August 31, 2011	1,200,000	$0.32

Total grant date fair value of shares vesting during the period	0	$-

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
August 31, 2011 and 2010

Non-Cash stock-based compensation is recorded in G&A expenses as follows:

2011

G&A Expenses	$74,772

Total non-cash stock-based compensation	$74,772

Recently Issued Accounting Pronouncements

In February 2010, the FASB amended guidance on subsequent events to alleviate potential conflicts between FASB guidance and Securities and Exchange Commission (“SEC”) requirements. Under this amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements.

There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's consolidated financial position, results of operations or cash flows.

Note 3 – Investments

Investment in Joint Venture Entities - Sold

As reported in the Company’s Form 8K filed on November 5, 2010, the Company closed on an agreement with its former joint venture partner, Cia. Mexicana de Gas Natural, S.A. de C.V., to sell all of the Company’s shares in Fermaca LNG de Cancun, S.A. de C.V. and Fermaca Gas de Cancun, S.A. de C.V. for a total amount of $1,000,000 of which $50,000 was paid upon entry into the sale agreement, $150,000 of which was paid at the close of the transaction, $120,000 of the next $150,000 was paid as of February 28, 2011 with the remaining $30,000 paid in March, 2011.   Because the Company is no longer involved in any downstream oil and gas activities, and because the Company has no further involvement in the joint ventures, the amounts related to the joint ventures have been reclassified to discontinued operations in accordance with GAAP. The next installment of $150,000 was due on May 1, 2011 and the following $150,000 installments were due on August 1, 2011 and November 1, 2011.  As of November 25, 2011, none of these installments have been paid.  The final payment of $200,000 is due February 1, 2012.  No interest accrues on the installments; however, the contract provides for 7% interest to be paid on late payments.  Management is currently negotiating an extended repayment schedule; however, there is no certainty that all or any of the installments will be paid.  We have recognized payments as gain on the sale of the joint venture investment as the sales proceeds are received.  Because the sale of the joint venture interests ended the Company’s investments in pipeline and LNG infrastructure, the gain from the sale and the impairment losses have been reclassified to discontinued operations.  As of August 31, 2011, the unrecorded present value of the $650,000 cannot be determined because the timing of the payments is uncertain.

Investments in oil and gas properties

Colombia CPO-4

On July 30, 2010, the Company entered into a farmout agreement with SK Innovation pursuant to which, the Company, through its wholly owned subsidiary, Gulf United Energy de Colombia Ltd., acquired the right to earn an undivided twelve and one-half percent (12.5%) participation interest in the CPO-4 block located in the Llanos Basin of Colombia.  The assignment of the interest in CPO-4 is conditioned upon the approval by the National Hydrocarbon Agency of Colombia (“ANH”) and the Republic of Korea.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
August 31, 2011 and 2010

To date, we have not obtained the written approvals from the Republic of Korea or the ANH. The farmout agreement with SK Innovation, as amended, requires these approvals by April 30, 2012. Pursuant to the existing farmout with SK Innovation, if the Company does not receive the approvals by April 30, 2012, the agreement calls for a thirty day grace period during which the Company and SK Innovation have agreed to negotiate an amendment to the farmout agreement on mutually agreeable terms. If the Company and SK Innovation are unable to agree upon any additional amendments during such thirty day grace period, SK Innovation has the right to terminate the farmout agreement.  Management believes that it maintains good relations with SK Innovation and, as a result, should be able to negotiate any necessary amendments to the farmout agreement on mutually agreed economic terms in the event the approvals are not ultimately obtained. Notwithstanding the above, if SK Innovation elects to exercise its termination right as the result of the failure to obtain the written approvals from the ANH or the Republic of Korea, the Company’s interest in Block CPO-4 will be deemed re-assigned back to SK Innovation, and the Company will have the right to have returned any amounts paid under the farmout agreement, without interest. The Company has paid SK its share of past costs and has paid and will pay SK its proportionate share of on-going costs and an additional twelve and one-half percent (12.5%) of seismic acquisition costs amounting to $7,249,002 and $650,000 at August 31, 2011 and 2010 respectively. The Company will pay a total of twenty-five percent (25%) of seismic acquisition costs.

SK Innovation serves as operator on CPO-4. Block CPO-4 is near existing production and immediately adjacent to and on trend with the Guatiquia block operated by Petrominerales Ltd. (TSX:PMG). Block CPO-4 is the near-term focus of the Company and SK Innovation, with drilling commencing in July 2011.  In July 2011, the Company spudded the Tamandua-1, a 16,300 foot well, in the northern part of CPO-4 as described above under oil and gas properties.

Peru Z-46

On July 13, 2010, the Company entered into a farmout agreement with SK Innovation pursuant to which the Company will pay to SK Innovation approximately $2,914,917 for past costs and expenses incurred through May 31, 2010 to earn an undivided forty percent (40%) participation interest in Block Z-46.  The payment for past costs is due within thirty (30) days after receipt of the approval from Perupetro S.A. which is expected in February 2012.

The Company has paid and will pay SK Innovation its proportionate share of on-going costs and an additional thirty-five percent (35%) of seismic acquisition costs (the Company pays a total of seventy five percent (75%) of certain seismic acquisition costs) amounting to $8,586,240 and $2,999,299 at August 31, 2011 and 2010, respectively.  The assignment of the participation interest in Block Z-46 is conditioned upon the approval of the assignment by Perupetro S.A.  (“Perupetro”), the state owned entity responsible for promoting, negotiating, underwriting and monitoring contracts for exploration and exploitation of hydrocarbons in Peru.  The Company, with the assistance of SK Innovation, has completed the documentation required for the approval of the assignment; however confirmation of the approval has not yet been obtained. The farmout agreement with SK Innovation requires approval from Perupetro by November 30, 2011. The Company and SK Innovation have met to discuss possible amendments to the farmout agreement, which may include an extension to the approval date from Perupetro and/or deletion of the approval condition altogether as a result of a re-structured economic deal.  Pursuant to the existing farmout with SK Innovation, if the Company did not receive the Perupetro approval by November 30, 2011, the agreement calls for a thirty day grace period during which the Company and SK Innovation have agreed to negotiate an amendment to the farmout agreement on mutually agreeable terms. If the Company and SK Innovation are unable to agree upon any additional amendments during such thirty day grace period, SK Innovation has the right to terminate the agreement commencing December 31, 2011. Management believes that it maintains good relations with SK Innovation, and as a result, will be able to negotiate any necessary amendments to the farmout agreement on mutually agreed economic terms in the event the Perupetro approval is not ultimately obtained.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
August 31, 2011 and 2010

Notwithstanding the above, if SK Innovation elects to exercise its termination right, which will be effective as of December 31, 2011 assuming no new developments, the Company’s interest in Block Z-46 will be deemed re-assigned back to SK Innovation, and the Company will have the right to have returned any amounts paid under the farmout agreement, without interest ($5,626,488 has been paid through August 31, 2011).

Recently re-processed 2-D seismic data suggests a submarine fan deposition on the block and multiple leads have been identified. Two wells previously drilled on the block by Repsol reported oil, indicating an active hydrocarbon system.  The Company and SK Innovation began the acquisition of additional infill 2-D seismic data in December 2010; the acquisition, processing and analysis of seismic data is ongoing.

Peru Block XXIV and TEA

On July 31, 2010, the Company entered into an amendment to the participation agreement dated March 12, 2010 covering blocks XXIV Peru and the Peru TEA. Under the terms of the amendment, the Company acquired an undivided 5% working interest in Block XXIV, an approximately 280,000 acre onshore and offshore property and an undivided 2% working interest in the Peru TEA which consists of four contiguous blocks totaling approximately 40,000,000 acres.

The assignment to the Company of the interests in Block XXIV and the Peru TEA are also subject to the approval of Perupetro S.A., along with certain governmental agencies of the Republic of Peru.  Until such time as the approvals are received, Upland is holding the Block XXIV and Peru TEA interests in escrow.  Upland has begun the process of obtaining the necessary approvals on behalf of the Company.  We have requested a status report on the approval process, but have not received it as of the date of this report.

Upland spudded two wells on Block XXIV prior to August 31, 2011.  Both wells are currently considered dry holes.   On Block XXIV, Upland has completed the field work on a 200 kilometer seismic shoot and the information is in for processing.  The plan for the coming year is further geological studies and the potential drilling of one or two wells. On the Peru TEA, Upland has completed a gravity aeromagnetic program and satellite imaging study covering a large portion of the TEA.  The plan for the coming year is for additional geological studies on selected areas to be determined at a future date.   The Company incurred costs amounting to $4,240,052 and $3,945,282 during the fiscal years ending August 31, 2011 and 2010, respectively.

At August 31, 2011, the Company does not have sufficient cash or credit facilities to fund all of the above-noted short-term costs which are summarized below.  At August 31, 2011, the Company’s investment in oil and gas properties and approximate fiscal 2012 commitments are as follows:

	Estimated Fiscal 2012 To Date	Commitment

Block XXIV and TEA – Peru	$4,240,052	$700,000
Block Z-46 – Peru	8,566,240	3,365,000
CPO-4 – Colombia	7,354,289	6,337,000
	$20,160,581	$10,402,000

As of the date of this report and based upon all the known facts and circumstances, management does not believe that any impairment exists with respect to these properties.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
August 31, 2011 and 2010

Note 4 – Stockholders’ Equity

Preferred Stock

As of August 31, 2011 and 2010, the Company has authorized 50 million shares of blank check preferred stock, none of which are issued and outstanding.  Our board of directors has the authority, without action by the shareholders, to designate and issue preferred stock in one or more series.  Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock.

Common Stock

As of August 31, 2011 and August 31, 2010, the Company had 454,667,726 and 293,700,000 shares of its $.001 par value common stock issued and outstanding, respectively.

The following schedule is a summary of transactions in the Company’s common stock since August 31, 2010:

As additional compensation, related to sale of the common stock on February 15, 2011, the Company issued to Pritchard Capital Partners, warrants to purchase up to 1 million shares of common stock at an exercise price of $0.30 subject to anti-dilution adjustments. As of August 31, 2011, the total value of these warrants is estimated at approximately $430,459 using the Black-Scholes valuation model.  Expected volatility is 146% based on historical volatility of our common stock over the past twelve months.  The risk-free interest rate is 1.67% based on the U.S. Treasury yield in effect at the time of issuance for an instrument with a maturity of five years.  A dividend yield rate of zero was used because we have never paid cash dividends and we do not intend to pay cash dividends on our common stock.  These warrants are exercisable through February 15, 2016.

Note 5 – Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not.  The Company has incurred tax net operating losses of approximately $16,350,000 which commence expiring in 2023 if not previously utilized. In accordance with GAAP, the Company is required to compute tax asset benefits for net operating loss carry-forwards.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
August 31, 2011 and 2010

 The potential benefit of net operating losses has been offset by a valuation allowance in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years. The valuation of the tax loss carryforward and the valuation allowance thereon were as follows:

	August 31, 2011	August 31, 2010
Net operating loss carry forward benefit	$5,558,982	$510,339
Stock-based compensation expense	25,422	-
Loss from discontinued operations	544,411	663,411
Total deferred tax asset	6,128,815	1,173,750
Less: Valuation allowance	(6,128,815)	(1,173,750)
Net deferred tax asset	$-	$-

A reconciliation between the Company’s effective tax rate and the U.S. statutory tax rate is as follows:

	Year ended
	August 31, 2011	August 31, 2010

Provision for taxes (benefit) at U.S. statutory rate	$(4,955,065)	(787,168)
Increase in deferred tax asset valuation allowance	4,955,065	787,168
Effective taxes	$-	$-
Effective tax rate	$0%	$0%

At August 31, 2011, the Company had approximately $16,350,000 of federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income.  The federal net operating loss carryforwards expire on various dates through 2031. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances.  Events which may cause limitations in the amount of net operating losses the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50 percent over a three-year period.

The Company has determined that an ownership change has occurred.  Because of ownership change, utilization of the net operating loss carryforwards may be subject to an annual limitation under Section 382 of the Internal Revenue Code, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforwards before utilization.  Further, until a study is completed and any limitations known, no amounts are being considered as an uncertain tax position or disclosed as an unrecognized tax benefit. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefit will not impact its effective tax rate.  Any carryforwards that will expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance.

Note 6 – Loans Payable to Related Parties

Notes payable to related parties consists of the following as of August 31, 2011 and August 31, 2010:

Unsecured loans to related parties $     26,574

Two stockholders and former directors of the Company provided these loans.  The loans are non-interest bearing, unsecured and payable upon demand.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
August 31, 2011 and 2010

Note 7 –	Shareholder Loans Payable and Accrued Interest

Unsecured loans and accrued interest payable to shareholders at August 31, 2010 and August 31, 2011:

	August 31, 2011	August 31, 2010

Loan payable	$-	$1,089,685
Accrued interest	-	19,430
	-	1,109,115

Short-term debt	1,400,000	2,900,000
Less: total note discount for stock issued	(623,232)	(1,185,791)
Add: amortization of note discount	512,955	329,358
Add: accrued interest	99,911	70,834
	1,389,634	2,114,401
Total shareholder loans payable and accrued interest	$1,389,634	$3,223,516

During the quarter ended February 28, 2011, the Company used proceeds from common stock sales to retire the one-year promissory note from a related party stockholder, James M. Askew, which originally totaled $1,089,685.

The remaining notes bear interest at 8% annually with all interest and principal due at maturity.  The notes were discounted based on the fair market value of the common stock received (determined with the assistance of an independent valuation expert) as a percentage of the total fair market value of all consideration received.  The resulting note discount is being amortized as additional interest expense over the twelve month life of each note and is being calculated based on a normal amortization schedule using the interest method.

The weighted average interest rates on shareholder loans payable based on the face amount of the debt at August 31, 2011 and August 31, 2010 were 8.0% and 8.5%, respectively.  The effective interest rates on shareholder loans payable considering the discount at August 31, 2011 and 2010 were 52.5% and 54.3%, respectively.

The average balance of short-term debt during the year ended August 31, 2011 was $2,244,367.  The average face interest rate on the debt was 8.00% and the average discount amortization was $114,116.  Subsequent to August 31, 2011, all of the short-term debt was paid in full.

Note 8. - Commitments and Contractual Obligations

Our commitments under existing agreements for the next three fiscal years are estimated as follows as of August 31, 2011:

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
August 31, 2011 and 2010

Oil and Gas Investment Commitments

Colombia CPO-4

On July 30, 2010, the Company entered into a farmout agreement with SK Innovation pursuant to which the Company acquired, through its wholly owned subsidiary, Gulf United Energy de Colombia Ltd., the right to earn an undivided twelve and one-half percent (12.5%) participation interest in the CPO-4 block located in the Llanos Basin of Colombia.  The assignment of the interest in CPO-4 is conditioned upon the approval by the National Hydrocarbon Agency of Colombia (“ANH”) and the Republic of Korea. To date, we have not obtained the written approvals from the Republic of Korea or the ANH. The farmout agreement with SK Innovation, as amended, requires these approvals by April 30, 2012. Pursuant to the existing farmout with SK Innovation, if the Company does not receive the approvals by April 30, 2012, the agreement calls for a thirty day grace period during which the Company and SK Innovation have agreed to negotiate an amendment to the farmout agreement on mutually agreeable terms.   If the Company and SK Innovation are unable to agree upon any additional amendments during such thirty day grace period, SK Innovation has the right to terminate the farmout agreement. Management believes that it maintains good relations with SK Innovation and, as a result, should be able to negotiate any necessary amendments to the farmout agreement on mutually agreed economic terms in the event the approvals are not ultimately obtained.  Notwithstanding the above, if SK Innovation elects to exercise its termination right as the result of the failure to obtain the written approvals from the ANH or the Republic of Korea, the Company’s interest in Block CPO-4 will be deemed re-assigned back to SK Innovation, and the Company will have the right to have returned any amounts paid under the farmout agreement, without interest.  In such event, our business would be materially adversely affected.

SK Innovation serves as operator on CPO-4.  The Company is responsible for 25% of all future seismic acquisition costs and its pro-rata share of all other future costs with respect to CPO-4.  The commitments for Block CPO-4 reflect our plan to complete one well spudded on July 12, 2011 and to drill a second well during fiscal year 2012.  The current obligation on Block CPO-4 is $6.3 million which includes completing two wells at an estimated cost of $2.1 million, $0.3 million for joint operating costs and $3.9 million for past costs owed to Houston American Energy Corp. within 30 days following the approval of the assignment by the ANH.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
August 31, 2011 and 2010

The current obligation on Block CPO-4 is $6.3 million which includes completing two wells at an estimated cost of $2.1 million, $0.3 million for joint operating costs and $3.9 million for past costs owed to Houston American Energy Corp. within 30 days following the approval of the assignment by the ANH.

Assuming success on one or both of the initial two wells, the Company may commit to drilling additional wells.  Any drilling success may have associated revenues to offset additional costs.  During the year ended August 31, 2011, the Company capitalized $105,287 of interest into the CPO-4 property.

Peru Z-46

On July 13, 2010, the Company entered into a farmout agreement with SK Innovation pursuant to which the Company acquired, through its wholly owned subsidiary, Gulf United Energy Cuenca Trujillo Ltd., the right to earn an undivided forty percent (40%) participation interest in Block Z-46, an approximately 2.8 million acre offshore block in Peru.  SK Innovation, through its subsidiary SK Innovation Sucursal Peruana, serves as operator on Block Z-46. The assignment of the participation interest in Block Z-46 is conditioned upon the approval of the assignment by Perupetro.  The Company, with the assistance of SK Innovation, has completed the documentation required for the approval of the assignment; however confirmation of the approval has not yet been obtained. The farmout agreement with SK Innovation requires approval from Perupetro by November 30, 2011. The Company and SK Innovation have met to discuss possible amendments to the farmout agreement, which may include an extension to the approval date from Perupetro and/or deletion of the approval condition altogether as a result of a re-structured economic deal.  Pursuant to the existing farmout with SK Innovation, if the Company did not receive the Perupetro approval by November 30, 2011, the agreement calls for a thirty day grace period during which the Company and SK Innovation have agreed to negotiate an amendment to the farmout agreement on mutually agreeable terms.   If the Company and SK Innovation are unable to agree upon any additional amendments during such thirty day grace period, SK Innovation has the right to terminate the agreement commencing December 31, 2011. If SK Innovation elects to exercise its termination right, which will be effective as of December 31, 2011 assuming no new developments, the Company’s interest in Block Z-46 will be deemed re-assigned back to SK Innovation, and the Company will have the right to have returned any amounts paid under the farmout agreement, without interest ($5,626,488 has been paid through August 31, 2011).

Pursuant to the agreement, the Company will pay to SK Innovation approximately $2.9 million for past costs and expenses incurred through August 31, 2010.  The payment for past costs is due within thirty (30) days after receipt of the approval from Perupetro S.A.  The Company will also pay SK Innovation its proportionate share of joint operating costs estimated at $450,000 during fiscal 2012.  The Company may also be required to pay a proportionate share of seismic acquisition cost beginning in fiscal year 2013 and if the results of the 2-D seismic are positive, the Company will consider a 3-D seismic acquisition and drilling a well, increasing the future obligations on the block.

Peru Block XXIV and TEA

On July 31, 2010, the Company, entered into an amendment to the participation agreement with Upland, dated March 12, 2010, covering blocks XXIV Peru and the Peru TEA. Under the terms of the amendment, the Company paid $500,000 for the purchase of an undivided 5% working interest in Block XXIV and an undivided 2% working interest in the Peru TEA.  In addition to the $500,000 payment, the Company issued one million shares of the Company’s common stock to Upland.  The Company is responsible for its proportionate share of future costs incurred with respect to Block XXIV and TEA.  These costs are currently estimated to total $700,000 during fiscal 2012.

Note 9.  Related Party Transactions

The Company and James Askew, the holder of over 5% of our outstanding shares of common stock, entered into a consulting agreement, dated July 11, 2011, pursuant to which he was issued 3,000,000 shares valued at $465,000 for general business development services.  The agreement was amended, effective September 1, 2011, under which the Company further agreed to pay Mr. Askew a monthly cash fee of $10,000 per month, beginning September 1, 2011 until the expiration or termination of the agreement.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
August 31, 2011 and 2010

The agreement was amended, effective September 1, 2011, under which the Company further agreed to pay Mr. Askew a monthly cash fee of $10,000 per month, beginning September 1, 2011 until the expiration or termination of the agreement.

In February 2011, Mr. John Eddie Williams was repaid the principal of $1 million plus $64,438 in interest related to a short-term note issued in April 2010 and Reese Minerals, Ltd. was repaid the principal of $750,000 plus $49,500 in interest related to a short-term note issued in April 2010.  Mr. Williams and Reese Minerals, Ltd. are both holders of over 5% of our outstanding shares of common stock.

Prior to Mr. Fluker becoming an executive officer of the Company in December 2011, the Company paid $57,000 to Chilcas International, Inc. (“Chilcas”), an entity in which Mr. Fluker is the sole shareholder for consulting services rendered.  In March 2010, Mr. Fluker was issued 3,000,000 restricted common shares valued at $30,000 as a partial payment for billings from Chilcas.

In December 2010, the Company issued to John Eddie Williams, Jr. and Reese Minerals, Ltd. 14% debentures in the aggregate principal amount of $3.8 million.  These debentures were paid in full in February 2011.  In fiscal year 2011, Mr. Williams and Reese Minerals, Ltd. were paid an aggregate of $51,014 of interest related to debentures.

Also in December 2010, the Company sold to John Eddie Williams and Reese Minerals Ltd. 1 million shares of common stock for an aggregate purchase price of $200,000.  Mr. Williams and Reese Minerals Ltd. were also issued 20 million shares each valued at $4,000,000 each pursuant to consulting agreements entered into in December 2010.

In March 2010, the Company entered into a debt conversion agreement with Mr. Askew, under which Mr. Askew converted $400,000 of outstanding debt into 40 million shares of Company common stock. Prior to conversion of the debt, Mr. Askew agreed to forgive all $631,444 of interest accrued on the debt through March 11, 2010. This note was paid in full in February 2011.  Mr. Askew was paid a total of $66,519 in interest during fiscal 2011.

The Company acquired the rights relating to each of its oil and gas interests by virtue of several assignments from certain of our executive officers, consisting of Messrs. Connally, Ford (through Rodeo Resources LP, a limited partnership in which Mr. Ford serves as the managing member of the general partner), Miller, and Mr. Askew (collectively the “Assignors”) occurring between March and July 2010.

In connection with the assignment of the interests in Block XXIV and the Peru TEA to the Company, the Company paid the Assignors a $600,000 fee by issuing each Assignor 15 million shares of the Company’s common stock.  The Assignors were also granted an aggregate 2% overriding royalty interest, proportionately reduced, on the Company’s interest in Block XXIV and the Peru TEA.  In connection with the assignment of the interests in Block CPO-4 to the Company, the Assignors were granted an aggregate 2% overriding royalty interest, proportionately reduced, on the Company’s interest in Block CPO-4.  In connection with the assignment of the interests in Block Z-46, the Company paid the Assignors a fee by issuing to each of the Assignors 14 million shares of the Company’s common stock.  The shares were valued at approximately $2,912,000. The Assignors were also granted an aggregate 2% overriding royalty interest, proportionately reduced, on the Company’s interest in Block Z-46.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
August 31, 2011 and 2010

In March 2010, Mr. Ford, through Rodeo Resources LP, was issued 300,000 shares of common stock in connection with the sale of Gulf United Energy del Peru Ltd. to the Company.  Gulf United Energy del Peru Ltd. is a wholly-owned subsidiary of the Company and holds the Company’s assets relating to Block XXIV and Peru TEA. Jim Ford, an executive officer of the Company, serves as the managing member of the general partner of Rodeo Resources, LP.

In January 2010, Mr. Fluker acquired 1 million shares of common stock for $10,000 cash in connection with the Company’s private placement.  Additionally, in January 2010, Rodeo Resources, LP and Mr. Miller each acquired 2,500,000 shares of common stock for $25,000 cash in connection with the Company’s private placement.

Also in December 2010, the Company sold to John Eddie Williams and Reese Minerals Ltd. 1 million shares of common stock for an aggregate purchase price of $200,000.  Mr. Williams and Reese Minerals Ltd. were also issued 20 million shares each valued at $4,000,000 each pursuant to consulting agreements entered into in December 2010.

Note 10 – Subsequent Events

Employment Agreements

On November 11, 2011, the Company entered into an employment agreement with Mr. David Pomerantz, the Company’s chief financial officer.  The initial term of the employment agreement begins November 1, 2011, will expire on July 11, 2012, and may be terminated at any time by the Company upon 30 days prior written notice.  Under the agreement, Mr. Pomerantz will be paid an annual salary of $200,000 and may earn bonuses at the sole discretion of the board of directors and will be eligible to participate in the Company’s benefit plans.  As an inducement to enter into the employment agreement, Mr. Pomerantz was granted a five year option to purchase up to 500,000 shares of common stock at $0.27 per share and 200,000 shares of restricted stock at $0.27 per share pursuant to the Company’s 2011 Stock Incentive Plan.  Both the options and the restricted stock vest 1/3 annually, beginning on the first anniversary of the grant date.

Consulting Agreements

Effective November 1, 2011, the Company entered into a one-year consulting agreements with John S. Beeson pursuant to which the consultant will provide advice to the board of directors relating to certain of the Company’s strategic and business development activities.  In consideration for providing the consulting services, the consultant will receive 500,000 shares of the Company’s restricted common stock valued at an estimated $58,500.

The Company and James M. Askew, a related party, entered into a consulting agreement, dated as of July 11, 2011.  Subsequently, because Mr. Askew will continue to spend significant time working on behalf of the Company, effective September 1, 2011, his consulting agreement was amended such that the Company will pay Mr. Askew a monthly cash fee of $10,000 per month, beginning September 1, 2011 until the expiration or termination of the agreement.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
August 31, 2011 and 2010

Issuances of common stock

Since August 31, 2011 and through November 25, 2011, the Company issued an aggregate of 5,100,000 shares with an aggregate value of $824,600 (all of which are shown as common stock subscribed as of August 31, 2011) of restricted common stock as follows: (i) 3,000,000 shares valued at $0.155 per share to James Askew, a related party, for strategic services rendered; (ii) 2,000,0000 shares valued at $0.1705 per share to Murray Roark for services rendered and; (iii) 100,000 shares valued at $0.186 per share to Chadd Mason for services rendered. The expense for these services was recorded during the year ended August 31, 2011.  In addition, the Company issued 500,000 restricted common shares valued at approximately $58,500 to John Beeson pursuant to his consulting agreement which was effective as of November 1, 2011.

Note 11 –  Supplemental Disclosures – Consolidated Statements of Cash Flows

Supplemental Disclosure of Non-Cash and Financing Activities:

	Twelve Months Ended	Twelve Months Ended	Period From Inception Through
	August 31, 2010	August 31, 2011	August 31, 2011

Investment advances paid from shareholder loans	$-	$-	$1,263,985
Capital stock issued for investment in joint venture projects	$-	$-	$687,225
Capital stock issued or subscribed for expenses	$9,706,005	$-	$9,898,605
Capital stock issued for prepaid expenses	$-	$-	$20,000
Capital stock issued for oil and gas properties	$90,000	$-	$3,646,000
Capital stock issued or subscribed in connection with short-term notes	$623,232	$-	$1,809,023
Interest forgiven on shareholder loan payable	$-	$-	$631,444
Capital stock issued in conversion of shareholder loan	$-	$-	$400,000
Capital expenditures acquired with accounts payable	$-	$-	$31,282

Settlement of loan payable by assignment of investment:
Loan payable	$-	$-	$(200,000)
Investment	$-	$-	$200,000
Warrants issued for non-employee compensation	$455,178	$-	$455,178
Supplemental Disclosure of Cash Flow Information:
Cash paid for:
Interest	$361,080	$-	$395,714
Income taxes	$-	$-	$-

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Consolidated Balance Sheets

	February 29,	August 31,
	2012	2011
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$486,742	$7,251,657
Prepaid expenses	106,404	4,443
Deferred costs	49,256	-
Total Current Assets	642,402	7,256,100

Fixed Assets:
Computer Equipment	25,391	12,255
Software License	62,563	62,563
Less: Accumulated Depreciation	(48,710)	(35,696)
Net Fixed Assets	39,244	39,122

Other Assets
Investment in oil and gas properties (Notes 3 and 8)	25,245,717	20,160,581
Total Other Assets	25,245,717	20,160,581

Total Assets	$25,927,363	$27,455,803

LIABILITIES
Current
Accounts payable and accrued liabilities	$337,821	$282,286
Accounts payable to operators of working interests	2,370,000	974,769
Loans payable related parties (Note 6)	26,574	26,574
Shareholder loans payable and accrued interest (Net of note discount of
$110,277 at August 31, 2011) (Note 7)	-	1,389,634
Total Current Liabilities	2,734,395	2,673,263

Total Liabilities	2,734,395	2,673,263
STOCKHOLDERS' EQUITY
Preferred Stock, 50,000,000 shares authorized, none issued or outstanding	-	-
Common Stock
Authorized:
700,000,000 shares with a par value of $0.001
Issued and Outstanding:
460,267,726 as of February 29, 2012 and	460,268	454,668
454,667,726 as of August 31, 2011
Additional paid-in capital	43,503,151	42,445,865
Common stock subscribed	-	824,600
Accumulated other comprehensive loss	(597)	(29)
Deficit Accumulated During The Development Stage	(20,769,854)	(18,942,564)
Total Stockholders' Equity	23,192,968	24,782,540
Total Liabilities and Stockholders' Equity	$25,927,363	$27,455,803

The accompanying notes are an integral part of these consolidated financial statements.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Consolidated Statements of Operations
(Unaudited)

					Period From
					Inception
	Three Months Ended		Six Months Ended		(September 19, 2003)
	February 29,	February 28,	February 29,	February 28,	through
	2012	2011	2012	2011	February 29, 2012

Revenues	$-	$-	$-	$-	$-

Cost of Sales	-	-	-	-	-

Gross Profit	-	-	-	-	-

General and administrative expenses	806,789	1,088,272	1,698,488	1,724,371	7,234,810
General and administrative expenses - related parties	97,032	8,000,000	134,055	8,000,000	9,221,098

Operating Loss	(903,821)	(9,088,272)	(1,832,543)	(9,724,371)	(16,455,908)

Other (Income) and Expense
Gain on settlement of debt	-	-	-	-	(3,333)
Interest expense	-	790,267	-	1,297,023	1,089,358
Interest expense - related parties	-	-	-	-	1,631,374
Interest Income	(1,127)	(814)	(5,253)	(814)	(20,170)

Loss from continuing operations	(902,694)	(9,877,725)	(1,827,290)	(11,020,580)	(19,153,137)
Gain (Loss) from discontinued operations	-	120,000	-	320,000	(1,616,717)
Net Loss	$(902,694)	$(9,757,725)	$(1,827,290)	$(10,700,580)	$(20,769,854)

Basic And Diluted Loss per share
from continuing operations	$(0.00)	$(0.03)	$(0.00)	$(0.03)	$(0.18)

Basic And Diluted Loss per share
from discontinued operations	$(0.00)	(0.00)	$(0.00)	$(0.00)	$(0.02)

Basic And Diluted Net Loss per share	$(0.00)	$(0.03)	$(0.00)	$(0.03)	$(0.20)

Weighted Average Shares Outstanding	460,267,726	363,163,252	459,901,059	333,503,293	106,055,958

The accompanying notes are an integral part of these consolidated financial statements.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Consolidated Statements of Cash Flows
(Unaudited)

			Period From
			Inception
	Six Months Ended		(September 19, 2003)
	February 29,	February 28,	February 29, 2012
	2012	2011	2012
Cash Flows From Operating Activities
Net loss for the period	$(1,827,290)	$(10,700,580)	$(20,769,854)
Adjustments to reconcile net loss to net cash used by
operating activities:
Depreciation expense	13,014	10,427	48,710
Expenses paid by issuance of common stock	19,500	8,511,800	10,060,500
Accrued interest added to (paid from) shareholder loans	(99,911)	(27,275)	631,444
Stock based compensation	179,786	-	254,558
Loan discount amortization	110,277	995,327	1,809,023
Non-cash portion of interest expense	-	-	3,333
Gain on settlement of debt	-	-	(3,333)
Foreign currency translation loss	(568)	-	(597)
Impairment of investment in joint venture projects	-	-	1,951,210
Change in operating assets and liabilities
Payroll taxes receivable	-	39,153	-
Prepaid expenses	(62,961)	(8,885)	(67,404)
Deferred costs	(49,256)	-	(49,256)
Accounts payable and accrued liabilities	55,535	(1,146,556)	162,590
Net Cash Used By Operating Activities	(1,661,874)	(2,326,589)	(5,969,076)
Cash Flows From Investing Activities
Capital Expenditures	(13,136)	-	(87,954)
Investment in oil and gas projects	(3,689,905)	(9,442,235)	(19,054,486)
Advances to and investment in joint venture projects	-	-	(250,000)
Net cash used by investing activities	(3,703,041)	(9,442,235)	(19,392,440)

Cash Flows From Financing Activities
Proceeds from sale of common stock	-	25,799,619	26,435,669
Proceeds of bridge financing	-	3,800,000	3,800,000
Principal payment on bridge financing	-	(3,800,000)	(3,800,000)
Increase in loans payable to related parties	-	-	226,574
Principal payments on shareholder loans	(1,400,000)	(1,100,000)	(5,539,685)
Proceeds from (Principal payments for) shareholder loans	-	(1,089,685)	4,725,700
Net cash (used)/provided by financing activities	(1,400,000)	23,609,934	25,848,258
(Decrease)/Increase In Cash During The Period	(6,764,915)	11,841,110	486,742
Cash, Beginning Of Period	7,251,657	19,679	-

Cash, End Of Period	$486,742	$11,860,789	$486,742

The accompanying notes are an integral part of these consolidated financial statements.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Consolidated Statements of Changes in Stockholders’ Equity (Deficiency) and Comprehensive Loss
Period from Inception (September 19, 2003) to February 29, 2012
(Unaudited)

						DEFICIT
					ACCUMULATED	ACCUMULATED
	COMMON SHARES		ADDITIONAL	COMMON	OTHER	DURING THE
		PAR	PAID-IN	SHARES	COMPREHENSIVE	DEVELOPMENT
	NUMBER	VALUE	CAPITAL	SUBSCRIBED	LOSS	STAGE	TOTAL
Balance, September 19,
2003 (date of inception)	-	$-	$-	$-	$-	$-	$-
Capital stock issued for cash:
October 2003 at $0.001	2,500,000	2,500	-	-	-	-	2,500
November 2003 at $0.005	160,000	160	640	-	-	-	800
December 2003 at $0.005	1,400,000	1,400	5,600	-	-	-	7,000
June 2004 at $0.01	1,000,000	1,000	9,000	-	-	-	10,000
July 2004 at $0.25	23,000	23	5,727	-	-	-	5,750
Net loss for the period	-	-	-	-	-	(15,880)	(15,880)
Balance, August 31, 2004	5,083,000	5,083	20,967	-	-	(15,880)	10,170
Net loss for the year	-	-	-	-	-	(16,578)	(16,578)
Balance, August 31, 2005	5,083,000	5,083	20,967	-	-	(32,458)	(6,408)
November 10, 2005 Stock
Split Adjustment	20,332,000	20,332	(20,332)	-	-	-	-
Net loss for the year	-	-	-	-	-	(31,577)	(31,577)
Balance, August 31, 2006	25,415,000	25,415	635			(64,035)	(37,985)
Capital stock issued for investment:
January 2007 at $0.735 per share	185,000	185	135,790	-	-	-	135,975
July 2007 at $0.735 per share	750,000	750	550,500	-	-	-	551,250
Net loss for the year	-	-	-	-	-	(257,804)	(257,804)
Balance, August 31, 2007	26,350,000	26,350	686,925			(321,839)	391,436
Net loss for the year	-	-	-	-	-	(378,039)	(378,039)
Balance, August 31, 2008	26,350,000	26,350	686,925			(699,878)	13,397
Net loss for the year	-	-	-	-	-	(1,353,766)	(1,353,766)
Balance, August 31, 2009	26,350,000	26,350	686,925	-	-	(2,053,644)	(1,340,369)
Capital stock issued for settlement
of name issue:
January 2010 at $0.01 per share	50,000	50	450	-	-	-	500
Capital stock issued to buy
subsidiary:
March 2010 at $0.032 per share	300,000	300	9,300	-	-	-	9,600
Capital stock issued for cash:
March 2010 at $0.01 per share	59,750,000	59,750	527,750	-	-	-	587,500
Capital stock issued for services:
March 2010 at $0.01 per share	20,750,000	20,750	186,750	-	-	-	207,500
April 2010 at $0.01 per share	1,500,000	1,500	13,500	-	-	-	15,000
Capital stock issued for oil and
gas properties:
March 2010 at $0.01 per share	40,000,000	40,000	384,000	200,000	-	-	624,000
Capital stock issued for loan
conversion:
March 2010 at $0.01 per share	20,000,000	20,000	180,000	200,000	-	-	400,000
Shareholder loan interest forgiven	-	-	631,444	-	-	-	631,444
Capital stock issued with short-
term debt:
April 2010 at $0.065 per share	17,500,000	17,500	671,894	-	-	-	689,394
May 2010 at $0.065 per share	5,000,000	5,000	191,970	-	-	-	196,970
June 2010 at $0.087 per share	2,500,000	2,500	113,810	-	-	-	116,310
July 2010 at $0.075 per share	3,000,000	3,000	125,571	-	-	-	128,571
July 2010 at $0.120 per share	500,000	500	26,773	-	-	-	27,273
August 2010 at $0.120 per share	500,000	500	26,773	-	-	-	27,273
Capital stock issued for oil and
gas properties:
June 2010 at $0.01 per share	20,000,000	20,000	180,000	(200,000)	-	-	-
July 2010 at $0.052 per share	56,000,000	56,000	2,856,000	-	-	-	2,912,000
Capital stock issued for loan
conversion:
June 2010 at $0.01 per share	20,000,000	20,000	180,000	(200,000)	-	-	-
Net loss for the period	-	-	-	-	-	(2,315,199)	(2,315,199)
Balance, August 31, 2010	293,700,000	293,700	6,992,910	-	-	(4,368,843)	2,917,767

  GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Consolidated Statements of Changes in Stockholders’ Equity (Deficiency) and Comprehensive Loss
Period from Inception (September 19, 2003) to February 29, 2012
(Unaudited)

						DEFICIT
					ACCUMULATED	ACCUMULATED
	COMMON SHARES		ADDITIONAL	COMMON	OTHER	DURING THE
		PAR	PAID-IN	SHARES	COMPREHENSIVE	DEVELOPMENT
	NUMBER	VALUE	CAPITAL	SUBSCRIBED	LOSS	STAGE	TOTAL

Capital stock issued for services:
September 2010 at $0.06 per share	2,500,000	2,500	147,500	-	-	-	150,000
October 2010 at $0.057 per share	1,200,000	1,200	67,200	-	-	-	68,400
December 2010 at $0.081 per share	40,000,000	40,000	7,960,000	-	-	-	8,000,000
January 2011 at $0.063 per share	2,700,000	2,700	167,400	(170,100)	-	-	-
February 2011 at $0.15 per share	304,000	304	60,496	-	-	-	60,800
March 2011 at $0.30 per share	125,000	125	37,375	(37,500)	-	-	-
March 2011 at $0.26 per share	2,000,000	2,000	515,000	-	-	-	517,000
July 2011 at $0.162 per share	-	-	-	824,600	-	-	824,600
Capital stock issued for cash:
December 2010 at $0.20 per share	3,875,000	3,875	746,915	-	-	-	750,790
January 2011 at $0.20 per share	9,750,000	9,750	1,878,553	25,000	-	-	1,913,303
February 2011 at $0.30 per share	83,388,726	83,389	23,074,637	-	-	-	23,158,026
March 2011 at $0.020 per share	125,000	125	24,875	(25,000)	-	-	-
Capital stock subscribed for services:
September 2010 at $0.063 per share	-	-	-	170,100	-	-	170,100
February 2011 at $0.30 per share	-	-	-	37,500	-	-	37,500
Capital stock issued with short-
term debt:

September 2010 at $0.043 per share	6,500,000	6,500	272,073	-	-	-	278,573
October 2010 at $0.047 per share	1,000,000	1,000	45,524	-	-	-	46,524
October 2010 at $0.043 per share	1,500,000	1,500	62,787	-	-	-	64,287
November 2010 at $0.047 per share	1,500,000	1,500	68,286	-	-	-	69,786
Januuary 2011 at $0.047 per share	1,500,000	1,500	68,286	(69,786)	-	-	-
February 2011 at $0.047 per share	1,000,000	1,000	45,524	(46,524)	-	-	-
March 2011 at $0.047 per share	1,000,000	1,000	46,752	(47,752)	-
Capital stock subscribed with
short-term debt:
November 2010 at $0.047 per share	-	-	-	139,572	-	-	139,572
November 2010 at $0.049 per share	-	-	-	24,490	-	-	24,490
Capital stock issued for oil and
gas properties:
November 2010 at $0.09 per share	1,000,000	1,000	89,000	-	-	-	90,000
Compensation expense paid by
stock option and grant issuance	-	-	74,772	-	-	-	74,772
Net loss	-	-	-	-	-	(14,573,721)	(14,573,721)
Other comprehensive loss -
Cumulative currency transalation adjustment					(29)		(29)
Total comprehensive loss	-	-	-	-	-	-	(14,573,750)
Balance, August 31, 2011	454,667,726	454,668	42,445,865	824,600	(29)	(18,942,564)	24,782,540
Capital stock issued for services:
September 2011 at $0.162 per share	5,100,000	5,100	819,500	(824,600)	-	-	-
November 2011 at $0.117 per share	500,000	500	58,000	-	-	-	58,500
Compensation expense paid by
stock option and grant issuance	-	-	179,786	-	-	-	179,786
Net loss	-	-	-	-	-	(1,827,290)	(1,827,290)
Other comprehensive loss -
Cumulative currency translation adjustment					(568)		(568)
Total comprehensive loss	-	-	-	-	(597)	-	(1,827,858)
Balance, February 29, 2012	460,267,726	$460,268	$43,503,151	$-	$(597)	$(20,769,854)	$23,192,968

The accompanying notes are an integral part of these consolidated financial statements.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
 February 29, 2012
(Unaudited)

Note 1 – Organization and Basis of Presentation

Gulf United Energy, Inc. (“Gulf United” or the “Company”), together with its 100% owned subsidiaries, is an international oil and gas exploration and production (“E&P”) company concentrating on opportunities in South America. The Company currently has limited operations and is a development stage company as defined by the Financial Accounting Standards Board (FASB) Accounting Standards for Development Stage Entities.   The Company was incorporated in the State of Nevada on September 19, 2003.   Gulf United’s asset portfolio includes participation in two hydrocarbon exploration blocks operated by SK Innovation Co. Ltd. (“SK Innovation” – Formerly SK Energy, Ltd.).   SK Innovation is a subsidiary of SK Innovation Group, one of South Korea’s top five industrial conglomerates.  SK Innovation is Korea’s largest petroleum refiner and is currently active in 29 blocks in 16 countries.  The Company also has a participating interest in Block XXIV Peru and the Peru TEA operated by Upland Oil and Gas.

Interim Financial Statements

In the opinion of management, the accompanying consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of operating results for the interim periods presented. The Company assumes that the users of the interim financial information herein have read or have access to the audited financial statements for the preceding fiscal year and that the adequacy of additional disclosures needed for a fair presentation may be determined in that context.  Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. These consolidated financial statements should be read in connection with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2011, filed on November 29, 2011.  The results of operations presented for the quarter ended February 29, 2012 are not necessarily indicative of the results to be expected for the year.  Interim financial data presented herein are unaudited.

These financial statements have been prepared on a going concern basis. The Company has incurred losses since inception resulting in an accumulated deficit of $20,769,854 and further losses are anticipated in the development of our business raising substantial doubt about the Company’s ability to continue as a going concern. Our ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.  The Company raised substantial equity and debt during the year ended August 31, 2011.  Notwithstanding, we do not have any credit facilities available with financial institutions, stockholders or third party investors, and will continue to rely on best efforts debt and equity financings.  There is no assurance that we can raise additional debt or equity capital from external sources.  The Company has no control over the amount of funds that it may receive in financings and the time frame in which they may be received. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
February 29, 2012
(Unaudited)

Note 2 – Summary of Significant Accounting Policies

Basis of Accounting

The Company maintains its accounts on the accrual method of accounting in accordance GAAP. The accompanying consolidated financial statements of the Company have been prepared in accordance with GAAP and the rules of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments necessary for a fair presentation of consolidated financial position and the results of operations have been reflected herein.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk at this time consist principally of cash.  The Company places its cash with high credit quality financial institutions.  At times, such amounts may exceed FDIC limits; however, these deposits typically may be redeemed upon demand and therefore bear minimal risk.  In monitoring this credit risk, the Company periodically evaluates the stability of the financial institutions.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Certain of our more critical accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, terms of existing contracts, and our observance of trends in the industry and information available from other outside sources, as appropriate. Different, reasonable estimates could have been used in the current period.  Additionally, changes in accounting estimates are reasonably likely to occur from period to period. These, and other, factors could have a material impact on the presentation of our financial condition, changes in financial condition or results of operations.

Cash

Cash includes cash in a demand deposit account and a money market account with a Houston bank.  In addition, the Company has established a cash account in Bogota, Colombia as required by local regulations.  This account is maintained in Colombian pesos.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts payable, accrued liabilities and debt.  It is management’s opinion that the Company is not exposed to significant interest or credit risks arising from these instruments. The fair value of these financial instruments approximates their carrying values.

The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest and discount rates that approximate prevailing market rates.  In determining fair values, there are three levels of inputs used to determine value.  Level 1 inputs are quoted prices in active markets for identical assets and liabilities.  Level 2 inputs are inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.  Level 3 inputs are unobservable inputs which include risk inherent in the asset or liability.

Software License and Fixed Assets

The value of the software license and other fixed assets (computer equipment) is stated at cost. Depreciation is computed using the straight-line method over the thirty six-month estimated useful life of the software and other fixed assets.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
February 29, 2012
(Unaudited)

Any costs associated with maintenance and upgrades will be charged to expense as incurred. When the asset is retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period; significant renewals and betterments are capitalized.  Deductions are made for retirements resulting from renewals or betterments.

Impairment of Long-lived Assets

The Company evaluates impairment when events or circumstances indicate that a long-lived asset’s carrying value may not be recovered.  These events include market declines, decisions to sell an asset and adverse changes in the legal or business environment.  If events or circumstances indicate that a long-lived asset’s carrying value may not be recoverable, the Company estimates the future undiscounted cash flows from the asset for which the lowest level of separate cash flows may be determined, to determine if the asset is impaired.  If the total undiscounted future cash flows are less than the carrying amount for the asset, the Company estimates the fair value of the asset through reference to sales data for similar assets, or by using a discounted cash flow approach.  The asset’s carrying value is then adjusted downward to the estimated fair value.  These cash flow estimates and assumptions could change significantly either positively or negatively.  At February 29, 2012, management did not believe that any impairment exists with respect to its long-lived assets.

Inflation

The Company's results of operations have not been significantly affected by inflation and management does not expect inflation to have a significant effect on its operations in the foreseeable future.

Oil and gas properties

The Company follows the full cost method of accounting for its oil and gas properties, whereby all costs incurred in connection with the acquisition, exploration for and development of petroleum and natural gas reserves, if any, are capitalized. Such costs include costs of acquisition, geological and geophysical activities, rentals on non-producing leases, drilling, completing and equipping of oil and gas wells and administrative costs directly attributable to those activities and asset retirement costs. Disposition of oil and gas properties will be accounted for as a reduction of capitalized costs, with no gain or loss recognized unless such adjustment would significantly alter the relationship between capital costs and proved reserves, if any, of oil and gas, in which case the gain or loss will be recognized in the consolidated statements of operations.

As of February 29, 2012, the Company had oil and gas property investments in the amount of $25,245,717 that are excluded from depletion because reserves have not been proven to be associated with those properties.  If any proved reserves are found and when its quantity can be estimated, costs in excess of the present value of estimated future net revenues will be charged to impairment expense. The Company will apply the full cost ceiling test on a quarterly basis on the date of the latest consolidated balance sheet presented. It is not known at this time if any recoverable reserves of oil and gas exist.  As of the date of this report and based upon all the known facts and circumstances, management does not believe that any impairment exists with respect to oil and gas properties.

Asset retirement costs will be recognized when an asset is placed in service and will be included in the amortization base and will be amortized over proved reserves, if any, using the units of production method.  Depletion of proved oil and gas properties will be calculated on the units-of-production method based upon estimates of proved reserves, if any. Such calculations include the estimated future costs to develop proved reserves, if any. Costs of unproved properties are not included in the costs subject to depletion. These costs will also be assessed quarterly for impairment.

Asset Retirement Obligation

GAAP requires that an asset retirement obligation (ARO) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which it is incurred and becomes determinable. Under this method, when liabilities for dismantlement and abandonment costs, excluding  salvage values, are initially recorded, the carrying amount of the related oil and natural gas properties is increased.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
February 29, 2012
(Unaudited)

The fair value of the ARO asset and liability is measured using expected future cash outflows discounted at the Company’s credit-adjusted risk-free interest rate. Accretion of the liability is recognized each period using the interest method of allocation, and the capitalized cost is depleted using the units of production method.  Should either the estimated life or the estimated abandonment costs of a property change materially upon the Company’s quarterly review, a new calculation is performed using the same methodology of taking the abandonment cost and inflating it forward to its abandonment date and then discounting it back to the present using the Company’s credit-adjusted, risk-free rate.

The carrying value of the asset retirement obligation is adjusted to the newly calculated value, with a corresponding offsetting adjustment to the asset retirement cost related to oil and gas property accounts.  At February 29, 2012, the Company has no material asset retirement obligations.

Basic Loss per Share

The Company is required to provide basic and diluted earnings (loss) per common share information.  The basic net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding.  Diluted net loss per common share is computed by dividing the net loss applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the period ended February 29, 2012, there were no potentially dilutive securities issued, therefore, diluted net loss per common share equals basic net loss per share.  Common stock subscribed was not included in diluted earnings per share because the results were anti-dilutive. During the twelve months ended August 31, 2011, the Company issued five-year warrants to purchase up to 1 million shares of common stock at an exercise price of $0.30.  In addition, on June 14, 2011 the Company adopted the 2011 Stock Incentive Plan under which the Company may issue stock grants and stock options to Company employees, directors and consultants up to 45,000,000 shares which may not exceed 1,000,000 shares to any individual during any fiscal year.  These stock grants and stock options generally vest over a three-year period, beginning on the first anniversary from the date of each grant.  As of February 29, 2012, the Company has granted a total of 1,950,000 shares in restricted stock grants and stock options to purchase 3,500,000 shares at a weighted average exercise price of $0.31 per share.

Potential dilutive securities as of February 29, 2012 have been considered, but the potential dilutive effect of these securities is not believed to be material and would be anti-dilutive.  The Company reported net losses in the six months ended February 29, 2012 as well as a cumulative net loss; accordingly, the effects of any additional shares would be anti-dilutive.  The weighted average number of common and common equivalent shares outstanding was 459,901,059 for the six months ended February 29, 2012.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Gulf United Energy, Inc. and its wholly-owned subsidiaries, Gulf United Energy del Peru, Ltd., Gulf United Energy Cuenca Trujillo, Ltd. and Gulf United Energy de Colombia, Ltd. as of February 29, 2012.  All significant inter-company transactions and balances have been eliminated in the consolidation.

Accounting for Uncertain Tax Positions

GAAP provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an entity’s financial statements.  GAAP requires an entity to recognize the financial statement impact of a tax position when it is more likely that not that the position will be sustained upon examination. The Company believes that all significant tax positions utilized by the Company will more likely than not be sustained upon examination.  As of the period ended February 29, 2012, the tax years that remain subject to examination by the major tax jurisdictions under the statute of limitations are from the fiscal year 2008 forward (with limited exceptions). Tax penalties and interest, if any, would be accrued as incurred and would be classified as tax expense in the consolidated statements of operations.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
February 29, 2012
(Unaudited)

Stock-Based Compensation Arrangements

GAAP requires all share-based payments to employees, including grants of employee stock options, to be based on their fair values.  In accordance with the provisions of GAAP, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award.  The Company recognizes compensation cost net of a forfeiture rate and recognizes the compensation cost for only those awards expected to vest on a straight-line basis over the requisite service period of the award, which is generally the vesting term.  The Company estimated the forfeiture rate based on its historical experience and its expectations of future forfeitures.  We currently expect no forfeitures. This stock-based compensation is recognized as general and administrative expense over the employee’s requisite service period (generally the vesting period of the equity award). We apply the fair value method in accounting for stock option grants using the Black-Scholes Method.

We grant restricted stock and stock options to employees and directors as incentive compensation. The restricted stock and options generally vest over three years, beginning on the first anniversary of the grant date. The vesting of these shares and options is dependent upon the continued service of the grantees with Gulf United Energy, Inc. Upon the occurrence of a change in control, each outstanding share of restricted stock and stock option will immediately vest.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The following summarizes the assumptions used in the option-pricing model and the method for determining the assumptions:

	2011	Method of Determining Assumptions
Risk-free rate	1.67%; 0.89%	U.S. treasury yield for 5-year treasury notes in effect at June 14, 2011 and November 1, 2011, respectively.
Expected years until exercise	5.00	Full option term
Expected stock volatility	100%; 94%	Historical Gulf United Energy, Inc. volatility at August 31, 2011 and November 1, 2011, respectively.
Dividend yield	-	Historical record and plan

At February 29, 2012, total compensation cost related to non-vested options and awards not yet recognized is approximately $1.09 million and is expected to be recognized over a period of less than three years.

Stock Options

Information relating to stock options is summarized as follows:

		Weighted	Weighted
	Number of	Average	Average
	Shares	Exercise	Contractual	Aggregate
	Underlying	Price per	Life in	Intrinsic
	Options	Share	Years	Value

Balance outstanding - August 31, 2011	3,000,000	$0.32	4.6	$725,764
Granted	500,000	0.27	5.0	89,694
Exercised	-
Forfeited	-
Expired	-

Balance outstanding - February 29, 2012	3,500,000	$0.31	4.7	$815,458

Currently exercisable — February 29, 2012	-	$0.00		$-

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
February 29, 2012
(Unaudited)

The weighted average grant-date fair value of options granted during the six months ended February 29, 2012 was $0.27 per share.

Restricted Stock Awards

At February 29, 2012, our employees and directors had been awarded 1.95 million restricted shares of our common stock that vest over the service period of up to three years. The restricted stock awards were valued based on the closing price of our common stock on the measurement date, typically the date of grant, and compensation expense is recorded on a straight-line basis over the restricted share vesting period.

The following table summarizes the restricted stock awards activity during the six months ended February 29, 2012:

		Weighted
		Average Grant
		Date Fair
	Number of	Value per
	Shares	Share

Balance outstanding — August 31, 2011	1,200,000	$0.32
Granted	750,000	0.29
Vested	0	-
Forfeited	0	-

Balance outstanding — February 29, 2012	1,950,000	$0.31

Total grant date fair value of shares vesting during the period	0	$-

Non-cash stock-based compensation expense was $179,786 for the six months ended February 29, 2012, and $74,772 for the year ended August 31, 2011.

Recently Issued Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS  (ASU 2011-04), which amends ASC 820, Fair Value Measurement. ASU 2011-04 does not extend the use of fair value accounting, but provides guidance on how it should be applied where its use is already required or permitted by other standards within U.S. GAAP or International Financial Reporting Standards (IFRS). ASU 2011-04 changes the wording used to describe many requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Additionally, ASU 2011-04 clarifies the FASB’s intent about the application of existing fair value measurements. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011 and is applied prospectively. The Company is still evaluating whether adoption of ASU 2011-04 will have an impact on the Company’s 2012 consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220)-Presentation of Comprehensive Income.  ASU 2011-05 requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income.  ASU 2011-05 is effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2011.  The adoption of this standard is not expected to impact the Company’s consolidated results of operations, cash flows or financial position.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
February 29, 2012
(Unaudited)

Note 3 - Investments

Investment in Joint Venture Entities - Sold

As reported in the Company’s Form 8K filed with the Securities and Exchange Commission on November 5, 2010, the Company closed on an agreement with its former joint venture partner, Cia. Mexicana de Gas Natural, S.A. de C.V., to sell all of the Company’s shares in Fermaca LNG de Cancun, S.A. de C.V. and Fermaca Gas de Cancun, S.A. de C.V. for a total amount of $1,000,000 of which $50,000 was paid upon entry into the sale agreement, $150,000 of which was paid at the close of the transaction, $120,000 of the next $150,000 was paid as of February 28, 2011 with the remaining $30,000 paid in March, 2011.   Because the Company is no longer involved in any downstream oil and gas activities, and because the Company has no further involvement in the joint ventures, the amounts related to the joint ventures have been reclassified to discontinued operations in accordance with GAAP. The next installment of $150,000 was due on May 1, 2011 and the following $150,000 installments were due on August 1, 2011 and November 1, 2011.  The final payment of $200,000 was due February 1, 2012.  As of April 5, 2012, none of these installments have been paid. No interest accrues on the installments; however, the contract provides for 7% interest to be paid on late payments.  Management is currently negotiating an extended repayment schedule; however, there is no certainty that all or any of the installments will be paid.  We have recognized payments as gain on the sale of the joint venture investment as the sales proceeds are received.  Because the sale of the joint venture interests ended the Company’s investments in pipeline and LNG infrastructure, the gain from the sale and the impairment losses have been reclassified to discontinued operations.  As of February 29, 2012, the unrecorded present value of the $650,000 cannot be determined because the timing of the payments, if any, is uncertain.

Investments in oil and gas properties

Colombia CPO-4

On July 30, 2010, the Company entered into a farmout agreement with SK Innovation pursuant to which, the Company, through its wholly owned subsidiary, Gulf United Energy de Colombia Ltd., acquired the right to earn an undivided twelve and one-half percent (12.5%) participation interest in the CPO-4 block located in the Llanos Basin of Colombia.  The assignment of the interest in CPO-4 is conditioned upon the approval by the National Hydrocarbon Agency of Colombia (“ANH”) and the Republic of Korea.

To date, we have not obtained the written approvals from the Republic of Korea or the ANH. The approval from the Republic of Korea will be requested after the Company has received the approval from the ANH. The farmout agreement with SK Innovation, as amended, requires these approvals by April 30, 2012. Pursuant to the existing farmout with SK Innovation, if the Company does not receive the approvals by April 30, 2012, the agreement calls for a thirty day grace period during which the Company and SK Innovation have agreed to negotiate an amendment to the farmout agreement on mutually agreeable terms.   As SK Innovation has already twice extended the arbitrary cut-off date set forth in the farmout agreement, including the most recent extension to April 30, 2012, we believe that the Company and SK Innovation have a good working relationship.  If the Company and SK Innovation are unable to agree upon any additional amendments during such thirty day grace period, SK Innovation has the right to terminate the farmout agreement. If SK Innovation elects to exercise its termination right as the result of the failure to obtain the written approvals from the ANH or the Republic of Korea, the Company’s interest in Block CPO-4 will be deemed re-assigned back to SK Innovation, and the Company will have the right to have returned any amounts paid under the farmout agreement, without interest ($9,309,003 has been paid through February 29, 2012). The Company has paid SK its share of past costs and will pay SK its proportionate share of on-going costs and an additional twelve and one-half percent (12.5%) of seismic acquisition costs. The Company will pay a total of twenty-five percent (25%) of seismic acquisition costs.

Peru Z-46

On July 13, 2010, the Company entered into a farmout agreement with SK Innovation pursuant to which the Company will pay to SK Innovation approximately $2,914,917 for past costs and expenses incurred through May 31, 2010 to earn an undivided forty percent (40%) participation interest in Block Z-46.  The payment for past costs is due within thirty (30) days after receipt of the final approval from Perupetro S.A.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
February 29, 2012
(Unaudited)

The Company has paid and will pay SK Innovation its proportionate share of on-going costs and an additional thirty-five percent (35%) of seismic acquisition costs (the Company pays a total of seventy five percent (75%) of certain seismic acquisition costs).  The assignment of the participation interest in Block Z-46 is conditioned upon the approval of the assignment by Perupetro.  Pursuant to the existing farmout with SK Innovation, if the Company does not receive the Perupetro approval by May 30, 2012, the agreement calls for a thirty day grace period during which the Company and SK Innovation have agreed to negotiate an amendment to the farmout agreement on mutually agreeable terms.  As SK Innovation has already extended the arbitrary cut-off date set forth in the farmout agreement, including the most recent extension to May 30, 2012, we believe that the Company and SK Innovation have a good working relationship.   If the Company and SK Innovation are unable to agree upon any additional amendments during such thirty day grace period, SK Innovation has the right to terminate the agreement. If SK Innovation elects to exercise its termination right, the Company’s interest in Block Z-46 will be deemed re-assigned back to SK Innovation, and the Company will have the right to have returned any amounts paid under the farmout agreement, without interest ($5,586,941 has been paid through February 29, 2012).

Peru Block XXIV and TEA

On July 31, 2010, the Company entered into an amendment to the participation agreement dated March 12, 2010 covering blocks XXIV Peru and the Peru TEA. Under the terms of the amendment, the Company acquired an undivided 5% working interest in Block XXIV and an undivided 2% working interest in the Peru TEAs.

Block XXIV is located in the Sechura/Talara Basin in Peru.  Block XXIV consists of 276,137 gross acres (13,807 net) of which approximately 80,000 are offshore and 196,000 are onshore.  The offshore portion of the block is highly prospective.  During 2011, Upland acquired 200 km of 2D seismic data on Block XXIV which is currently in processing.

Technical Evaluation Areas I, II, III, and IV of the Peru TEA are contiguous blocks that together comprise 40,321,163 gross acres (806,423 net).  The Peru TEA runs south on the western flank of the Andes Mountains from the border with Ecuador to near Lima.  This greenfield opportunity will require geological evaluation, including the acquisition of aeromagnetic survey and 2-D seismic data, before we evaluate drilling opportunities.  During 2011, Upland completed a gravity aeromagnetic and satellite imaging study on the TEA which will be used to narrow the areas of interest for further geologic study.

At February 29, 2012, the Company does not have the cash or other resources to fund all of the costs described above, which are summarized below.  At February 29, 2012, the Company’s investment in oil and gas properties and estimated remaining fiscal 2012 commitments are as follows:

		Remaining
	Total Costs	Fiscal 2012
	To Date	Commitment

Block XXIV and TEA – Peru	$4,306,367	$700,000
Block Z-46 – Peru	8,566,240	3,725,000
CPO-4 – Colombia	12,373,110	6,920,000
	$25,245,717	$11,345,000

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
February 29, 2012
(Unaudited)

As of the date of this report and based upon all the known facts and circumstances, management does not believe that any impairment exists with respect to these properties.

Note 4 – Stockholders’ Equity

Preferred Stock

As of February 29, 2012, the Company has authorized 50 million shares of blank check preferred stock, none of which are issued and outstanding.  Our board of directors has the authority, without action by the shareholders, to designate and issue preferred stock in one or more series.  Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock.

Common Stock

As of February 29, 2012, the Company had 460,267,726 shares of its $0.001 par value common stock issued and outstanding.  The following schedule is a summary of the transactions in the Company’s common stock since August 31, 2011:

Total shares issued and outstanding as of August 31, 2011:		454,667,726
Shares previously subscribed for services rendered	September, 2011	5,100,000
Shares issued for services to be rendered	November, 2011	500,000

Total shares issued and outstanding as of February 29, 2012:		460,267,726

Note 5 – Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not.  The Company has incurred tax net operating losses of approximately $17,997,000 which commence expiring in 2023 if not previously utilized. In accordance with GAAP, the Company is required to compute tax asset benefits for net operating loss carryforwards. The potential benefit of net operating loss carryforwards has been offset by a valuation allowance in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The valuations of the tax loss carryforward and the valuation allowance thereon were as follows:

	February 29, 2012	August 31, 2011
Net operating loss carryforward benefit	$6,119,113		$5,558,982
Stock-based compensation expense	86,550		25,422
Loss from discontinued operations	544,411		544,411
Total deferred tax asset	6,750,094		6,128,815
Less: Valuation allowance	(6,750,094)		(6,128,815)
Net deferred tax asset	$-	$	-.

A reconciliation between the Company’s effective tax rate and the U.S. statutory tax rate is as follows:

	Six Months Ended	Year Ended
	February 29, 2012	August 31, 2011
Provision for taxes (benefit) at U.S. statutory rate	$(621,279)	$(4,955,065)
Increase in deferred tax asset valuation allowance	621,279	4,955,065 .
Effective taxes	$-	$-
Effective tax rate	0%	0%

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
February 29, 2012
(Unaudited)

At February 29, 2012, the Company had approximately $17,997,000 of federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income.  The federal net operating loss carryforwards expire on various dates from 2023 through 2031. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances.  Events which may cause limitations in the amount of net operating losses the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50 percent over a three-year period.

The Company has determined that an ownership change has occurred.  Because of ownership change, utilization of the net operating loss carryforwards may be subject to an annual limitation under Section 382 of the Internal Revenue Code, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforwards before utilization.  Further, until a study is completed and any limitations known, no amounts are being considered as an uncertain tax position or disclosed as an unrecognized tax benefit. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefit will not impact its effective tax rate.  Any carryforwards that will expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance.

Note 6 – Loans Payable to Related Parties

Notes payable to related parties consists of the following as of February 29, 2012 and August 31, 2011:

Unsecured loans to related parties	$26,574

Two stockholders and former directors of the Company provided these loans.  The loans are non-interest bearing, unsecured and payable upon demand.

Note 7 – Shareholder Loans Payable and Accrued Interest

Unsecured loans and accrued interest payable to shareholders at February 29, 2012 and August 31, 2011:

	February 29, 2012	August 31, 2011
Short-term debt	$-	$1,400,000
Less: total note discount for stock issued	-	(623,232)
Add: amortization of note discount	-	512,955
Add: accrued interest	-	99,911
Total shareholder loans payable and accrued interest	$-	$1,389,634

During the six months ended February 29, 2012, the Company used cash to retire short-term notes which totaled approximately $1,400,000 as of August 31, 2011.

The notes bore interest at 8% annually with all interest and principal due at maturity.  The notes were discounted based on the fair market value of the common stock received (determined with the assistance of an independent valuation expert) as a percentage of the total fair market value of all consideration received.  The resulting note discount was amortized as additional interest expense over the twelve month life of each note and was calculated based on a normal amortization schedule using the interest method.

The weighted average interest rates on shareholder loans payable based on the face amount of the debt at February 29, 2012 and August 31, 2011 were 0% and 8.0%, respectively.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
February 29, 2012
(Unaudited)

Note 8 - Commitments and Contractual Obligations

Oil and Gas Investment Commitments

Colombia Block CPO-4

In July 2011, the Company spudded the Tamandua-1.  SK Innovation, as operator, has permitted additional drilling locations and drilling activities will continue on the block upon the completion of the Tamandua-1 well.   The well is being drilled in an area where seismic data suggests the existence of multiple stacked sands (for example the C-9, Mirador, Guadalupe, Gacheta, and Une).  The C-7 section is the shallowest sand section where hydrocarbons were initially expected.  The C-9 section, at a depth of approximately 13,290 feet, through the Une sands at a depth of approximately 15,600 feet (the deepest sections), are the primary objective sands in the well.  During the period covered by this Form 10-Q, while drilling the C-7 and C-9 sections, the well experienced what is believed to be strong hydrocarbon shows and an inflow of gas. The operator elected to cement 7-inch casing from the C-6 to the C-10 to better control these overpressured sections of the well. With the casing set, the operator drilled through the remaining primary objectives (Mirador, Guadalupe, Gacheta, and Une) to a total depth of 15,562 feet, See Note 10 - Subsequent Events.

Peru Block Z-46

On December 31, 2010, we began acquiring an additional 2,904 kilometers of infill 2-D seismic data focused in the southern portion of the block where several 2-D defined Tertiary prospects are stacked with 2-D defined Paleozoic prospects.  Based on the results of the new 2-D seismic data, we plan to acquire 3-D seismic data in early fiscal year 2013 to be used in the selection of drilling locations.  No independent engineering estimates have been prepared at this time.  Pursuant to existing agreements, under the work plan and budget, our remaining current obligation on Z-46 during fiscal 2012 is approximately $3.7 million and approximately $13.0 in fiscal 2013.  See Note 10 – Subsequent Events.

Peru Block XXIV and TEA

Block XXIV is located in the Sechura/Talara Basin in Peru.  Block XXIV consists of 276,137 gross acres (13,807 net) of which approximately 80,000 are offshore and 196,000 are onshore.  The offshore portion of the block is highly prospective.  During 2011, Upland acquired 200 km of 2D seismic data on Block XXIV which is currently in processing.  Going forward, Upland will conduct further geologic studies to determine one or two seismically defined drilling locations.    Based on a rough cost estimate from Upland, our expected commitment for fiscal 2012 is estimated at $200,000.

Technical Evaluation Areas I, II, III, and IV of the Peru TEA are contiguous blocks that together comprise 40,321,163 gross acres (806,423 net).  The Peru TEA runs south on the western flank of the Andes Mountains from the border with Ecuador to near Lima.  This greenfield opportunity will require geological evaluation, including the acquisition of aeromagnetic survey and 2-D seismic data, before we evaluate drilling opportunities.  During 2011, Upland completed a gravity aeromagnetic and satellite imaging study on the TEA which will be used to narrow the areas of interest for further geologic study.  Based on a rough cost estimate from Upland management, our expected remaining commitment for fiscal 2012 is estimated at $500,000.

Agreement with our former Chief Executive Officer (CEO)

On March 1, 2010, the Company entered into a two-year agreement with Mr. Don Wilson, our former CEO, for services to be rendered subsequent to March 1, 2010.  Under the agreement, the Company was obligated to pay Mr. Wilson $180,000 before the end of calendar year 2011 as consulting expense once he resigned as Chief Executive Officer and sole director in September 2010.  Payments under the agreement were completed in December 2011.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
February 29, 2012
(Unaudited)

During 2011, Upland completed a gravity aeromagnetic and satellite imaging study on the TEA which will be used to narrow the areas of interest for further geologic study.  Based on a rough cost estimate from Upland management, our expected remaining commitment for fiscal 2012 is estimated at $500,000.

Agreement with our former Chief Executive Officer (CEO)

On March 1, 2010, the Company entered into a two-year agreement with Mr. Don Wilson, our former CEO, for services to be rendered subsequent to March 1, 2010.  Under the agreement, the Company was obligated to pay Mr. Wilson $180,000 before the end of calendar year 2011 as consulting expense once he resigned as Chief Executive Officer and sole director in September 2010.  Payments under the agreement were completed in December 2011.

Software license agreement

In March, 2010, the Company began paying a twelve-month software license agreement with Seismic Micro-Technology for seismic analysis software.  The license agreement was entered into on February 23, 2010, was payable in twelve monthly installments of $5,213 beginning March 25, 2010 for a total cost of $62,563, which is being depreciated over a thirty-six month useful life.  In February, 2011, the Company paid an annual fee of $8,885 in order to receive software maintenance and upgrades.  This amount is being expensed over twelve months.

Entry into Employment Agreement

On December 11, 2011, the Company entered into an employment agreement with Mr. David Pomerantz, the Company’s chief financial officer.  The initial term of the employment agreement begins November 1, 2011, expires on July 11, 2012, and may be terminated at any time by the Company upon 30 days prior written notice.  Under the agreement, Mr. Pomerantz will be paid an annual salary of $200,000 and may earn bonuses at the sole discretion of the board of directors and will be eligible to participate in the Company’s benefit plans.  As an inducement to enter into the employment agreement, Mr. Pomerantz was granted a five year option to purchase up to 500,000 shares of common stock at $0.27 per share and 200,000 shares of restricted stock at $0.27 per share pursuant to the Company’s 2011 Stock Incentive Plan.  Both the options and the restricted stock vest 1/3 annually, beginning on the first anniversary of the grant date.

Entry into Consulting Agreements

Effective November 1, 2011, the Company entered into a one-year consulting agreement with a third party consultant pursuant to which he will provide advice to the board of directors relating to certain of the Company’s strategic and business development activities.  In consideration for providing the consulting services, the consultant received 500,000 shares of the Company’s restricted common stock valued at an estimated $58,500.

The Company and James M. Askew, a related party, entered into a consulting agreement, dated as of July 11, 2011.  Effective September 1, 2011, his consulting agreement was amended such that the Company will pay a monthly cash fee of $10,000 per month, beginning September 1, 2011 until the expiration or termination of the one-year agreement.

Payment of Discretionary Bonus

In December 2011, the Compensation Committee of the Board of Directors awarded Mr. Connally, our chief executive officer, a one-time $50,000 cash bonus pursuant to the terms of his employment agreement.  This amount was accrued as of November 30, 2011 and paid in December 2011.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
February 29, 2012
(Unaudited)

Software license agreement

In March, 2010, the Company began paying a twelve-month software license agreement with Seismic Micro-Technology for seismic analysis software.  The license agreement was entered into on February 23, 2010, was payable in twelve monthly installments of $5,213 beginning March 25, 2010 for a total cost of $62,563, which is being depreciated over a thirty-six month useful life.  In February, 2011, the Company paid an annual fee of $8,885 in order to receive software maintenance and upgrades.  This amount is being expensed over twelve months.

Entry into Employment Agreement

On December 11, 2011, the Company entered into an employment agreement with Mr. David Pomerantz, the Company’s chief financial officer.  The initial term of the employment agreement begins November 1, 2011, expires on July 11, 2012, and may be terminated at any time by the Company upon 30 days prior written notice.  Under the agreement, Mr. Pomerantz will be paid an annual salary of $200,000 and may earn bonuses at the sole discretion of the board of directors and will be eligible to participate in the Company’s benefit plans.  As an inducement to enter into the employment agreement, Mr. Pomerantz was granted a five year option to purchase up to 500,000 shares of common stock at $0.27 per share and 200,000 shares of restricted stock at $0.27 per share pursuant to the Company’s 2011 Stock Incentive Plan.  Both the options and the restricted stock vest 1/3 annually, beginning on the first anniversary of the grant date.

Entry into Consulting Agreements

Effective November 1, 2011, the Company entered into a one-year consulting agreement with a third party consultant pursuant to which he will provide advice to the board of directors relating to certain of the Company’s strategic and business development activities.  In consideration for providing the consulting services, the consultant received 500,000 shares of the Company’s restricted common stock valued at an estimated $58,500.

The Company and James M. Askew, a related party, entered into a consulting agreement, dated as of July 11, 2011.  Effective September 1, 2011, his consulting agreement was amended such that the Company will pay a monthly cash fee of $10,000 per month, beginning September 1, 2011 until the expiration or termination of the one-year agreement.

Payment of Discretionary Bonus

In December 2011, the Compensation Committee of the Board of Directors awarded Mr. Connally, our chief executive officer, a one-time $50,000 cash bonus pursuant to the terms of his employment agreement.  This amount was accrued as of November 30, 2011 and paid in December 2011.

Note 9 - Related Party Transactions

As described in footnote 8 above, the Company and James M. Askew entered into an amendment to his consulting agreement pursuant to which the Company will pay Mr. Askew a monthly cash fee of $10,000 per month, beginning September 1, 2011 until the expiration or termination of the agreement.  During the six months ended February 29, 2012, Mr. Askew was paid $60,000 under his agreement and the Company recognized $59,043 in travel expenses payable to Mr. Askew.

Rodeo Resources, Ltd., a related party, was paid $15,011 in general and administrative expenses during the six months ended February 29, 2012.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
February 29, 2012
(Unaudited)

Note 10 – Subsequent Events

As reported in the Company’s Form 8-K dated March 2, 2012, conditions in the bottom-hole of the Tamandua-1 well, including extreme heat and sloughing shales, prevented the operator from casing or collecting additional evaluation data below 13,913 feet. SK Innovation had elected to test the C7 and the C9 sections of the Tamandua #1 well. The initial test results on the C-9 were incomplete due to conditions in the wellbore. The operator therefore elected to suspend testing in the C-9 section. Following the decision to set a plug in the C-9 section, the Company and the other non-operating working interest owner began testing procedures in the C-7 section. After the wellbore in the C-7 section had been sufficiently cleaned, a series of cased-hole logs were run.

On April 16, 2012, the Company was notified by the other non-operating working interest owner that, despite the Company's recommendation for further testing, it has elected to forgo further testing of the Tamandua #1 well. The Company has decided that it is impractical to pursue additional testing at its sole risk at this time. Given the fact that hydrocarbons were encountered in the wellbore, the Company has been informed by the operator that the well will be temporarily abandoned to allow re-entry for future testing and evaluation. The Company and the other working interest owners will now begin preparations to mobilize the rig to the second drill site on CPO-4.

Also as reported on the Company’s Form 8-K dated March 16, 2012, on March 13, 2012, the Company received a certificate of qualification from Perupetro, which sets forth Perupetro's determination that the Company has the legal, technical, economic, and financial capacity to assume the assignment from SK Innovation Co. Ltd. of the working interest in Block Z-46.  Receipt of the letter of qualification is a milestone in receiving the ultimate approval of the assignment to the Company of the working interest in Z-46, and is subject to official ratification and issuance of a Supreme Decree by the government of the Republic of Peru.

On April 19 and April 20, 2012, the Company consummated a private offering under 4(2) of the Securities Act of 1933, as amended, pursuant to which it sold to accredited investors 88,250,000 shares of its unregistered common stock at a purchase price of $0.08 per share for gross proceeds of $7,060,000 and net proceeds of approximately $6,802,000. The Company plans to file a registration statement related to these shares at the earliest practicable date.

GULF UNITED ENERGY, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Consolidated Financial Statements
February 29, 2012
(Unaudited)

Note 11 – Supplemental Disclosures – Consolidated Statements of Cash Flows

Supplemental Disclosure of Non-Cash, Investing and Financing Activities:

	Six months ended February,		Period From Inception Through
	2012	2011	February 29, 2012

Investment advances paid from shareholder loans	$-	$-	$1,263,985
Capital stock issued for investment in joint venture projects	$-	$-	$687,225
Capital stock issued or subscribed for services	$19,500	$8,511,800	$9,977,605
Capital stock issued for prepaid expenses/services	$39,000	$-	$39,000
Capital stock issued for oil and gas properties	$-	$90,000	$3,646,000
Capital stock issued or subscribed in connection with short-term notes	$-	$623,232	$1,809,023
Interest forgiven on shareholder loan payable	$-	$-	$631,444
Capital stock issued in conversion of shareholder loan	$-	$-	$400,000
Capital expenditures acquired with accounts payable	$-	$-	$31,282

Settlement of loan payable by assignment of investment:
Loan payable	$-	$-	$(200,000)
Investment	$-	$-	$200,000
Warrants issued for non-employee compensation	$-	$464,831	$455,178
Supplemental Disclosure of Cash Flow Information:
Cash paid for:
Interest	$112,000	$328,970	$507,714
Income taxes	$-	$-	$-

3

GULF UNITED ENERGY, INC.

 157,847,060 Shares
of Common Stock

PROSPECTUS

July 12, 2012